UNITED STATES BANKRUPTCY COURT
                          MIDDLE DISTRICT OF LOUISIANA


IN RE:

                                                          CASE NO. 94-11474
CAJUN ELECTRIC POWER
COOPERATIVE, INC.,                                        Chapter 11

DEBTOR.                                                   USDC NO. 94-CV-2763-B2


              AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION FOR
                     CAJUN ELECTRIC POWER COOPERATIVE, INC.
            SUBMITTED JOINTLY BY THE COMMITTEE OF CERTAIN MEMBERS AND
            SOUTHWESTERN ELECTRIC POWER COMPANY DATED MARCH 18, 1998

         The Committee of Certain Members of Cajun Electric Power Cooperative Inc. ("Committee of Certain Members") and Southwestern Electric Power Company ("SWEPCO")(collectively the "Proponents") hereby propose the following plan of reorganization ("Plan") which provides for the liquidation of Cajun Electric Power Cooperative, Inc., the debtor herein ("Debtor" or "Cajun"):

                               SUMMARY OF THE PLAN

         The Proponents have joined together to present to the creditors of Cajun and the Court a Plan that will resolve Cajun's bankruptcy through the sale of Cajun's non-nuclear assets to a SWEPCO affiliate, and the voluntary initiation of new power supply arrangements by and between a SWEPCO affiliate and Cajun's former members. The Plan has the goal of offering competitive wholesale rates to the Cajun member cooperatives ("Members"), while maximizing value to the Cajun estate.

         The Plan provides for the acquisition of Cajun's non-nuclear assets by a subsidiary or affiliate of SWEPCO. The consideration paid under the Plan will be $940.5 million (subject to adjustments as provided in the Asset Purchase Agreement and this Plan). The Plan in addition, includes a settlement of a variety of pending litigation involving the lien claims of the Rural Utilities Service("RUS"). This Plan is the only plan which relies exclusively on the execution of consensual agreements with the Members for the purchase of wholesale power. In addition, the Plan incorporates the River Bend Settlement negotiated among the Proponents and Entergy Gulf States, Inc. ("GSU"). The Plan is the only plan that has the potential to harmonize the distinct perspectives of the Members, the LPSC and the RUS. In short, the Proponents' Plan is the only feasible plan that can be confirmed without years of litigation.

         The distinguishing attribute of the Plan is that it produces competitive wholesale rates to cooperatives serving over one million Louisiana residents and maximizes the value of the Cajun estate. The cooperatives cannot and will not remain viable at non-competitive rates, as evidenced by the bankruptcy of Washington St. Tammany Electric Cooperative, Inc., the insolvency and acquisition of Bossier Rural Electric Membership Corporation, the sale of Teche Electric Cooperative, Inc. to Central Louisiana Electric Company, Inc., and the financial difficulties currently experienced by other cooperatives.

         The Plan includes consensually negotiated average wholesale rates at a competitive level, which would immediately provide significant rate relief to Louisiana ratepayers while also maximizing the value of the estate. Any plan that unilaterally proposes higher, non-competitive and non-consensual rates in an effort to extract excessive value from Louisiana ratepayers would not provide a permanent solution to the substantial rate disparity between cooperatives on the one hand, and investor-owned and municipal utilities on the other hand.

         The Plan provides for an enterprise (hereinafter "SWECO") to be formed by SWEPCO as a wholly owned subsidiary or affiliate to acquire Cajun's non-nuclear assets more specifically defined in the Asset Purchase Agreement (hereinafter the "Acquired Assets"). Under the Plan, SWECO will purchase the Acquired Assets for a price of $940.5 million (subject to adjustments as set forth in the Asset Purchase Agreement and this Plan payable in cash (the "Purchase Price") pursuant to the terms and conditions proposed in an Asset Purchase Agreement.

SWEPCO/Members                                                          Page 2
First Amended Joint Plan of Reorganization

         The Asset Purchase Agreement that will be executed by SWECO shall be substantially in the form of the Asset Purchase Agreement which is attached as
EXHIBIT 1 to the Plan. On the Effective Date of the Plan, the Members and SWECO shall voluntarily enter into new Power Supply Agreements substantially in the form of EXHIBIT 2 attached to the Plan, whereby pursuant to the terms and conditions of the Power Supply Agreements, SWECO shall be obligated to supply the Members, and the Members electing to enter into the Power Supply Agreements shall be obligated to purchase all of their power requirements from SWECO. To the extent that there are any conflicts between the terms of the Plan and the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall control. Unless specifically provided otherwise in the Plan, the Plan generally contemplates that any assets remaining in Cajun after the consummation of the Asset Purchase Agreement and the River Bend Settlement will be (i) liquidated by the Trustee with the proceeds of such liquidation distributed in accordance with the Plan; or (ii) conveyed by the Trustee to the holder of the lien on such assets. The Purchase Price, liquid assets and any proceeds of other assets liquidated by the Trustee shall be distributed in accordance with the terms of this Plan.

         On August 26, 1996, Judge Frank J. Polozola signed an Order and Judgment Approving Settlement by and among Cajun Electric Power Cooperative, Inc., Entergy Gulf States, Inc., Entergy Corporation, and the Rural Utilities Service of the Department of Agriculture (the "Order"). A true and correct copy of the Order is attached as EXHIBIT 3 to the Plan. The settlement approved by the Order (hereinafter the "River Bend Settlement"), among other things: puts an end to years of expensive litigation among Cajun, GSU, and the RUS; provides for the transfer of Cajun's River Bend Interest at the discretion of the RUS to a bidder, the RUS or GSU; provides for the establishment of a Decommissioning Trust Fund; and settles the claims of GSU that put at issue the Trustee's ability to transfer Cajun's non-River Bend assets apart from the River Bend assets and obligations and free and clear of all liens and encumbrances. The Order provides that the settlement could be consummated independent of any plan of reorganization. The Order has been affirmed by the United States Court of Appeals for the Fifth Circuit and GSU has acquired Cajun's River Bend Interest pursuant to the terms of the River Bend Settlement.

         The Committee of Certain Members, SWEPCO and the RUS reached a settlement of certain issues concerning the validity of the liens and security interests of the RUS against the estate. The Amended and Restated Settlement Agreement is attached hereto as EXHIBIT 4 and is incorporated in this Plan as if fully set forth herein. Certain terms of the Amended and Restated Settlement Agreement are effective without Court approval. The terms of paragraphs 4 and 7 require approval of the Court, and the Proponents seek approval of those terms as part of this Plan. This Plan is contingent on approval of the Amended and Restated Settlement Agreement.

                                TERMS OF THE PLAN

                             ARTICLE 1: DEFINITIONS

         1.1 "ACQUIRED ASSETS" is defined in the Asset Purchase Agreement.

         1.2 "ADMINISTRATIVE EXPENSE CLAIM" means any Claim constituting a cost or expense of administration of Cajun's Chapter 11 case incurred on or after the Petition Date of the kind described in Section 503(b) of the Bankruptcy Code, including, without limitation, any fees or charges assessed against Cajun's estate under Chapter 123 of title 28, United States Code, fees and expenses of the Trustee and professionals employed by the Estate, costs and expenses of preserving the Estate, taxes described in Section 503(b)(1)(B) of the Bankruptcy Code, certain employee claims arising after the Petition Date, cure amounts for executory contracts and unexpired leases assumed or assumed and assigned by the Trustee under the Plan.

         1.3 "ALLOWED ADMINISTRATIVE EXPENSE CLAIM" means any Administrative Expense Claim which, after notice and hearing, is determined by Final Order of the Court to be an Administrative Expense Claim entitled to payment in accordance the Bankruptcy Code.

         1.4 "ALLOWED CLAIM" means any Claim against the Debtor, (i) the proof of which was filed on or before the Bar Date; or (ii) that was scheduled by the Debtor as liquidated in amount and not disputed or contingent; and (iii) in either case, a Claim to which no objection is timely filed or that is allowed by a Final Order of the Court.

SWEPCO/Members                                                          Page 3
First Amended Joint Plan of Reorganization

         1.5 "ALLOWED CONVENIENCE CLAIM" means any Allowed Claim originally scheduled by the Debtor in the amount of $20,000 or less.

         1.6 "ALLOWED SECURED CLAIM" means any Allowed Claim to the extent of the value of (i) a lien on the assets which are property of the estate, or (ii) a right of set-off under Code Section 553.

         1.7 "ALLOWED UNSECURED CLAIM" means any Allowed Claim to the extent it is not secured either by a valid, enforceable and unavoidable lien on the Debtor's assets or a right of set-off under Code Section 553.

         1.8 "ASSET PURCHASE AGREEMENT" means the agreement by and between the Trustee and SWECO providing for the sale of the Acquired Assets to SWECO substantially in the form as attached hereto as EXHIBIT 1.

         1.9 "AVOIDANCE ACTIONS" means all direct or derivative rights, claims and causes of action which constitute property of the Estate, including but not limited to claims under Code Sections 506, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 and 553, and any state laws corresponding thereto.

         1.10 "BAR DATE" means October 1, 1995, the date designated by the Court in its Order dated August 21, 1995 as the last day for filing a proof of Claim.

         1.11 "BIG CAJUN II, UNIT 3 JOPOA" means that Joint Ownership Participation and Operating Agreement by and between Debtor and GSU, dated as of November 14, 1980.

         1.12 "CAJUN" means Cajun Electric Power Cooperative, Inc., the debtor in this Chapter 11 Case.

         1.13 "CHAPTER 11 CASE" means this Chapter 11 case of Cajun (Case No. 94-11474; USDC No. 94-CV-2763-B2).

         1.14 "CLAIM" means a claim as defined in Code Section 101(5) against Cajun.

         1.15 "CLAIMANT" means a person or entity who holds or asserts a Claim.

         1.16 "CLASS 6 FUND" means a fund to be established by the Trustee for distribution to holders of Class 6 Claims under section 6.3 hereof.

         1.17 "CLECO" means Central Louisiana Electric Company, Inc., as successor in interest to Teche Electric Cooperative, Inc.

         1.18 "COBANK" means CoBank, N.A., formerly National Bank for Cooperatives.

         1.19 "COBANK CLASS E STOCK" means the Class E stock of CoBank owned by Cajun.

         1.20 "CODE SECTION" means a section of the United States Bankruptcy Code, 11 U.S.C. '101 et seq., as in effect with respect to the Reorganization Case.

         1.21 "COMMITTEE OF CERTAIN MEMBERS" means the Committee of Certain Members of Cajun Electric Power Cooperative, Inc., an unofficial committee currently composed of the following seven Members: Beauregard Electric Cooperative, Inc., Dixie Electric Membership Corporation, Jefferson Davis Electric Cooperative, Inc., Northeast Louisiana Power Cooperative, Inc., South Louisiana Electric Cooperative Association, Valley Electric Membership Corporation and Washington-St. Tammany Electric Cooperative, Inc.

         1.22 "CONFIRMATION DATE" means the date of entry by the Court or other court of competent jurisdiction of the Confirmation Order.

         1.23 "CONFIRMATION ORDER" means the order of the Court confirming this Plan.

SWEPCO/Members                                                          Page 4
First Amended Joint Plan of Reorganization

         1.24 "COURT" means the United States District Court for the Middle District of Louisiana, exercising its original bankruptcy jurisdiction pursuant to 28 U.S.C. Section 1334, or the United State Bankruptcy Court for the Middle District of Louisiana to the extent any proceeding was referred to it by said District Court.

         1.25 "DEBTOR" means Cajun Electric Power Cooperative, Inc., the debtor in this Chapter 11 Case.

         1.26 "DECOMMISSIONING TRUST FUND" means a segregated trust fund to be established to satisfy obligations for Decommissioning Costs (as defined in the River Bend Settlement).

         1.27 "DISBURSEMENT ACCOUNTS" means that certain interest bearing accounts to be established under the supervision of the Trustee pursuant to section 6.4 hereof, into which the Purchase Price, Net Proceeds of Excluded Assets, Net Proceeds of Avoidance Actions and the Class 6 Fund are deposited.

         1.28 "DISPUTED CLAIM" means a Claim which is not an Allowed Claim.

         1.29 "EFFECTIVE DATE" means a date selected by the Proponents for this Plan to become effective, for documents to be executed to implement the provisions of the Plan, and for the Acquired Assets to be transferred to SWECO pursuant to the terms of the Asset Purchase Agreement which date shall be not later than 90 days after the Confirmation Order becomes a Final Order and all required conditions to closing set forth in the Asset Purchase Agreement and all conditions to effectiveness specified herein are satisfied. As set forth in the Asset Purchase Agreement, the Effective Date of the Plan shall be the same date as the "Closing Date" of the Asset Purchase Agreement (as that term is defined in the Asset Purchase Agreement), on which date the closing of the sale of the Acquired Assets to SWECO and related transactions shall occur. The Effective Date of the Plan shall occur on the same date as the Closing Date, but the Effective Date of the Plan shall occur at the close of business on such date and immediately after the closing of the sale of assets pursuant to the Plan.

         1.30 "ESTATE" means the bankruptcy estate of the Debtor created by Bankruptcy Code Section 541.

         1.31 "EXCESS FUNDS" means (a) the funds contained in a certain segregated account that are collected by Debtor pursuant to the Order Concerning Use of Cash Collateral and Adequate Protection approved by the Court on February 13, 1995; (b) the funds contained in a certain segregated account (variously referred to in Debtor's bankruptcy proceedings as the "Interest Escrow Account," the "Ratepayer Trust Fund," the "Debt Service Escrow Account," and the ALPSC Escrow Account') that are collected pursuant to LPSC Order No. U-17735-F, as amended by LPSC Order No. U-17735-H; and (c) all interest on the funds described in (a) and (b) immediately preceding, less any sums necessary to fund the Decommissioning Trust Fund as provided in the River Bend Settlement.

         1.32 "EXCLUDED ASSETS" is defined in the Asset Purchase Agreement.

         1.33 "FINAL ORDER" means an order or judgment (a) as to which the time has expired within which a proceeding for review (whether by way of rehearing, appeal, certiorari or otherwise) may be commenced, without any such proceeding having been commenced, or (b) which, if such a review proceeding was timely commenced, has been affirmed by the highest tribunal in which review was sought or remains in effect without modification following termination of such proceeding for review, and the time has expired within which any further proceeding for review may be commenced.

         1.34 "GSU" means Entergy Gulf States, Inc., a Texas corporation formerly known as Gulf States Utilities Company.

         1.35 "HIBERNIA" means Hibernia National Bank, acting as indenture trustee for the Industrial Revenue Bonds (Cajun Electric Power Cooperative, Inc.
 Project), Series 1982.

         1.36 "INITIAL DISTRIBUTION DATE" shall mean a date no later than 30 days after the Effective Date when the initial payments on account of Allowed Claims, as set forth in this Plan, shall be made.

         1.37 "LPSC" means the Louisiana Public Service Commission.

SWEPCO/Members                                                          Page 5
First Amended Joint Plan of Reorganization

         1.38 "AMEMBER INTERESTS" means the Members' interests in Cajun as evidenced by a Membership Certificate issued by Cajun to each Member pursuant to
Section 2 of Cajun's Bylaws.

         1.39 "MEMBERS" means Beauregard Electric Cooperative, Inc., Claiborne Electric Cooperative, Inc., CLECO, Concordia Electric Cooperative, Inc., Dixie Electric Membership Corporation, Jefferson Davis Electric Cooperative, Inc., Northeast Louisiana Power Cooperative, Inc., Pointe Coupee Electric Membership Corporation, South Louisiana Electric Cooperative Association, Southwest Louisiana Electric Membership Corporation, Valley Electric Membership Corporation and Washington-St. Tammany Electric Cooperative, Inc.

         1.40 "NET PROCEEDS" means as to any Excluded Asset or Avoidance Action the total gross proceeds less all reasonable and necessary costs associated with the liquidation of such Excluded Asset or prosecution of such Avoidance Action.

         1.41 "ORDINARY COURSE ADMINISTRATIVE EXPENSE CLAIMS" shall be limited to Administrative Expense Claims incurred in the ordinary course of Cajun's business and shall not include: (i) any post-petition obligations which are past due or cure payments; (ii) any fees or expenses of the Trustee or "professional persons" (as that term is used in Section 327 of the Bankruptcy Code) and any expenses, compensation, or reimbursement requested pursuant to subsections 503(b)(2), (3), (4) or (5) of the Bankruptcy Code; (iii) any Taxes (including income, sales, use, property or other Taxes) except for sales and use Taxes incurred other than in the sale of Cajun's assets pursuant to the Asset Purchase Agreement or the River Bend Settlement; (iv) any claims for breach of contract, tort, or other actionable conduct; and (v) any post-petition obligations incurred under executory contracts or unexpired leases which are rejected in this Plan or prior to the Effective Date of the Plan.

         1.42 "PETITION DATE" means December 21, 1994.

         1.43 "PROPONENTS" means the Committee of Certain Members and SWEPCO.

         1.44 "PRO RATA" means the factor of the amount of the Allowed Claim multiplied by the fraction of the funds available for distribution to a class divided by total Allowed Claims in a class plus reserves determined in accordance with section 6.6 of the Plan for all Disputed Claims in a class.

         1.45 "PURCHASE PRICE" is defined in the Asset Purchase Agreement.

         1.46 "REPRESENTATIVE" means, with respect to any specified entity, the officers, directors (or functional equivalent, if any), employees, agents, attorneys, accountants, financial advisors, other representatives, subsidiaries, affiliates or any person who controls any of these within the meaning of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

         1.47 "RIVER BEND" means River Bend Nuclear Station Unit 1, a 936MW nuclear generating facility located in St. Francisville, Louisiana, which was co-owned by Cajun and GSU and which is now owned and operated by GSU.

         1.48 "RIVER BEND JOA" means the River Bend Joint Operating Agreement between GSU and Cajun.

         1.49 "RIVER BEND SETTLEMENT" means the settlement between Cajun, GSU and the RUS as currently defined in the Order and Judgment Approving Settlement by and among Cajun Electric Power Cooperative, Inc., Entergy Gulf States, Inc., Entergy Corporation, and the Rural Utilities Service of the Department of Agriculture, signed by the Honorable Frank J. Polozola on August 26, 1996, in Civil Action No. 94 2763-B2 in the United States District Court for the Middle District of Louisiana.

         1.50 "RUS" means the United States of America, acting through the Rural Utilities Service (formerly the Rural Electrification Administration), an agency within the United States Department of Agriculture.

         1.51 "RUS SETTLEMENT" means the settlement terms described in paragraphs 4 and 7 of the Amended and Restated Settlement Agreement by and among SWEPCO, the Committee of Certain members and the RUS, attached as Exhibit 4 hereto, and incorporated herein.

SWEPCO/Members                                                          Page 6
First Amended Joint Plan of Reorganization

         1.52 "SETTLEMENT AMOUNT" means the amount of $20.24 million payable to the Class 6 Fund pursuant to the RUS Settlement.

         1.53 "SUPPLY CONTRACTS" means the long term all-requirements contracts between the Debtor and each of its Members.

         1.54 "SWECO" means Southwestern Wholesale Electric Company, an entity to be formed as a wholly owned subsidiary or affiliate by SWEPCO to acquire the Acquired Assets.

         1.55 "SWEPCO" means Southwestern Electric Power Company, a Louisiana-based investor owned utility.

         1.56 "TAXES" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and any interest and penalties imposed with respect to the filing, obligation to file or failure to file any return for such tax, and shall include any transferee liability in respect to Taxes.

         1.57 "TRUSTEE" means the Chapter 11 trustee appointed herein by the Court, or any successor Trustee that may be subsequently appointed by the Court.


                  ARTICLE II: TREATMENT OF UNCLASSIFIED CLAIMS.

         2.1 TREATMENT OF ADMINISTRATIVE CLAIMS.

         (a) Each holder of an Allowed Administrative Expense Claim shall receive, on account of such Administrative Expense Claim, cash in the amount of such Allowed Administrative Expense Claim on the later of the Effective Date or within ten days after the date the Administrative Expense Claim becomes an Allowed Administrative Expense Claim, except to the extent any holder agrees to a different treatment. An Administrative Expense Claim which is subject to the Administrative Expense Claim Bar Date and the Supplemental Administrative Claim Bar Date shall be paid only to the extent such claim is timely filed and allowed as Administrative Expense Claim by the Court by Final Order. Notwithstanding the foregoing, the Trustee and professionals employed at the expense of the Estate and entities which may be entitled to reimbursement or the allowance of fees and expenses from the Estate pursuant to subparagraphs (2) through (6) of Code
Section 503 (b) shall receive cash in the amount awarded to such professionals and entities at such times and only in accordance with a Final Order entered pursuant to Code Sections 330, 331 or Code Sections 503 (b) (2) through (6).

         (b) (1) On the Effective Date, all real (immovable) property and personal (movable) property Taxes with respect to the Acquired Assets for the tax years occurring prior to the Effective Date, which are Ordinary Course Administrative Expense Claims and which have not already been paid in the ordinary course of business, shall be paid in full in cash by the Trustee, except to the extent that the holder agrees to a different treatment. All immovable property and movable property Taxes with respect to the Acquired Assets for the tax year in which the Effective Date occurs, which are Ordinary Course Administrative Expense Claims, shall be prorated through the Effective Date based on the most current assessment information available from the offices of the assessor and sheriff of the respective parishes in which the Acquired Assets are located. Cajun's share of such prorated Taxes shall be paid in cash on the Effective Date by the Trustee, except to the extent the holder agrees to a different treatment. All special assessments against the Acquired Assets for utilities or otherwise, which are Ordinary Course Administrative Expense Claims, shall be paid in full by the Trustee in cash prior to or on the Effective Date, except to the extent a holder agrees to a different treatment.

SWEPCO/Members                                                          Page 7
First Amended Joint Plan of Reorganization

                  (2) All real (immovable) property and personal (movable) property Taxes with respect to Excluded Assets, which are Ordinary Course Administrative Expense Claims shall be paid when due in cash in the ordinary course of business.

                  (3) All Taxes with respect to Acquired Assets or Excluded Assets, which are Administrative Expense Claims, but which are not Ordinary Course Administrative Expense Claims, and all other Allowed Administrative Expense Claims which are not Ordinary Course Administrative Expense Claims, and which are therefore subject to the Administrative Expense Claim Bar Date will be paid in cash only to the extent such claims are timely filed and are Allowed as Administrative Expense Claims by the Court by Final Order. Such Allowed Administrative Expense Claims will be paid on the later of the Effective Date or ten
                  (10) days after the date such claims are Allowed by the Court by Final Order, except to the extent a holder agrees to a different treatment.

                  (4) For the tax year in which the Effective Date occurs, any income Taxes which may be owing for that tax year shall be deemed to be incurred by the Estate, for purposes of the application of Code Section 503(b)(1)(B), to the extent that such Taxes would be owed if the Effective Date was the date on which the tax year closed for Cajun (the "Effective Date Tax Year"). For the tax year in which the Petition Date occurred, any income Tax which may be owing for that tax year shall be deemed to be incurred by the Estate, for the purpose of Code
                  Section 503(b)(1)(B), to the extent such Taxes would be owed if the Petition Date was the date on which the tax year began for Cajun (the "Petition Date Tax Year"). Any unpaid Allowed Administrative Expense Claim for income Taxes through and including the Effective Date Tax Year shall be paid from the Purchase Price.

         (c) Ordinary Course Administrative Expense Claims shall be paid in the ordinary course of business of Cajun as and when incurred and due. Any such Ordinary Course Administrative Expense Claims incurred prior to the Effective Date, and for which consideration has been provided to Cajun prior to the Effective Date, but which are not yet due in the ordinary course of business on the Effective Date, shall be paid by Cajun when due.

         2.2      ADMINISTRATIVE EXPENSE CLAIM BAR DATES

         (a) The Confirmation Order or a separate Court Order shall set a bar date for the filing of Administrative Expense Claims arising prior to the Confirmation Date (the "Administrative Expense Claim Bar Date"). Any Administrative Expense Claims which are subject to the Administrative Expense Claim Bar Date that are not filed on or prior to such bar date shall be discharged under the Plan, but shall not be treated as an Administrative Expense Claim or any other Claim for purposes of distribution under the Plan, whether or not an objection is initiated.

         (b) The Confirmation Order or a separate Court Order shall set a bar date for the filing of Administrative Expense Claims arising subsequent to the Confirmation Date, but prior to the Effective Date (the "Supplemental Administrative Expense Claim Bar Date"). Such Administrative Expense Claims filed pursuant to the Supplemental Administrative Expense Claim Bar Date may only include Claims for the period between the Confirmation Date and the Effective Date, and may not allege any Claims arising out of or from the period prior to the Confirmation Date. Any Administrative Expense Claims which are subject to the Supplemental Administrative Expense Claim Bar Date that are not filed on or prior to such bar date shall be discharged under the Plan, but shall not be treated as an Administrative Expense Claim or any other Claim for purposes of distribution under the Plan, whether or not an objection is initiated.

         (c) This subsection and not subsections 2.2(a) and (b) shall apply to income Taxes described in Code Section 503(b)(1)(B). The Confirmation Order or a separate Court Order will set a bar date for the filing of Administrative Expense Claims arising from income Taxes for the period beginning on the Petition Date and ending on the Effective Date (the "Tax Administrative Expense Claim Bar Date"). The Tax Administrative Expense Claim Bar Date shall be ninety
(90) days after the Effective Date, provided that such ninety (90) day period shall not begin to run until Cajun shall file an appropriate tax return or, in the case of the Petition Date Tax Year or the Effective Date Tax Year, until Cajun shall provide the equivalent tax return information for such tax years. The tax return for information for the purpose of determining federal income Taxes shall be signed under penalty of perjury, shall include all information that a corporate income tax return would contain, and shall be provided to the

SWEPCO/Members                                                          Page 8
First Amended Joint Plan of Reorganization

Internal Revenue Service within a reasonable time after the Effective Date. Any Administrative Expense Claim arising out of an income Tax claim described in Code Section 503(b)(1)(B) subject to the Tax Administrative Expense Claim Bar Date that is not filed on or prior to such bar date shall be discharged under the Plan, but shall not be treated as an Administrative Expense Claim or any other Claim for purposes of distribution under the Plan, whether or not an objection is initiated. Any Administrative Expense Claim timely filed pursuant to this subsection 2.2(c) on or prior to the Tax Administrative Expense Claim Bar Date shall be allowed as filed unless an objection to such Administrative Expense Claim is filed and served not later than 180 days after the filing of the Administrative Expense Claim, and, after notice and a hearing conducted pursuant to the Bankruptcy Code and Rules, the Court allows such claim in a lesser amount.

         2.3 TREATMENT OF PRE-PETITION, PRIORITY TAX CLAIMS. The Trustee shall pay in cash on the Initial Distribution Date the full amount of each Allowed Unsecured Claim entitled to priority under Code Section 507(a)(8) from the Disbursement Accounts either, at the option of the Trustee: (a) on the latest of
(i) the Effective Date; (ii) within 60 days after the date on which such Claim becomes an Allowed Claim; or (iii) such other time as is agreed upon by the holder of such Claim and the Trustee; or (b) through deferred cash payments over a period to not exceed six (6) years after the date of assessment of such Claim, of a value as of the date such Claim becomes an Allowed Claim or such other time as is agreed upon by the holder of such Claim and the Trustee. If the Trustee opts to make deferred cash payments, such payments shall be made in equal annual installments of principal, plus simple interest accruing from the date such Claim becomes an allowed Claim at 6% per annum on the unpaid portion of the Allowed Claim or such other rate as the Court may approve. The first such payment shall be payable at the latest of (a) the Effective Date; (b) within 60 days after the date on which such Claim becomes an Allowed Claim; or (c) such other time as is agreed upon by the holder of such Claim and the Trustee; provided, however, that the Trustee shall have the right to prepay any such Allowed Claim or any remaining balance of such Claim, in full or in part, at any time on or after the Effective Date without premium or penalty. The foregoing treatment is consistent with the requirements of Code Section 1129(a)(9)(C). In no event shall SWECO or SWEPCO be liable for the payment of any Tax claim allowed under Code Section 507(a)(8) whether such claims are payable in cash or through deferred cash payments.

              ARTICLE III: CLASSIFICATION OF CLAIMS AND INTERESTS.

         Claims required to be classified under Code Section 1123(a)(1) and Member Interests are classified as follows:

         3.1 CLASS 1. ALL OTHER PRIORITY CLAIMS. All Allowed Unsecured Claims entitled to priority under Code Section 507(a) (other than 507(a)(1) and (8)) shall be treated in Class 1. Class 1 is unimpaired.

         3.2 CLASS 2. ALLOWED SECURED CLAIM OF RUS. Class 2 consists of the Allowed Secured Claim of the RUS. Class 2 is impaired.

         3.3 CLASS 3. ALLOWED SECURED CLAIM OF COBANK. Class 3 consists of the Allowed Secured Claim of CoBank. Class 3 is impaired.

         3.4 CLASS 4. ALLOWED SECURED CLAIM OF HIBERNIA. Class 4 consists of the Allowed Secured Claim of Hibernia. Class 4 is impaired.

         3.5 CLASS 5. ALLOWED OTHER SECURED CLAIMS. Class 5 consists of all Allowed Secured Claims not otherwise classified above, if any. Each secured claim will be treated as a separate class for purposes of voting and treatment under the Plan. Class 5 is impaired.

         3.6.1 CLASS 6(A). ALLOWED CONVENIENCE CLAIMS. The Allowed Convenience Claims consist of all Claims listed by the Debtor's schedules as being in an amount of $20,000 or less.

SWEPCO/Members                                                          Page 9
First Amended Joint Plan of Reorganization

         3.6.2 CLASS 6(B). ALLOWED UNSECURED CLAIMS. Class 6(b) consists of all Allowed Unsecured Claims, not otherwise classified, including but not limited to Members' claims,1 deficiency claims and claims arising from the rejection of executory contracts. Class 6(b) is impaired.

         3.7 CLASS 7. MEMBER INTERESTS. Class 7 consists of the interests of the Members in the Debtor. Class 7 is impaired.

                    ARTICLE IV: CLASSES IMPAIRED BY THE PLAN.

         Claimants in Class 1 are UNIMPAIRED under the Plan and, therefore, are not being solicited to vote on the Plan pursuant to 11 U.S.C. Section 1126(f). Claimants and holders of Member Interests in Classes 2, 3, 4, 5, 6, and 7 are IMPAIRED under the Plan and are being solicited to accept or reject the Plan.

         The Proponents, however, specifically reserve the right to contest (1) the impaired or unimpaired status of a class under the Plan; and (2) whether any ballots cast by holders of claims or interests in of such class should be allowed to be counted for purposes of confirmation of the Plan.

                   ARTICLE V: TREATMENT OF CLASSIFIED CLAIMS.

         5.1 CLASS 1. ALL OTHER PRIORITY CLAIMS. All Allowed Priority Claims entitled to priority treatment under Code Section 507(a) (except Administrative Expense Claims in Section 2.1) shall be paid in cash on the Initial Distribution Date.

         5.2 CLASS 2. ALLOWED SECURED CLAIM OF THE RUS. The claims of the RUS include its contingent liability arising out of its guarantees of Cajun's obligations arising from eight (8) promissory notes payable to First Interstate Bank of Arizona, N.A., Trustee of Cooperative Utility Trust (Cajun Series) ("FIB"). FIB has filed proofs of claim totaling $982,648.00 constituting non-priority, general unsecured claims (the "FIB Claims"). The RUS has made payments to FIB pursuant to its guarantees of the FIB Claims and to the extent that RUS has made payments pursuant to its guarantees, it is subrogated to the FIB Claims. To the extent FIB has Claims which are not subrogated to RUS, unless FIB and RUS agree otherwise, FIB will vote its unsubrogated Claim as a Unsecured Claim in Class 6 and the amount of the RUS's Unsecured Claim will be reduced by the amount of the unsubrogated FIB Claims. The Allowed Secured Claim of the RUS shall be treated as follows:

         (a) If the RUS Settlement is approved by separate order of the Court or as part of the Confirmation Order, then in complete and full satisfaction of the Allowed Secured Claim of the RUS, on the Initial Distribution Date, the RUS will receive

                  (1) the Purchase Price less amounts necessary to pay all Allowed Administrative Expense Claims, Allowed Ordinary Course Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, the Allowed Secured Claim of Hibernia, Allowed Other Secured Claims to the extent secured by the Acquired Assets; and the Settlement Amount payable to the Class 6 Fund; and

                  (2) all Excluded Assets (or the Net Proceeds thereof) not otherwise subject to liens or interests securing Allowed Other Secured Claims; and

                  (3) the RUS and the Committee of Certain Members have asserted claims to Excess Funds. If a Final Order is entered in favor of the Members, the funds, or a portion thereof, in accordance with the terms of the Final Order will be disbursed to Members or to the Members' constituents subject to the approval of the LPSC. Alternatively, if a Final Order is entered in favor of

--------
        1 The Trustee or other parties may contend that a portion or all of the Members' Allowed Unsecured Claims are subordinated to other Allowed Unsecured Claims. If the subordination is established by Final Order, some or all of the Members' Allowed Unsecured Claims will be treated as subordinate to Allowed Unsecured Claims not otherwise subject to subordination.

SWEPCO/Members                                                          Page 10
First Amended Joint Plan of Reorganization


                  the RUS, the funds or a portion thereof, in accordance with the Final Order will be disbursed to the RUS as part of its Allowed Secured Claim.


         5.3 CLASS 3. ALLOWED SECURED CLAIM OF COBANK. CoBank filed a proof of claim asserting a secured claim in the amount of $25,486,702.50 plus interest, renewal fees, and expenses. In June 1983, pursuant to a Tax Benefit Transfer Agreement, Cajun transferred federal income tax ownership of certain property to the Clorox Company ("Clorox"). In July 1983, Cajun entered into a similar transaction with Eastman Kodak Company ("Kodak"). These Tax Benefit Transfer Agreements (the "TBT Agreements") require Cajun to issue and maintain for the benefit of Clorox and Kodak, respectively, letters of credit in scheduled amounts which were expected to be sufficient to reimburse Clorox and Kodak for any losses of tax benefits caused by Cajun.

         In connection with each TBT Agreement, Cajun and New Orleans Bank for Cooperatives ("NOBC"), CoBank's predecessor, executed a Letter of Credit and Reimbursement Agreement (collectively the "Letter of Credit Agreements") for Cajun to reimburse CoBank if draws were made under the letter of credit issued for the benefit of Clorox and Kodak. CoBank and its predecessor have twice renewed the letter of credit. The amounts now available to be drawn by Clorox and Kodak are $10,632,750.00 and $11,309,847.50, respectively (the "LC Debt").

         The LC Debt is purportedly secured by a Supplemental Mortgage, a Subordinated Mortgage, Security Agreement and Financing Statements as amended and supplemented from time to time, an Act of Collateral Pledge dated January 23, 1988 and certain statutory liens. It is believed that this claim of CoBank is largely contingent and matures only if a disqualifying event occurs under the TBT Agreements or if the letter of credit is not renewed prior to its expiration.

         In a proof of claim, filed September 27, 1995 with the Court, CoBank made a Claim for certain loan obligations owed it by Cajun, which Claim is represented by the outstanding principal balances on four separate promissory notes made by Cajun to CoBank, which notes were guaranteed by RUS. These notes (collectively the "Incorporated Indebtedness") were incorporated into the indebtedness owed RUS by Cajun pursuant to a certain Debt Restructure Agreement, dated May 31, 1990, between RUS and Cajun. No distribution under the Plan shall be made to CoBank, on account of the Incorporated Indebtedness, but all such distributions shall be made to RUS. In addition, RUS shall have the sole right to vote the Claims represented by the Incorporated Indebtedness as part of its Class 2(a)(1) Allowed Secured Claim.

         Under the Plan, liability for the contingent claims of CoBank shall be assumed by SWECO on the Effective Date as and to the extent provided in the Asset Purchase Agreement, and SWECO will execute with CoBank new Letter of Credit Agreements to further evidence the purchaser's assumption. SWECO will seek to structure the Asset Purchase Agreement in such a way as to avoid a disqualifying event occurring under the TBT Agreements. However, in the event that the sale of Cajun's assets to SWECO pursuant to the acquisition or the implementation of the acquisition or the action or structure of the purchaser on the Effective Date causes the indemnity obligation of Cajun to Kodak and/or Clorox to mature and a subsequent draw on a letter of credit, SWECO will assume the reimbursement obligation of the Estate to CoBank arising solely as a result of an act or omission by SWECO (net of the existing cash collateral held by CoBank). If such indemnity obligation so matures, CoBank shall apply all cash collateral it then holds against the reimbursement obligation, and SWECO shall immediately pay the balance of the reimbursement obligation to CoBank, and SWECO shall be entitled to Cajun's rights to the future retirement payments made by CoBank to retire the Class E Stock from time to time, together with any CoBank patronage dividends, etc. until such time as SWECO has been paid in full its reimbursement obligation with interest. Following payment to SWECO of any reimbursement obligation, all future retirement payments and patronage dividends shall be paid by CoBank directly to the RUS.

         If it is determined that a triggering event occurred such that Cajun's indemnity obligation to CoBank matures and constitutes an Administrative Expense Claim of the Estate, then CoBank shall apply all cash collateral it then holds against the indemnity obligation, and the Estate shall immediately pay the balance of the indemnity obligation to CoBank. The Estate shall then be entitled to Cajun's rights in the future retirement payments made by CoBank to retire the Class E Stock from time to time, together with future patronage dividends, proceeds, etc., and SWECO shall not assume Cajun's indemnity obligation.

         Subsequent to the Effective Date, if no disqualifying event has occurred under the tax benefit transfer agreements on or prior to the Effective Date, the contingent claims of CoBank shall continue to be secured by existing and future CoBank Class E Stock, proceeds thereof and related collateral (including patronage dividends, accumulated cash accounts, CoBank Class E Stock, retirements and the proceeds thereof) ("CoBank Collateral") as more fully described in the Pledge Agreement to be entered into between CoBank and the

SWEPCO/Members                                                          Page 11
First Amended Joint Plan of Reorganization

owners and beneficial owners of such collateral, and CoBank's liens on CoBank Collateral and its proceeds shall not be discharged or otherwise released or extinguished by confirmation of the Plan, but shall be retained by CoBank following the Effective Date. In addition, on the Effective Date, CoBank shall be entitled to charge the existing cash collateral account it holds for all unpaid letter of credit fees from the Petition Date through the Effective Date, and SWECO shall pay all letter of credit fees thereafter. CoBank shall also be entitled to charge the existing cash collateral account $250,000 for reimbursement of a portion of its legal fees and expenses incurred since the inception of the chapter 11 case. On the Effective Date, however, CoBank shall be deemed to have released any other mortgage or lien on Cajun or reorganized Cajun's assets securing CoBank's claims, except for the CoBank Collateral. Accordingly, on and after the Effective Date, CoBank shall have no interest in any other assets, including, but not limited to, the Acquired Assets and the sales proceeds thereof.

         In addition, on and after the Effective Date of the Plan, to the extent that the sum of 75% of the face amount of the Class E Stock and the amount of all funds accumulated in the cash account held by CoBank from time to time (calculated quarterly) exceeds 110% of the then aggregate amount of the indemnity obligation assumed by SWECO, the excess shall be paid by CoBank to the RUS.

         If, the RUS, the holder of the CoBank Class E Stock designated by the Plan is not an "eligible borrower" of CoBank, then CoBank shall issue replacement Participation Certificates with the only difference from the CoBank Class E Stock being the right to vote. Nothing contained in the Plan is intended to extinguish or reduce any rights of CoBank against RUS on any RUS guarantee, nor any continuing obligations of RUS to make timely payments on such guarantees, and such claims and obligations as between RUS and CoBank shall survive confirmation of the Plan.

         To the extent any inconsistencies exist between (a) Section 3.11 of the Asset Purchase Agreement and/or any other provisions of the Asset Purchase Agreement and (b) this Section 5.3, Section 5.3 of this Plan shall control the treatment of CoBank's Allowed Secured Claim.

         5.4 CLASS 4. ALLOWED SECURED CLAIM OF HIBERNIA. The Allowed Secured Claim of Hibernia representing the Industrial Development bonds, secured by the Debtor's current headquarters, building and land, shall, unless Hibernia Bank agrees otherwise, be paid in full in cash totaling the amount of its Allowed Secured Claim on the later of (a) the Effective Date or (b) if an objection to such claim has been filed, within ten days of the date on which an order allowing such Claim becomes a Final Order. Hibernia shall retain its rights, liens and security interests until its Allowed Secured Claim is paid in full. The contingencies contained in previous orders of the Court, upon the occurrence of which Hibernia would be required to return the funds previously paid to it are eliminated. Therefore, Hibernia will unconditionally retain the funds that have been paid to it and its claim will be $900,000 (minus any amounts applied to principal when Hibernia received the payment pursuant to the June 19, 1997 Order, and any future principal payments received) plus, as allowed, interest, fees, expenses and premiums and other amounts to Hibernia pursuant to the terms of the agreements governing these obligations.

         5.5 CLASS 5. ALLOWED OTHER SECURED CLAIMS. Each holder of an Allowed Other Secured Claim shall, at the Trustee's option: (a) be paid, on the Initial Distribution Date, on account of its Allowed Secured Claim, cash totaling the amount of such Allowed Secured Claim; (b) be paid, on account of its Allowed Secured Claim, the Net Proceeds of the sale of any property which is subject to the lien or interest securing said Allowed Claim, which sales shall be made in accordance with Code Section 1129(a)(2)(A)(ii); or (c) receive the property which is subject to the lien or interest securing said Allowed Claim in full satisfaction of the Allowed Claim of such holder. In the event of option (b) above, such amount shall be paid on the last to occur of (1) the Effective Date,
(2) within ten (10) days after the date on which an order allowing such Allowed Other Secured Claim becomes a Final Order, or (3) within ten (10) days after closing of a sale of the property which is subject to the liens securing said Allowed Claim. In the event of option (c) above, the property which is subject to the liens securing said Allowed Other Secured Claim shall be transferred on the later of (1) the Effective Date, or (2) as soon as practicable after the date on which an order allowing such Secured Claim becomes a Final Order. Any such property transferred to holders of Allowed Other Secured Claims under this paragraph shall be transferred either by abandonment of such property by the Trustee under Code Section 554 or by transfer of such property "as-is, where-is," without representation or warranty by Debtor or the Trustee, at the Trustee's sole option and discretion.

         5.6 CLASS 6(A) AND 6(B). ALLOWED UNSECURED CLAIMS AND ALLOWED CONVENIENCE CLAIMS. In full and complete satisfaction of all Allowed Convenience Claims and Allowed Unsecured Claims, holders of such Claims will be paid a Pro

SWEPCO/Members                                                          Page 12
First Amended Joint Plan of Reorganization

Rata share of the Class 6 Fund. If the RUS Settlement is approved by Final Order or as part of the Confirmation Order, the RUS shall waive its right to distribution from the Class 6 Fund on account of its Allowed Unsecured Claim, and the members of the Committee of Certain Members shall waive their right to distribution on account of their Allowed Unsecured Claims. If, after payment in full of Allowed Unsecured Claims and Allowed Convenience Claims under the Plan (other than the deficiency claim of the RUS), funds remain from the liquidation of assets and from successful avoidance actions, the RUS, as the sole remaining holder of an Allowed Unsecured Claim, will receive such remaining funds until its unsecured claim is paid in full.

         5.7 CLASS 7. MEMBER INTERESTS. The interests of the Members in the Debtor shall be canceled as of the Effective Date.

                    ARTICLE VI: MEANS FOR IMPLEMENTING PLAN.

         6.1 CONSUMMATION OF THE RIVER BEND SETTLEMENT. The River Bend Settlement shall be consummated pursuant to the Order and Judgment Approving Settlement by and among Cajun Electric Power Cooperative, Inc., Entergy Gulf States, Inc., Entergy Corporation and the Rural Utilities Service of the Department of Agriculture dated August 26, 1996 (the "Order"). The Order provides that the River Bend Settlement may be consummated independent of any plan of reorganization.

         6.2 SALE OF ACQUIRED ASSETS TO SWECO. On the Effective Date, SWECO shall purchase the Acquired Assets and the Acquired Assets shall be transferred to SWECO pursuant to the terms and conditions of the Asset Purchase Agreement, a copy of which is attached hereto as EXHIBIT 1 and incorporated herein for all purposes. The Purchase Price shall be deposited in the Disbursement Accounts. On the Effective Date, unless otherwise specifically provided in this Plan, the Acquired Assets shall be transferred by the Trustee to SWECO free and clear of all liens, claims and interests. The Trustee shall be deemed to have entered into the Asset Purchase Agreement as of the date of the Confirmation Order.

         6.3 CLASS 6 FUND. The Class 6 Fund shall be established and deposited in one of the Disbursement Accounts for purposes of establishing a fund available for Pro Rata distribution to Class 6. The amount of the Class 6 Fund shall be the Settlement Amount of $20,240,000 plus all Net Proceeds from Avoidance Actions.

         6.4 DISBURSEMENT ACCOUNTS. On or prior to the Effective Date, the Trustee shall set up one or more interest bearing accounts to be designated as the Disbursement Accounts, which account or accounts shall comply with Code
Section 345 except as otherwise ordered by the Court. Except as otherwise provided in the Plan, the Purchase Price and all Net Proceeds from the sale or other disposition of Excluded Assets and Avoidance Actions shall be deposited in the Disbursement Accounts with all valid liens and interests attaching to said Net Proceeds.

         6.5 CLAIMS OBJECTION DEADLINE. Each Claim as to which a proof of claim has been filed prior to the Bar Date or that is listed as undisputed, liquidated and non-contingent in the schedules filed by the Debtor shall be allowed without order of the Court unless an objection thereto is filed and served in accordance with Bankruptcy Rule 3007 no later than 180 days after the Confirmation Date or 180 days after such Claim is first filed, whichever is later.

         6.6      DISPUTED OR UNDETERMINED CLAIMS AND RESERVES THEREFOR.

         (1) No payments or distributions shall be made with respect to all or any portion of a Claim which does not constitute an Allowed Claim. The Trustee shall reserve funds for the payment of those Claims which are to receive distributions under the Plan and which, as of the date of any distribution, do not constitute an Allowed Claim. Such reserve shall be made by retaining an amount equal to the distribution such claim would have received from such distribution based on the lesser of
                  (i) the amount of the Claim, or (ii) the amount in which the Claim shall be estimated by the Court pursuant to Code Section 502(c) for the purpose of allowance, which amount shall be the maximum amount in which such Claim may ultimately become an Allowed Claim.

         (2) In order to pay any Administrative Expense Claim for federal income Taxes that may be Allowed and payable under this Plan, the Trustee shall reserve the amount of $20 million until the allowed Administrative Expense Claim, if any, for the Estate's federal income Tax(es) is paid in full (the "Income Tax

SWEPCO/Members                                                          Page 13
First Amended Joint Plan of Reorganization

                  Reserve Fund"). Upon the establishment of the Income Tax Reserve Fund, the Trustee may distribute the remainder of the Purchase Price, in accordance with the provisions of this Plan and shall be absolved and released from any personal liability for the Estate's federal income Taxes; notwithstanding the foregoing, the Trustee shall be obligated under this Plan to distribute to the United States of America through the Internal Revenue Service (the "IRS") any amounts necessary from the Income Tax Reserve Fund to satisfy any Allowed Administrative Expense Claim for the Estate's federal income Taxes. In the event the Allowed Administrative Expense Claim for the Estate's federal income Taxes exceeds the Income Tax Reserve Fund, the governmental entities, the RUS and the IRS, will resolve any issues regarding disgorgement of funds between themselves, in accordance with the terms of this paragraph. If the allowed Administrative Expense Claim for the Estate's federal income Taxes is less than the Income Tax Reserve Fund, then, after payment of the allowed Administrative Expense Claim for federal income taxes in full, the remainder of the Income Tax Reserve Fund shall be distributed in accordance with the provisions of this Plan. In the event the Allowed Administrative Expense Claim for the Estate's federal income Taxes exceeds the Income Tax Reserve Fund, the RUS shall disgorge part of the funds distributed to it pursuant to this Plan sufficient to pay any remaining amounts due to the IRS in order to satisfy the allowed Administrative Expense Claim for the Estate's federal income Taxes in full. In the event that this subsection 6.6(2) is complied with and a $20 million reserve fund is established, then, in no event shall the IRS be entitled to disgorgement of, nor shall the Trustee be required to recover by disgorgement, any funds distributed to creditors other than the RUS under this Plan in order to satisfy the Allowed Administrative Expense Claim for the Estate's federal income Taxes.

         6.7 IMPLEMENTATION. Pursuant to Code Section 1142(b) and Bankruptcy Rule 7070, the Trustee shall execute or deliver any and all documents or instruments, or to perform any other act necessary to implement or consummate this Plan. If the Trustee refuses to comply with such direction, the Court may direct the Trustee's compliance with the Plan, or direct the U.S. Trustee to appoint a new trustee to implement and consummate this Plan.

                        ARTICLE VII: EXECUTORY CONTRACTS.

         7.1 SUPPLY CONTRACTS. On the Effective Date, SWECO and the Members who have consensually agreed to do so, shall execute new power supply agreements to replace and supersede the Supply Contracts with the Debtor substantially in the form attached hereto as EXHIBIT 2. Any power supply agreements between the Debtor and those Members who have not agreed to enter into new power supply agreements as set forth above, shall be neither assumed nor rejected, but shall remain in effect and subject to any collateral assignments to the RUS, to the extent of applicable state and federal law:

         7.2 RIVER BEND JOA. Cajun shall be deemed to have rejected the River Bend JOA.

         7.3 BIG CAJUN II, UNIT 3 JOPOA. The Big Cajun II, Unit 3 JOPOA will be assumed by the Trustee and assigned to SWECO on the Effective Date.

         7.4 ALL OTHER EXECUTORY CONTRACTS. On the Effective Date, the Trustee shall be deemed to reject all other executory contracts of the Debtor, except as may expressly be otherwise set forth in the Asset Purchase Agreement, and for executory contracts identified on a list of assumed executory contracts which has been filed by SWEPCO with the Court. The contracts so identified shall be deemed assumed as of the Effective Date. All payments necessary to cure any defaults on contracts to be assumed and assigned to SWECO, shall be paid as Administrative Expense Claims under Section 2.1 on the Initial Distribution Date.

                     ARTICLE VIII: MISCELLANEOUS PROVISIONS.

         8.1 VOTING. All of the classes (except Class 1) are eligible to vote on the Plan.

SWEPCO/Members                                                          Page 14
First Amended Joint Plan of Reorganization

         8.2 CRAMDOWN. In the event any class of creditors that is impaired does not accept the Plan as provided in Code Section 1129(a)(8)(A), the Proponents request that the Court confirm the Plan pursuant to Code Section 1129(b).

         8.3 MODIFICATIONS OF THE PLAN. The Proponents may jointly modify the Plan in accordance with Code Section 1127.

         8.4 U.S. TRUSTEE FEES. All fees payable by the Debtor pursuant to 28 U.S.C. Section 1930 have been paid or shall be paid as of the Effective Date by the Trustee.

         8.5 RELEASE. In consideration for agreements made by each of the parties set forth herein in connection with the terms and conditions of the Plan, the Trustee shall, on the Effective Date, release and discharge all direct or derivative rights, claims and causes of action which constitute property of the Estate, including but not limited to claims under Code Sections 506, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 and 553, and any state laws corresponding thereto, arising prior to the Effective Date, against (i) SWEPCO, SWECO, Central and South West Corporation, and their respective current and former Representatives, and, (ii) if the RUS Settlement is approved by Final Order or as part of the Confirmation Order, the RUS and its respective current and former Representatives.

         8.6 SETOFFS. Subject to the limitations provided in Code Section 553, all parties retain their rights of setoff or recoupment pursuant to applicable law. Neither the failure to set off the Estate's claim nor the allowance of any Claim hereunder shall constitute a waiver or release by the Estate of any such claim that the Estate may have against the holder, nor shall it constitute a bar by res judicata and/or collateral estoppel to the assertions of Claims, either prepetition or postpetition, by the Estate as the case may be.

         8.7 SURRENDER OF INSTRUMENTS AND RELEASE OF LIENS. Each claimant who is to receive distributions under the Plan in satisfaction of a Claim shall not receive such distributions until such claimant executes a release of any lien(s) (in recordable form if appropriate) and delivers the same to the Trustee. Any such claimant that fails to surrender such instrument or satisfactorily explain its non-availability or to execute such release of liens shall be deemed to have no further Claim and shall not participate in any distribution under the Plan.

         8.8 CONDITIONS TO EFFECTIVENESS. This Plan shall not become effective and the Effective Date will not occur until the following conditions have been met or shall have been waived in writing by SWEPCO:

                  (a) All conditions specified in Article VI: "Conditions to the
                      Acquisition"  in the Asset Purchase Agreement;

                  (b) Judgment(s) that are Final Order(s) shall have been
                      entered determining that GSU has no liability to Burlington Northern and Santa Fe Railway Co., American Commercial Marine Service Company, Triton Coal Company or Western Fuels Association relating to any obligations, contractual or otherwise, owed or contracted for by Cajun to or with such entities;

                  (c) No order or judgment shall have been entered in favor
                      of any entity determining that GSU has liability to such entity relating to any obligations, contractual or otherwise, owed or contracted for by Cajun to or with such entity; and

                  (d) Court approval in the confirmation Order or by separate
                      Order of the RUS Settlement.

         8.9 FEES AND EXPENSES. Pursuant to Code Section 1123(a)(4), fees for services, costs and expenses incurred in connection with Cajun's bankruptcy case or in connection with the Plan and incident to Cajun's bankruptcy case, including, but not limited to the reasonable fees, costs and expenses of secured creditors, parties to unexpired leases or executory contracts to be assumed, and indenture trustees shall be subject to approval of the Court.

SWEPCO/Members                                                          Page 15
First Amended Joint Plan of Reorganization

                 ARTICLE IX: RESERVATION OF RIGHTS AND PROPERTY.

         9.1 CAUSES OF ACTION. Except for claims expressly settled or released pursuant to this Plan, and claims set forth in the following sentence, the Trustee shall retain all causes of action it may have under state or federal law including the United States Bankruptcy Code, and the Trustee in his discretion shall be authorized to prosecute (or not prosecute) any such actions as fully and completely as if the same were being prosecuted by a trustee in bankruptcy. The Trustee shall be provided with a litigation fund to pay fees and expenses in pursuing such causes of action in the amount of $150,000 from the purchase price, and such amount shall be reserved as an anticipated administrative expense. All claims and causes of action of the estate of any nature or kind, known or unknown, asserted or unasserted which arise from or relate to the assets purchased by and conveyed to SWECO, shall on the Effective Date be deemed assigned and conveyed to SWECO.

         9.2 VESTING OF PROPERTY IN TRUSTEE AND SWECO. On the Effective Date, all of the property of the Estate that is not sold to SWECO, if any, or otherwise liquidated shall be vested in the Trustee, free and clear of all Claims and interests of creditors except as provided for in the Plan, and the Trustee at his election shall be entitled to liquidate such assets without further order of the Court pursuant to Code Section 1141(b) or transfer them to any lienholder in full satisfaction of the secured claim on such assets. Upon the completion of the liquidation of the assets or re-vesting in the Trustee, if any, the Trustee shall cause and implement the dissolution of Cajun under Louisiana law. All assets conveyed to SWECO (i.e. the Acquired Assets) shall be conveyed free and clear of all liens, claims, interests and encumbrances, whether lien claims or otherwise, unless otherwise specifically authorized by this Plan. The conveyance to SWECO shall further be free and clear of any claims of successorship liability, and SWECO shall have no successor liability as a result of its purchase of the Acquired Assets, or as a result of any provisions of this Plan or of the Asset Purchase Agreement.

                         ARTICLE X. REQUIRED APPROVALS.

          The effectiveness of the Plan and the obligations of the Proponents hereunder are subject to regulatory approvals by Final Order and all other conditions as set forth in the Asset Purchase Agreement. The boards of directors of the Proponents reserve the right to approve all final closing documents.

                     ARTICLE XI. RETENTION OF JURISDICTION.

         After confirmation of the Plan, the Court shall retain jurisdiction for the following purposes:

         (1) For the classification of Claims and for the re-examination of any Claims that have been allowed for purposes of voting, and the determination of such objections as may be filed to Claims. The failure to object to or to examine any Claim for the purpose of voting shall not be deemed to be a waiver of the right to object to, or re-examine the Claim in whole or in part;

         (2) For determination of all questions and disputes regarding title to the assets of the estate, determination of all causes of action, controversies, disputes, or conflicts, whether or not subject to action pending as of the date the Confirmation Order is entered, between the Trustee and any other party, including but not limited to, any rights of the Trustee to prosecute Avoidance Actions, and to recover money or assets pursuant to the provisions of the Bankruptcy Code;

         (3) For the correction of any defect, the curing of any omission, or the reconciliation of any inconsistency in this Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of this Plan;

         (4) To consider any matters brought before the Court by an interested party necessary to carry out the terms, conditions and intent of this Plan;

         (5) For the modification of this Plan after confirmation pursuant to the Bankruptcy Rules and the Bankruptcy Code;

SWEPCO/Members                                                          Page 16
First Amended Joint Plan of Reorganization

         (6) To enforce and interpret the terms and conditions of this Plan;

         (7) To enter any order, including injunctions, necessary to enforce the title, rights and powers of the Debtor and to impose such limitations, restrictions, terms and conditions of such title, rights, and powers as this Court may deem necessary;

         (8) To determine whether a default has occurred under the Plan or the Asset Purchase Agreement, and make such orders as the Court deems necessary to enforce the provisions of the Plan or the Asset Purchase Agreement; and

         (9)      To enter an order concluding and terminating this case.


         Respectfully submitted on this 18th day of March, 1998.

         Respectfully submitted on this 18th day of March, 1998.

                                         COMMITTEE OF CERTAIN MEMBERS OF
                                         CAJUN ELECTRIC

                                         By:   Bobby S. Gilliam
                                               Bobby S. Gilliam
                                               Louisiana State Bar No. 6227
                                               Wilkinson, Carmody & Gilliam
                                               400 Travis Street, Suite 1700
                                               Shreveport, La 71101
                                               Telephone: 318/221-4196
                                               Facsimile: 318/221-3705





                                         By:  Henry J. Kaim
                                              Henry J. Kaim


                                              Texas State Bar No. 11075400
                                              Edward L. Ripley
                                              Texas State Bar No. 16935950
                                              Patricia Baron Tomasco
                                              Texas State Bar No. 01797600
                                              SHEINFELD, MALEY & KAY, P.C.
                                              3700 First City Tower
                                              1001 Fannin Street, Suite 3700
                                              Houston, Texas 77002-6797
                                              Telephone: (713) 658-8881
                                              Fascimile: (713) 658-9756

                                              ATTORNEYS FOR SOUTHWESTERN
                                              ELECTRIC POWER COMPANY

                                              COMMITTEE OF CERTAIN MEMBERS
                                              OF CAJUN ELECTRIC


                                              By: Melanie Rovner Cohen, Attorney
                                                  Melanie Rovner Cohen, Attorney

                                              Melanie Rovner Cohen
                                              Altheimer & Gray
                                              10 South Wacker Drive
                                              Chicago, Illinois 60606
                                              312-715-4000





                                              COMMITTEE OF CERTAIN MEMBERS OF
                                              CAJUN ELECTRIC


                                              By: John M. Sharp
                                                  John M. Sharp, Local Counsel


                                                  John M. Sharp (Bar No. 19149)
                                                  A Professional Law Corporation
                                                  14481 Old Hammond Highway,
                                                  Suite 2
                                                  Baton Rouge, LA 70816
                                                  504-273-8510

SWEPCO/Members                                                          Page 18
First Amended Joint Plan of Reorganization


                             CERTIFICATE OF SERVICE


     The undersigned hereby certifies that a copy of the Amended and Restated Joint Plan of Reorganization has been served, via Federal Express, on this 18th day of March, 1998, to all parties on the attached distribution list.



                                              Henry J. Kaim
                                              Henry J. Kaim
                                              SHEINFELD, MALEY & KAY, P.C.
                                              3700 First City Tower
                                              1001 Fannin Street, Suite 3800
                                              Houston, Texas 77002-6797

                          PARTIES RECEIVING SERVICE OF
                        SWEPCO PLAN/DISCLOSURE STATEMENT

Ralph Mabey, Trustee               NRG Energy, Inc./Zeigler Coal Holding
c/o Lon A. Jenkins                 Company
LeBoeuf Lamb Green & MacRae        c/o Brad Axelrod
1000 Kearns Building               Jones, Walker, Waechter, Potevent, Carrere
136 South Main Street              & Denegre
Salt Lake City, UT 84101           8555 United Plaza, Fifth Floor
                                   Baton Rouge, LA 70809-7000

Ralph Mabey, Trustee               Southern Electric International, Inc.
c/o David S. Rubin                 c/o J. Robert Stoll
Kantrow, Spaht, Weaver & Blitzer   Mayer, Brown & Platt
City Plaza - Suite 300             190 South La Salle Street
445 North Boulevard                Chicago, IL 60603
Baton Rouge, LA 70821

Ralph Mabey, Trustee               Southern Electric International, Inc.
c/o Keith A. Lord                  c/o Matt J. Farley
Wasserstein Perella & Co., Inc.    Deutsch, Kerrigan & Stiles, L.L.P.
31 West 52nd Street, 26th Floor    755 Magazine Street
New York, NY 10019                 New Orleans, LA 70130

Cajun Electric Power               Enron Capital & Trade Resources Corp.
Cooperative, Inc.                  c/o Alfredo R. Perez
10719 Airline Highway              Bracewell & Patterson LLP
P.O. Box 15540                     711 Louisiana Street, Suite 2900
Baton Rouge, LA 70895              Houston, TX 77002

NRG Energy, Inc./Zeigler Coal      Enron Capital & Trade Resources Corp.
Holding                            c/o J. Kenton Parsons
c/o Michael A. Rosenthal           Roedel, Parsons, Hill & Kock
Gibson, Dunn & Crutcher            3440 Jefferson Highway, Suite 301
1717 Main Street, Suite 5400       Baton Rouge, LA 70809
Dallas, TX 75201

Southwestern Electric Power        Rural Utilities Service
Company                            c/o Frances M. Toole
c/o Bobby S. Gilliam               United States Department of Justice
Wilson, Carmody & Gilliam          Civil Division, Commercial Litigation
400 Travis Street                  Branch
1700 Beck Building                 P.O. Box 81100
P.O. Box 1707                      Washington, DC 20044
Shreveport, LA 71166

Milanie Cohen                      Louisiana Public Service Commission
Altheimer & Gray                   c/o Michael R. Fontham
10 South Wacker Drive              Stone, Pigman, Walther, Wittman &
Chicago, Illinois 60606            Hutchinson LLP
                                   546 Carondolet Street
                                   New Orleans, LA 70130

Gulf States Utilities              Securities and Exchange Commission
c/o Tom F. Phillips, Esq.          Document Control
Taylor, Porter, Brooks &           Stop 1-4, Room 1004
Phillips, LLP                      450 5th Street, N.W.
451 Florida Street, 8th Floor      Washington, DC 20549
Baton Rouge, LA 70801

Official Unsecured Creditors'      John Lee, Esq.
Committee                          Securities and Exchange Commission
c/o Gerald M. Amero                500 W. Madison
One Monument Place                 Chicago, IL 60661
Portland, ME 04104

Official Unsecured Creditors'      Office of the United States Trustee
Committee                          Attn: Janice Taylor
Breazeale, Sachse & Wilson LLP     Texaco Center, Suite 2110
One American Plaza                 400 Poydras Street
23rd Floor                         New Orleans, LA 70130
Baton Rouge, LA 70825

Rural Utilities Service            James R. Lackie
c/o Frances M. Toole               Kean, Miller, Hawthorne, D'Armond,
United States Department of        McCowan & Jarman, L.L.P.
Justice                            One American Place
Civil Division, Commercial         22nd Floor
Litigation                         Baton Rouge, Louisiana 70825
1100 L Street, N.W., Room 10102
Washington, DC 20005

John David Ziober                  James B. Supple, Esq.
Shockey & Ziober                   Biggs, Trowbridge, Supple & Cremaldi
5551 Corporate Boulevard           Lawless Building
Suite 3-A                          200 Willow Street
Baton Rouge, Louisiana 70808       Franklin, Louisiana 70538-0565

Steve McDonnell                    John W. Hutchison, Esq.
Central and South West             Voorhies & Labbe', A P.L.C
Corporation                        700 St. John Street
1616 Woodall Rodgers Freeway       Lafayette, Louisiana 70501
Dallas, Texas 75266

Ronald M. Martin                   Jack L. Smith
Holland & Hart                     Holland & Hart, LLP
90 S. Cascade, Suite 1000          555 Seventeenth Street, Suite 3200
Colorado Springs, CO 80903         Denver, Colorado 80202

Janet M. Weiss                     Carl H. Hanchey, Esq.
Gibson, Dunn & Crutcher            Jones, Tete, Nolen, Hanchey, Swift &
200 Park Avenue                    Spears, L.L.P.
47th Floor                         First Federal Building
New York, NY 10016                 1135 Lakeshore Drive, 6th Floor
                                   Lake Charles, Louisiana 70601

Edna Latchem                       William N. Knight, Esq.
Thibaut, Thibaut, Bacot,           906 North Lake Arthur Avenue
Latchem & Vogt, L.L.P.             Jennings, Louisiana 70546
7809 Jefferson Highway,
Building G
Baton Rouge, LA 70809

R. Patrick Vance                   E. Rudolph McIntyre, Esq.
Jones, Walker                      McIntyre, McIntyre & McIntyre
207 St. Charles Avenue             810 Pine Street
New Orleans, LA 70130              Winnsboro, Louisiana 71295

Patrick E. Henry, Esq.             James M. Funderburk, Esq.
Shaw, Weaver & Henry, L.L.C.       Duval, Funderburk, Sundbery & Lovell
522 East Main Street               101 Wilson Avenue
Homer, Louisiana 71040             Houma, Louisiana 70364

V. Russell Purvis, Esq.            James J. Davidson, III, Esq.
Smith, Taliaferro, Seibert &       Davidson, Meaux, Sonnier, McElligott &
Purvis                             Swift
407 Mound Street                   810 South Buchanan Street
Jonesville, Louisiana 71343        Lafayette, Louisiana 70501

Henry C. Gahagan, Jr., Esq.
Gahagan & Conlay
727 Second Street
Natchitoches, Louisiana 71457

Nicholas F. LaRocca, Jr., Esq.
Nicholas F. LaRocca, Jr., Ltd.
607 Brashear Avenue
Morgan City, Louisiana 70380

Clint Pierson, Esq.
Talley, Anthony, Hughes & Knight
4565 LaSalle Street, Suite 300
Acadian Bank Building
Mandeville, Louisiana 70471

Tom Brice
Southwestern Electric Power Company
416 Travis Street
Shreveport, LA 71101

Judah L. Rose
9300 Lee Highway
Fairfax, Virginia 22031-1207

Mike Smith
Central and South West Corporation
1616 Woodall Rogers Freeway, 7th Floor
Dallas, TX 75202

Mike Rico
Central and South West Corporation
1616 Woodall Rogers Freeway, 7th Floor
Dallas, TX 75202

Stephen J. Baron
Kennedy & Associates
35 Glenlake Parkway, Suite 475
Atlanta, Georgia 30328
770/395-1288

Steve Tick
Sullivan & Tick
7445 East Peakview Avenue
Englewood Colorado 80111
303/740-9775

Mike Yokell
Hagler Bailley
1881 9th Street, Suite 201
Boulder, CO 80302
303/449-5515

Raymond Shapiro
Blank, Rome, Comiskey & McCauley
1200 Four Penn Center Plaza
Philadelphia, PA 19103
215/569-5500

Patrick Johnson, Jr.
Lemle & Kelleher, L.L.P.
Pan-American Life Center, 21st Floor
601 Poydras Street
New Orleans, LA 70130-6097
(504) 584-9417

                                                      DRAFT OF MARCH 17, 1998







                            ASSET PURCHASE AGREEMENT



                                      AMONG



                     SOUTHWESTERN WHOLESALE ELECTRIC COMPANY



                                 RALPH R. MABEY,
                  AS CHAPTER 11 TRUSTEE OF CAJUN ELECTRIC POWER
                                COOPERATIVE, INC.



                                       AND



                    AS TO SECTION 7.4 OF THE AGREEMENT ONLY,



                       SOUTHWESTERN ELECTRIC POWER COMPANY



                          DATED AS OF ___________, 1998

                                TABLE OF CONTENTS
                                                                            Page

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

SECTION 1.1      Defined Terms.................................................1
SECTION 1.2      Interpretation................................................1
SECTION 1.3      Conflict With Plan or Other Transaction Documents.............2
SECTION 1.4      Legal Representation of Parties...............................2

                                   ARTICLE II

                                THE ACQUISITION

SECTION 2.1      Assets to be Conveyed Free and Clear of Encumbrances..........3
SECTION 2.2      Purchase Price for Acquired Assets............................3
SECTION 2.3      Purchase Price Adjustment for Asset Impairment................3
SECTION 2.4      Other Purchase Price Adjustments.  ...........................5
SECTION 2.5      Prorations....................................................5
SECTION 2.6      Liabilities Assumed by SWECO..................................6
SECTION 2.7      Payment of Initial Cash Payment for Acquired Assets...........6
SECTION 2.8      Allocation of Purchase Price..................................6
SECTION 2.9      Further Assurances............................................6
SECTION 2.10     Closing.......................................................7

                                   ARTICLE III

                                   COVENANTS

SECTION 3.1      Access; Due Diligence.........................................7
SECTION 3.2      Conduct of Business...........................................8
SECTION 3.3      Cooperation in Consummation of the Plan and Related Matters..10
SECTION 3.4      Sales Taxes..................................................10
SECTION 3.5      Teche-CLECO Transfer.........................................10
SECTION 3.6      Treatment of Executory Contracts and Unexpired Leases and
                 Post-Petition Contracts......................................11
SECTION 3.7      Filings, Consents and Approvals..............................12
SECTION 3.8      Employee Matters.............................................13
SECTION 3.9      Notice of Actions and Proceedings............................13
SECTION 3.10     Bankruptcy Filings...........................................13
SECTION 3.11     Safe Harbor Leases...........................................13
SECTION 3.12     Cooperation as to Tax Matters; Proration.....................13

                                   ARTICLE IV

                STATEMENTS AS TO THE EXISTENCE OR NON-EXISTENCE
            OF CERTAIN FACTS, CONDITIONS OR EVENTS RELATING TO DEBTOR

SECTION 4.1      Organization and Good Standing...............................14
SECTION 4.2      Authorization of Agreement...................................14
SECTION 4.3      No Violation.................................................14
SECTION 4.4      Ownership of Acquired Assets.................................15
SECTION 4.5      Financial Condition..........................................15
SECTION 4.6      Absence of Undisclosed Liabilities...........................16
SECTION 4.7      Real Property................................................16
SECTION 4.8      Tangible Personal Property...................................16
SECTION 4.9      Intellectual Property Rights.................................16
SECTION 4.10     Employee Benefit Plans.......................................17
SECTION 4.11     Litigation...................................................17
SECTION 4.12     Contracts....................................................17
SECTION 4.13     Compliance with Law; Permits.................................18
SECTION 4.14     Labor and Employment Matters.................................18
SECTION 4.15     Environmental Matters........................................18

                                    ARTICLE V

                            REPRESENTATIONS OF SWECO

SECTION 5.1      Organization.  ..............................................20
SECTION 5.2      Authorization of Agreement...................................20
SECTION 5.3      Approvals....................................................21
SECTION 5.4      No Violation.................................................21
SECTION 5.5      Litigation...................................................21

                                   ARTICLE VI

                         CONDITIONS TO THE ACQUISITION

SECTION 6.1      Conditions to the Obligations of Each Party..................21
SECTION 6.2      Conditions to the Obligation of SWECO to Consummate the
                 Acquisition..................................................22
SECTION 6.3      Conditions to the Obligation of the Trustee to Consummate
                 the Acquisition..............................................26

                                   ARTICLE VII
                                                                            Page
                        AMENDMENT, TERMINATION, EXPENSE
                        REIMBURSEMENT,LIQUIDATED DAMAGES

SECTION 7.1      Amendment....................................................27
SECTION 7.2      Termination..................................................27
SECTION 7.3      Effect of Termination........................................28
SECTION 7.4      Trustee's Liquidated Damages for SWECO Breach................28
SECTION 7.5      Reimbursement of SWECO's Expenses............................28
SECTION 7.6      SWECO's Liquidated Damages for Trustee Breach................29
SECTION 7.7      First Priority Expenses......................................29

                                  ARTICLE VIII

                                 MISCELLANEOUS

SECTION 8.1      Expenses.....................................................30
SECTION 8.2      Entire Agreement, Disclosures in Writing.....................30
SECTION 8.3      Counterparts.................................................30
SECTION 8.4      Headings.....................................................30
SECTION 8.5      Notices......................................................30
SECTION 8.6      Governing Law................................................31
SECTION 8.7      No Third-Party Beneficiaries.................................32
SECTION 8.8      Non-Survival of Certain Statements and Representations.......32
SECTION 8.9      Binding, Effect, Assignment..................................32
SECTION 8.10     Further Assurances...........................................32
SECTION 8.11     Waivers and Amendments: Non-Contractual Remedies.............32
SECTION 8.12     No Personal Liability of Trustee.............................32
SECTION 8.13     Obligations of Trustee Subject to Court Approval.............32

                                    APPENDIX

A       Definitions


                                    SCHEDULES

2.4     Coincident Peak Demand
3.6(c)  List of Assumed and Assigned Contracts
4.5     Cajun Financial Statements
4.7     List of Real Property
4.8     List of Tangible Personal Property
4.10    List of ERISA Plans
4.11    List of Certain Litigation
4.12    List of Material Contracts
4.13    List of Permits
4.14    Exceptions Regarding Labor and Employment Matters

                            ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (including Schedules and Exhibits, this "Agreement"), dated as of _____________, 1998, is by and among Southwestern Wholesale Electric Company, a Delaware corporation ("SWECO"), Ralph R. Mabey, as Chapter 11 Trustee of Cajun Electric Power Cooperative, Inc. (in such capacity, the "Trustee"), and, solely for purposes of Section 7.4, Southwestern Electric Power Company, a Delaware corporation ("SWEPCO").

                              W I T N E S S E T H:

        A. Cajun Electric Power Cooperative, Inc. ("Cajun" or the "Debtor") is the debtor in Chapter 11 case number 94-11474 (the "Case") pending before the United States Bankruptcy Court for the Middle District of Louisiana;

        B. On August 23, 1995, the Trustee was duly appointed as the Chapter 11 trustee of the Debtor in the Case and, on August 30, 1995, the Trustee was duly qualified to act as the Chapter 11 trustee of the Debtor in the Case; and

        C. SWECO, a wholly-owned subsidiary of Central and South West Corporation, a Delaware corporation ("CSW"), desires to purchase, and the Trustee desires to cause the Debtor to sell, subject to approval of the Court (as hereinafter defined), certain assets owned by the Debtor and in connection therewith SWECO and the Trustee agree to consummate or cause to be consummated certain other related transactions (such purchase and sale and related transactions being referred to hereinafter as the "Acquisition") on the terms and conditions set forth below and otherwise pursuant to the Plan of Reorganization for the Debtor, dated October 28, 1996, proposed by SWEPCO, Entergy Gulf States Utilities, Inc. and a committee comprised of certain members of the Debtor (as it may hereafter be amended or supplemented from time to time, the "Plan"),

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements. representations and warranties herein contained, and subject to the conditions hereinafter set forth, the Parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

        SECTION 1.1. DEFINED TERMS. Terms that are defined in Appendix A shall have the respective meanings ascribed to them therein when such terms are used in this Agreement and the other Transaction Documents, unless a clear contrary intent appears herein or therein.

        SECTION 1.2 INTERPRETATION. In this Agreement and the other Transaction Documents, unless a clear contrary intention appears herein or therein:

                 (a) the singular includes the plural and vice versa;

                 (b) reference to any Person includes such Person's successors and assigns unless such Person is a Party hereto in which case such reference shall include such Person's successors and assigns only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                 (c) reference to any gender includes each other gender;

                 (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                 (e) reference to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, and shall include any rules and regulations promulgated thereunder by the Governmental Authority having jurisdiction thereunder to adopt such rules and regulations;

                 (f) reference to any Article, Section, Appendix or Schedule, unless qualified by reference to some other document or instrument, means such Article or Section of this Agreement or such Appendix or Schedule to this Agreement, as the case may be, and references in any such Article or Section or in any definition contained in Appendix A hereto to any clause means such clause of such Article, Section or definition;

                 (g) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article or Section hereof;

                 (h) "includes" and "including" are not limiting:

                 (i) "or" is not exclusive; and

                 (j) relative to the determination of any period of time, "from" means "from and including", "to" means "to but excluding" and "through" means "through and including".

        SECTION 1.3 CONFLICT WITH PLAN OR OTHER TRANSACTION DOCUMENTS. If there is any conflict between this Agreement and the Plan or any other Transaction Document, this Agreement and the Plan or such other Transaction Document, as the case may be, shall be interpreted and construed, if possible, so as to avoid or minimize such conflict. To the extent (and only to such extent) of such conflict, this Agreement shall prevail and control, except that if there is any inconsistency between Section 3.11 of this Agreement or any other provision of this Agreement and Section 5.3 of the Plan, then Section 5.3 of the Plan shall prevail and control.

        SECTION 1.4 LEGAL REPRESENTATION OF PARTIES. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

                                   ARTICLE II

                                 THE ACQUISITION

        SECTION 2.1 ASSETS TO BE CONVEYED FREE AND CLEAR OF ENCUMBRANCES. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Trustee shall cause the Debtor to convey, transfer, assign, sell and deliver to SWECO, and SWECO shall acquire, accept and purchase, all of the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances; PROVIDED, HOWEVER, that any of the Acquired Assets may, at SWECO's sole election, be transferred to and acquired by a designee or designees of SWECO. The Confirmation Order shall provide that the Acquired Assets will be transferred by the Debtor to SWECO (or, as appropriate, such designee or designees) on the Closing Date free and clear of all Encumbrances other than Permitted Encumbrances pursuant to Bankruptcy Code sections 363(f) and 1123 and that SWECO is purchasing the Acquired Assets in good faith and in exchange for fair consideration and reasonably equivalent value. The Debtor is not selling, and SWECO is not purchasing, any of the Excluded Assets pursuant to this Agreement.

        SECTION 2.2 PURCHASE PRICE FOR ACQUIRED ASSETS. Subject to the adjustments provided in Sections 2.3 and 2.4, the purchase price for the Acquired Assets (as so adjusted, the "Purchase Price") shall be equal to the sum of (i) Nine Hundred Thirty-Three Million Five Hundred Thousand Dollars ($933,500,000) payable in cash by SWECO to the Trustee on the Closing Date and
(ii) the lesser of (a) Seven Million Dollars ($7,000,000) and (b) the allowed amount of unsecured claims (excluding administrative and priority claims) described and listed in paragraph I.B.2.a. of SWEPCO's Supplemental Disclosure Statement dated November 12, 1996.

        SECTION 2.3 PURCHASE PRICE ADJUSTMENT FOR ASSET IMPAIRMENT

                 (a) If, during the period from the date hereof through the Closing, (i) there shall occur any actual or constructive loss, destruction or damage affecting any of the Acquired Assets or (ii) any of the Core Article IV Representations shall be untrue and incorrect when made (the occurrence of any event referred to in the foregoing clauses (i) and (ii) being referred to as an "Impairment"), then, subject to the other terms and conditions hereof, the purchase price for the Acquired Assets shall be reduced by the amount (the "Impaired Asset Adjustment Amount") by which the net economic loss or diminution in value (on the basis of fair market value) to each Acquired Asset as to which there has been an Impairment or Impairments (an "Impaired Asset") or the diminution in the value of the Business resulting or expected to result from the Impairment, determined after giving effect to any replacements, repairs or renovations thereof to the extent effected prior to the Closing and any related insurance proceeds, net of costs of collection, held for transfer to SWECO as part of the Acquired Assets, exceeds Two Million Five Hundred Thousand Dollars

($2,500,000) in the aggregate. SWECO shall notify the Trustee of any Impairment known to SWECO by a written notice delivered at least ten (10) Business Days prior to Closing or, if an Impairment occurs thereafter, on or before the Closing Date (any such notification of a proposed Impaired Asset Adjustment Amount is referred to as an "Impaired Asset Notice"). The Impaired Asset Notice shall include SWECO's good faith estimate of the Impaired Asset Adjustment Amount. The Impaired Asset Adjustment Amount shall be determined by the mutual agreement of SWECO and the Trustee or, failing such agreement, by the dispute resolution procedure specified in Section 2.3(b). Notwithstanding the foregoing, if the Impaired Asset Adjustment Amount shall exceed Twenty Million Dollars ($20,000,000), the Trustee (if the Impairment does not constitute or result from a breach by the Trustee of the provisions of this Agreement) and SWECO shall each have the right to terminate this Agreement pursuant to Section 7.2(b). If the Impaired Asset Adjustment Amount does not exceed Twenty Million Dollars ($20,000,000), neither Party hereto shall have, in the absence of a breach of this Agreement by the other Party other than any such breach giving rise to an Impairment, any right to terminate this Agreement. If the Impaired Asset Adjustment Amount does not exceed $2,500,000, then the purchase price for the Acquired Assets shall not be reduced.

                 (b) If the Trustee and SWECO (or their respective Representatives) are unable to resolve any disagreement with respect to the Impaired Asset Adjustment Amount within five (5) Business Days following receipt by the Trustee of the Impaired Asset Notice then:

                          (i) The matter(s) in dispute shall be immediately referred to an independent third party, valuation expert qualified to value the matter(s) in dispute (a "Valuation Expert") (A) selected by the Trustee and SWECO mutually within five (5) Business Days following receipt by the Trustee of the Impaired Asset Notice or (B) if the Trustee and SWECO fail so to select a Valuation Expert within such period, designated as promptly as practicable thereafter by the Court, which designation shall be final and binding on the Parties, without right of appeal or other review.

                          (ii) The Valuation Expert shall, as promptly as practicable, determine the Impaired Asset Adjustment Amount, which valuation shall be final and binding on the Parties, without right of appeal or other review.

                          (iii) If the Valuation Expert fails to make such determination prior to the Closing Date and SWECO's estimate of the Impaired Asset Adjustment Amount is less than Five Million Dollars ($5,000,000), the Parties shall, subject to the terms and conditions of this Agreement, consummate the Closing of the Transactions (notwithstanding such dispute and referral to the Valuation Expert). At such Closing, SWECO shall deliver to the Trustee a report that sets forth in reasonable detail its estimate of the Impaired Assets Adjustment Amount, as determined by it in good faith and the basis therefor, and shall pay to the Trustee the disputed portion of the Impaired Asset Adjustment Amount, and the Trustee shall place such amount in an escrow account established by Order of the Court pending final determination of the Impaired Asset Adjustment Amount.

                          (iv) If SWECO's estimate of the Impaired Asset Adjustment Amount is more than Five Million Dollars ($5,000,000) and neither Party shall have elected to exercise any right it may have to terminate this Agreement, then the Closing of the Transactions shall be deferred pending final determination of the Impaired Asset Adjustment Amount.

                          (v) Any amount paid into escrow pursuant to clause
        (iii) shall, upon final determination of the Impaired Asset Adjustment Amount, be retained by the Trustee or paid to SWECO as their interests may appear based on such determination.

        SECTION 2.4 OTHER PURCHASE PRICE ADJUSTMENTS.

                 (a) If the Coincident Peak Demand (as set forth on Schedule 2.4) of the Members that enter into New Power Supply Contracts on or prior to the Closing Date totals less than 1,538.5 megawatts, then, subject to Section 6.2(d) (v), the purchase price for the Acquired Assets may be reduced, at SWECO's option, by an amount equal to the product obtained by multiplying (i) the difference in the number of megawatts between the Coincident Peak Demand (as set forth on Schedule 2.4) of the Members that have entered into a New Power Supply Contract and 1,538.5 megawatts, by (ii) an amount, not to exceed, $325,000 per megawatt, selected by SWECO. If SWECO elects to exercise such option, it shall deliver a notice to that effect to the Trustee prior to the Closing Date, which notice shall set forth the amount of the reduction per megawatt and the total amount of the reduction.

                 (b) If the Closing Date Yield is below 6.26% or above 7.06%, then the purchase price for the Acquired Assets shall be subject to the following adjustments:

                          (i) if the Closing Date Yield is less than 6.26%, then such purchase price shall be increased by an amount equal to the product obtained by multiplying the number of Basis Points by which the Closing Date Yield is less than 6.26% by $700,000; and

                          (ii) if the Closing Date Yield is greater than 7.06%, then such purchase price shall be reduced by an amount equal to the product obtained by multiplying the number of Basis Points by which the Closing Date Yield exceeds 7.06% by $700,000.

        SECTION 2.5 PRORATIONS.

                 (a) All of the items, including those listed below, relating to the Business and the operation of the Acquired Assets that would normally be prorated between a buyer and a seller in accordance with custom and usage applicable to contracts for the purchase and sale of commercial assets in the State of Louisiana shall be prorated as of the Closing Date between the Debtor, which shall be liable to the extent such items relate to any time period to and including the Closing Date, and SWECO, which shall be liable to the extent such items relate to periods subsequent to the Closing Date:

                          (i) personal property, real estate, occupancy and water taxes, assessments and other charges of Governmental Authorities, if any, on or with respect to ownership or operation of the Acquired Assets;

                          (ii) rents and other lease payments, taxes and other items payable by the Debtor under any of the Assumed and Assigned Contracts,

                          (iii) any permit, license or registration fees with respect to any Permits that are being assigned or transferred hereunder; and

                          (iv) sewer rents and charges for water, telephone, electricity and other utilities.

                 (b) If actual taxes, fees and other amounts to be prorated are not available at the Closing Date, then the proration shall be based upon the actual taxes, fees and other amounts for the preceding year (or appropriate period) for which actual taxes, fees and other amounts are available and such taxes, fees and other amounts shall be reprorated upon the request of either Party made within 60 days of the date that the actual amounts become available. The Parties shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 2.5.

                 (c) The amount of all salaries, wages, vacation credits and payroll taxes which under generally accepted accounting principles would be accrued as a liability on the balance sheet of Debtor as of the close of business on the Closing Date shall be paid by the Debtor.

        SECTION 2.6 LIABILITIES ASSUMED BY SWECO. As further consideration for consummation of the Transactions, at the Closing, SWECO shall assume and agree to pay thereafter when due and discharge the Assumed Liabilities. SWECO shall not assume or be liable for any Liabilities of the Debtor other than the Assumed Liabilities. Except as to the Assumed Liabilities, SWECO is not a successor to Cajun, and none of SWEPCO, SWECO, SWECO's Representatives or their Affiliates shall have any liability, as transferee or otherwise, for claims against Cajun (whether or not currently known) as a result of SWECO's purchase of the Acquired Assets or the consummation of the Transactions hereunder, and the Confirmation Order shall so provide.

        SECTION 2.7 PAYMENT OF INITIAL CASH PAYMENT FOR ACQUIRED ASSETS. At the Closing, SWECO shall pay the Purchase Price to the Trustee by wire transfer to an account designated by the Trustee by notice given to SWECO not less than five
(5) Business Days prior to the Closing Date.

        SECTION 2.8 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated to the Acquired Assets in accordance with Section 1060 of the Tax Code. The Parties shall negotiate in good faith the value of each of the Acquired Assets and the resulting allocation of the Purchase Price among the Acquired Assets. SWECO and the Trustee each agrees to file (or to cause to be filed) Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with such agreed allocation and not to take a position in any Tax Return, tax proceeding or tax audit which is inconsistent with such allocation. SWECO and the Trustee each agrees to provide the other promptly with any other information required to complete Form 8594.

        SECTION 2.9 FURTHER ASSURANCES. From time to time after the Closing, the Trustee or the Debtor shall execute and deliver or shall cause to be executed and delivered to SWECO or its designee such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by SWECO in order to vest in SWECO or its designee all right, title and interest of the Debtor in and to the Acquired Assets and otherwise in order to carry out the purpose and intent of this Agreement and the other Transaction Documents.

        SECTION 2.10 CLOSING. The closing of the Transactions (the "Closing") shall, unless another date, time or place is mutually agreed to in writing by the Parties, take place at the offices of Wilkinson, Carmody & Gilliam, 400 Travis Street, Shreveport, Louisiana at 10:00 a.m., local time, on the Closing Date.

                                   ARTICLE III

                                    COVENANTS

        SECTION 3.1 ACCESS; DUE DILIGENCE

                 (a) From the date hereof to the Closing Date and subject to the confidentiality obligations of the Debtor or the Trustee under the Scheduled Contracts (from which obligations the Trustee shall use all reasonable efforts to be relieved so that the access contemplated to be given to SWECO and SWECO's Representatives hereunder may be given by the Trustee and the Trustee's Representatives to the fullest extent permitted hereunder), the Trustee shall
(i) provide SWECO and SWECO's Representatives with reasonable access to the Trustee's Representatives and all properties, offices and other facilities of the Debtor, including all Books and Records, during normal business hours (and, with the Trustee's consent, which shall not be withheld unreasonably, during non-business hours) and in a manner not unreasonably disruptive to the operation of the Business, (ii) use reasonable efforts to provide SWECO and SWECO's Representatives reasonable access to the Debtor's outside auditors and their work papers and (iii) furnish promptly to SWECO all financial and operating data and other information regarding the Business and the Acquired Assets that SWECO may from time to time reasonably request. Without limiting the generality of the foregoing, the Trustee shall provide SWECO and its Representatives reasonable access to the Debtor's Real Property and Leaseholds for such inspection, examination and other assessment as SWECO deems necessary in order to determine whether the statements contained in Section 4.13 are true and correct SWECO agrees to exercise the foregoing rights in conformity with any applicable legal requirements.

                 (b) In addition to the access and information rights provided by Section 3.1(a), SWECO and SWECO's Representatives shall have, at its own risk and expense, reasonable access to enter the Real Property and Leaseholds during normal business hours and, with the Trustee's consent (which shall not be withheld unreasonably), during non-business hours, to investigate, inspect, audit, study and test, including the examination of soil, groundwater and all other physical features in a manner not unreasonably disruptive to the operation of the Business. The existence of this right shall in no manner obligate SWECO to perform part or all of any investigation whatsoever.

                 (c) From and after the Confirmation Date, SWECO may designate two of its Representatives as Transition Managers to monitor the Debtor's operations and activities during the period from the Confirmation Date to the Effective Date. During that period, the Transition Managers and their Representatives shall be given access to the Debtor's personnel, properties, offices and other facilities and Books and Records, shall be informed of and invited to attend management and staff meetings, shall be provided all written, non-privileged information distributed to the Trustee and his staff or to management of the Debtor, and shall be provided, without cost, office space in the Debtor's headquarters facility and reasonably necessary clerical support.

                 (d) The Trustee acknowledges that, prior to the date hereof, the opportunity for SWEPCO, SWECO and their Representatives to undertake and complete the investigations, inquiries and other due diligence customary for comparable transactions (collectively, the "Due Diligence Investigation") has been limited. SWECO agrees to initiate and complete its Due Diligence Investigation as promptly as practicable and the Trustee agrees to provide, or use all reasonable efforts to cause the Debtor to provide, to SWEPCO, SWECO and their Representatives information in their possession or control that is responsive to any Due Diligence Investigation requests made by SWEPCO, SWECO and their Representatives as promptly as practicable.

        SECTION 3.2 CONDUCT OF BUSINESS

                 (a) From the date hereof to the Closing Date, except as permitted by the prior written consent of SWECO (i) the Business shall be conducted only in, and the Debtor shall not take any action in connection with the conduct of the Business except in, the ordinary course of business and in a manner consistent with Prudent Utility Practice, (ii) the Trustee shall use, and shall cause the Debtor to use, reasonable efforts (A) to preserve the Business substantially intact, (B) to maintain the Acquired Assets in due repair, order and condition (subject to ordinary wear and tear) in accordance with Prudent Utility Practice, (C) to comply with all material Laws applicable to the Business (subject to the Trustee taking or omitting to take any actions, which action or omission is asserted by a Governmental Authority to be a violation of any Law and the application of which to the Trustee, the Debtor, the Business or the Transactions is being or will be contested by the Trustee in good faith in appropriate proceedings), (D) to keep available the services of employees whose continuing employment in connection with the Business is necessary to the conduct of the Business (subject to any steps the Trustee may take in consultation with SWECO in an effort to minimize employee severance costs); PROVIDED, HOWEVER, that nothing herein shall be deemed to affect SWECO's right, in its sole discretion, to determine whether any employee will be employed by SWECO after the Closing Date, (E) to preserve the present relationships of the Business with customers, including the Members, and suppliers and other Persons with which the Business has significant business relations (excluding any such customers, other than the Members, or suppliers that are not parties to Contracts with the Debtor that constitute Assumed and Assigned Contracts), and

(F) to prepare and file timely all filings necessary or desirable to obtain new or additional Permits under applicable Law or to renew or extend existing Permits which are otherwise due to terminate or expire and for transfer or reissue of such Permits to SWECO or its designee or otherwise to amend or modify such Permits to reflect the Acquisition pursuant to applicable Law. By way of amplification and not limitation, except as specifically contemplated by this Agreement, the Trustee shall not, and shall cause the Debtor not to, between the date of this Agreement and the Closing Date, directly or indirectly, do, or propose or agree to do, any of the following without the prior written consent of SWECO:

                          (i) sell, assign, pledge, dispose of or encumber any of the Acquired Assets, except for the sale in the ordinary course of business of any tangible personal property that has been retired from operation as a result of the acquisition of a replacement asset of equal or greater value or utility that will be transferred to SWECO at the Closing as an Acquired Asset;

                          (ii) fail to comply with all material requirements of, and otherwise to maintain Permits required under, applicable Law or fail to defend or initiate any material proceeding before any Governmental Authority that is necessary to protect the Acquired Assets or to ensure the continued, uninterrupted operation of the Business, including the timely prosecution of any material Permit application or renewal;

                          (iii) fail (A) to maintain an inventory of coal consistent with past practices so that the quality and quantity of coal existing as of the Closing Date shall not be materially less than that existing on October 30, 1996, (B) to maintain inventory levels of fuel oil or other inventory, spare parts, material and other supplies of a quality and quantity required under Prudent Utility Practice in connection with the conduct of the Business, (C) to make capital expenditures consistent with Prudent Utility Practice, (D) to maintain the Acquired Assets in due repair, order and condition in accordance with Prudent Utility Practice or (E) to maintain insurance for the Acquired Assets consistent with Prudent Utility Practice;

                          (iv) fail to comply with or perform all of the Debtor's obligations under any Assumed and Assigned Contract or Assigned Post-Petition Contract (except for defaults that are capable of being cured through the payment on the Closing Date of cure payments under Bankruptcy Code section 365(b)(1) or defaults of the kind specified in Bankruptcy Code section 365(e)(1));

                          (v) terminate, replace, amend or otherwise modify (A) any Assumed and Assigned Contract or Assigned Post-Petition Contract, or waive any of the obligations of the parties (other than the Debtor) to any such Contract or the Debtor's rights under any such Contract or (B) any other Material Contract (whether a Material Contract before or after giving effect to such termination, replacement, amendment or other modification); PROVIDED, HOWEVER, that, at any time prior to the Confirmation Date, any Contract that is not a Collective Bargaining Agreement and that at the time in question has not yet been designated as (1) an Assumed and Assigned Contract, (2) an Assigned Post-Petition Contract or (3) a Rejected Contract, as the case may be, pursuant to

        Section 3.6, may be terminated, replaced, amended or otherwise modified if the Trustee shall have provided written notice to SWECO of the action proposed to be taken at least ten (10) Business Days prior to the effectiveness of any such action and SWECO, prior to the expiration of such period, shall not have designated such Contract as an Assumed and Assigned Contract or an Assigned Post-Petition Contract, as the case may be, pursuant to Section 3.6, in the case of (1) and (2);

                          (vi) enter into any Post-Petition Contract that relates to the Business, and would be a Material Contract, unless the Trustee shall have used all reasonable efforts to negotiate a provision to be included in such Post-Petition Contract that would permit the assignment thereof to SWECO at the Closing in accordance with
        Section 3.6;

                          (vii) enter into any Post-Petition Contract that constitutes a Collective Bargaining Agreement or otherwise relates to labor or employee benefits, other than as permitted pursuant to Section 3.8; or

                          (viii) depart from the normal and customary trade, discount and credit policies of the Debtor, except in the ordinary course of business and consistent with past practice.

                 (b) If the Trustee intends to take any action (or cause the Debtor to take any action) or omit to take any action (or permit the Debtor to omit to take any action) which action or omission, pursuant to Section 3.2(a), requires the prior written consent of SWECO, then the Trustee shall, as soon as practicable, inform the Transition Managers of the proposed action or omission and a proposed reasonable time frame for obtaining the required written consent. With respect to any such proposed action or omission, the Trustee or his designated Representatives and the Transition Managers shall use their reasonable efforts to resolve any disputes regarding the proposed action or omission so that the necessary written consent to the proposed action can be provided or withheld by SWECO within the appropriate time frame. If, however, the Transition Managers inform the Trustee or his designated Representative that SWECO will not consent to the proposed action or omission, the Trustee and SWECO will submit the matter to the Court for resolution. The Trustee shall request the Court not to approve the proposed action or omission unless the Court finds that, regardless of the benefit that may be conferred on the Cajun Estate thereby, the Trustee has established that such proposed action or omission would not have a Material Adverse Effect or a material adverse effect on the confirmability of the Plan or the benefits of the Plan or the Transactions to SWECO.

        SECTION 3.3 COOPERATION IN CONSUMMATION OF THE PLAN AND RELATED MATTERS. The Trustee, subject to its fiduciary duties under the Bankruptcy Code, and SWECO each will fully cooperate with the other in the consummation of the Plan and in connection with any litigation or proceeding already instituted or which may be instituted hereafter against or by such Party relating to the Plan or which may affect the consummation of the Plan or satisfaction of the conditions precedent to consummation of the Acquisition (other than litigation between the Parties arising out of the Transactions). The Trustee and SWECO agree to use their reasonable efforts to (a) obtain the Required Regulatory Approvals as promptly as practicable and in any case prior to the Outside Date; and (b) to consummate the Acquisition within a reasonable time period thereafter and in any case prior to the Outside Date.

        SECTION 3.4 SALES TAXES. To the extent that the sale of the Acquired Assets is subject under applicable Law to sales, transfer, use, stamp or similar Taxes that are not exempt under Bankruptcy Code section 1146, such Taxes shall be paid by SWECO.

        SECTION 3.5 TECHE-CLECO TRANSFER. The Trustee and SWECO acknowledge that CLECO has acquired Teche and that a New Power Supply Contract, to be effective on the Effective Date, may be entered into directly by CLECO and SWECO.

        SECTION 3.6 TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES AND POST-PETITION CONTRACTS.

                 (a) It is a condition precedent to SWECO's obligation to consummate the Acquisition that Members whose Coincident Peak Demand (as set forth in Schedule 2.4), when added together, equals or exceeds 1,000 megawatts shall have executed and delivered New Power Supply Contracts in form and substance satisfactory to SWECO. The Existing Power Supply Contract of each Member that executes and delivers a New Power Supply Contract shall be terminated as of the Effective Date. If a Member fails to execute and deliver a New Power Supply Contract, then the Existing Power Supply Contract of that Member shall be neither assumed nor rejected; instead, such Existing Power Supply Contract shall be treated as provided in Section 7.1 of the Plan.

                 (b) SWECO shall not be obligated under any current or future collective bargaining agreements entered into or negotiated by Cajun, the Debtor or the Trustee. However, if and when SWECO hires a majority of Cajun's employees in units appropriate for collective bargaining, then SWECO will recognize those unions representing those employees and negotiate in good faith with representatives of those unions.

                 (c) Schedule 3.6(c) lists the Contracts that are to be assumed by the Trustee and assigned to SWECO or its designee on the Closing Date under the Plan pursuant to Bankruptcy Code sections 365 and 1123 (Contracts that are so listed are collectively referred to as the "Assumed and Assigned Contracts"). The Trustee shall seek authorization by the Court, either pursuant to the Confirmation Order or an Order of the Court obtained by separate motion filed by the Trustee of the assumption and assignment of each of the Assumed and Assigned Contracts that has not theretofore been assumed by Order of the Court under Bankruptcy Code section 365.

                 (d) Each Member entitled to preference shall execute a Contract with SPA for the sale and purchase of SPA Hydro Peaking Power (as such term is defined in the New Power Supply Contracts). The amount of SPA Hydro Peaking Power purchased by each Member shall be allocated by the SPA in accordance with applicable law. SWEPCO shall act as the Scheduling Agent of the SPA Hydro

Peaking Power for such Members pursuant to Section 3.2 of the New Power Supply Contracts.

                 (e) Subject to the treatment of the River Bend JOPOA under the Plan, all executory contracts or unexpired leases, other than the Hydro Contract, to which the Debtor was a party on the Petition Date or which have been identified on Schedule 4.12 as a Post-Petition Contract and, in each case, that have not been designated as Assumed and Assigned Contracts shall be rejected by the Trustee, effective on the Closing Date, under the Plan pursuant to Bankruptcy Code sections 365 and 1123. The Trustee shall use all reasonable efforts to obtain an Order or Orders of the Court on or prior to the Closing Date making such findings and determinations regarding such executory contracts and unexpired leases (collectively, the "Rejected Contracts") as SWECO may reasonably request.

                 (f) All cure payments which may be required to be made pursuant to Bankruptcy Code section 365(b)(1) under any Assumed and Assigned Contracts, and all other amounts that have become due and owing prior to the Closing under any Assumed and Assigned Contract shall be made by the Debtor on the Closing Date in accordance with the Plan. SWECO shall not be responsible for any cure payments required to be made under Bankruptcy Code section 365(b)(1) in connection with the assumption of an Assumed and Assigned Contract or that otherwise are due and owing under an Assumed and Assigned Contract prior to the Closing. If a dispute exists on the Closing Date as to the amount required to be paid to any party to an Assumed and Assigned Contract under Bankruptcy Code section 365(b)(1) in order for such Assumed and Assigned Contract to be assumed, pending a determination by the Court after the Closing Date of the actual amount owing, an appropriate reserve shall be maintained by the Debtor or the Trustee to cover any additional amount that the Court ultimately may determine to be due to such party in connection with such assumption. SWECO shall not assume or be liable in any respect for any Liability of the Debtor under any Rejected Contract. Following assignment by the Trustee to SWECO or its designee of an Assumed and Assigned Contract on the Closing Date, SWECO or such designee shall be responsible, as assignee of the Debtor, for the performance under such Assumed and Assigned Contract of all obligations of the Debtor that first arise after the Closing. SWECO shall have no Liability under any unexpired lease or executory contract except for Assumed and Assigned Contracts that are designated by SWECO in accordance with the applicable terms of this Section 3.6 and shall have no Liability under an Assumed and Assigned Contract other than the performance of obligations arising after the Closing Date.

                 (g) On or prior to the Confirmation Date, SWECO shall specify in writing those Post-Petition Contracts that shall be assigned to SWECO on the Closing Date (other than Post-Petition contracts entered into prior to the date of this Agreement which have been identified in Schedule 4.12 as a Post-Petition Contract) and all such Post-Petition Contracts (other than those as to which the consent of the other party thereto is required in order for such Post-Petition Contract to be assigned to SWECO or its designee and such party has withheld such consent) shall be assigned to SWECO on the Closing Date (collectively, the "Assigned Post-Petition Contracts"). SWECO shall have no liability for any amounts that become due from the Debtor under an Assigned Post-Petition Contract prior to the Closing.

        SECTION 3.7 FILINGS, CONSENTS AND APPROVALS. From and after the Confirmation Date until the Closing Date, each of the Trustee and SWECO shall file or cause to be filed any and all petitions, applications, declarations, or other pleadings as may be necessary or desirable to obtain, and thereafter shall use all reasonable efforts to obtain, the Required Regulatory Approvals in a timely manner. During this period, each Party shall consult with the other as to the appropriate time of filing, shall cooperate with each other as to the preparation of such notifications and the substance of such filings and shall use its reasonable efforts to make such filings at the agreed upon time and to respond promptly to any requests made to it for additional information by any Governmental Authority. The Trustee, in cooperation with SWECO, shall take all reasonable actions necessary or desirable to obtain all Governmental Approvals required to be obtained by the Trustee and to give all notices to, and make all filings with, any Governmental Authorities and third parties necessary to authorize, approve or permit the consummation of the Transactions in accordance with the Plan and the terms of the Transaction Documents. The Trustee, in cooperation with SWECO, shall take all reasonable actions necessary or desirable to obtain the consents of third parties to the assignment of the Assumed and Assigned Contracts required by the provisions thereof.

        SECTION 3.8 EMPLOYEE MATTERS

                 (a) All Employee Benefit Plans shall be terminated on or before the Closing Date. SWECO shall have no obligation to establish, contribute to or maintain any Employee Benefit Plan or maintain any particular level of benefits (it being agreed and acknowledged that no such plan will be transferred to or assumed by SWECO under section 4204 of ERISA or otherwise), unless expressly agreed by SWECO under the applicable provisions of (i) any collective bargaining agreement that SWECO may negotiate with any employee bargaining agent, or (ii) any employment contract or the terms and conditions of employment that SWECO may assume or establish. SWECO shall in no event assume or have any liability for any employee severance costs or employee-related Liabilities of the Debtor or any other liabilities (including withdrawal liabilities) related, in any way, to any Employee Benefit Plan.

                 (b) Subject to the provisions of any collective bargaining agreement SWECO may negotiate pursuant to Section 3.6(b), SWECO and its Affiliates shall have no obligation to hire any employees of the Debtor. Subject to such provisions, SWECO shall have the right to establish the terms and conditions of employment at any of the facilities, offices or operations included in the Acquired Assets and to offer employment on such terms and conditions.

        SECTION 3.9. NOTICE OF ACTIONS AND PROCEEDINGS. From and after the date here of until the Closing Date, the Trustee shall promptly notify SWECO of any written notice received by the Trustee with respect to Actions commenced or, to its knowledge, threatened involving or affecting the Debtor or the Business or which could have a Material Adverse Effect.

        SECTION 3.10 BANKRUPTCY FILINGS. From and after the Confirmation Date until the Closing Date, the Trustee shall deliver to SWECO (a) copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that the Trustee files in the Case within a reasonable time after filing, but with respect to any such papers that relate, in whole or in part, to this Agreement, the Plan, the Transactions, or SWECO, SWEPCO or its or their Representatives, the Trustee shall use all reasonable efforts to provide such prior notice as may be reasonable under the circumstances before the filing of such papers and (b) copies of all other pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in the Case.

        SECTION 3.11 SAFE HARBOR LEASES. Reference is made to Section 5.3 of the Plan regarding certain arrangements relating to certain Tax Benefit Transfer Agreements, CoBank and related matters. The Trustee shall cooperate, and shall cause the Debtor to cooperate, in effectuating such arrangements.

        SECTION 3.12 COOPERATION AS TO TAX MATTERS; PRORATION.

                 (a) The Trustee shall cooperate, and shall cause the Debtor to cooperate, with SWECO, and the Trustee shall keep and shall cause the Debtor to keep SWECO fully apprised of all meetings, correspondence and other communications with the IRS (and any state or local taxing authorities) relating to the liability of the Debtor for Taxes for any period ending before, on or including the Closing Date.

                 (b) All real property and personal property Taxes with respect to the Acquired Assets for the tax years occurring prior to the Closing Date shall be paid in full by the Trustee prior to or at the Closing. All real property and personal property Taxes with respect to the Acquired Assets for the tax year in which the Closing Date occurs shall be prorated through the Closing Date based on the most current assessment information available from the offices of the assessor and sheriff of the respective parishes in which the Acquired Assets are located. All special assessments against the Acquired Assets for utilities or otherwise shall be paid in full by the Trustee prior to or at the Closing.

                                   ARTICLE IV

               STATEMENTS AS TO THE EXISTENCE OR NON-EXISTENCE OF
             CERTAIN FACTS, CONDITIONS OR EVENTS RELATING TO DEBTOR

        All of the obligations of SWECO and SWEPCO under this Agreement are subject to the condition that each of the statements set forth below in this
Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

        SECTION 4.1 ORGANIZATION AND GOOD STANDING. The Debtor is a cooperative association duly organized, validly existing and in good standing under the Laws of the State of Louisiana, with full power to carry on the Business as it is now conducted and to own, lease or operate the Acquired Assets and the Excluded Assets. The Debtor is qualified to do business and is in good standing in each jurisdiction in which the nature of the Business or the character of the Debtor's properties makes such qualification necessary.

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        SECTION 4.2 AUTHORIZATION OF AGREEMENT. Subject to Section 8.13, the
Trustee has all requisite power and authority to enter into this Agreement and the Transaction Documents and to consummate the Transactions. Subject to Section 8.13, this Agreement and all other agreements and instruments to be executed by the Trustee in connection herewith have been (or upon execution will have been) duly executed and delivered by the Trustee, have been effectively authorized by all necessary action, and constitute (or upon execution will constitute) legal, valid and binding obligations of the Trustee enforceable against the Trustee and the Cajun Estate in accordance with their respective terms.

        SECTION 4.3 NO VIOLATION. Assuming the termination or expiration of any applicable waiting periods imposed by the HSR Act and receipt of all Required Regulatory Approvals, neither the execution and delivery by the Trustee of this Agreement or any Transaction Document nor the performance by the Trustee of his obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under (i) any applicable Law or Order, (ii) the Organizational Documents or (iii) any Assumed and Assigned Contract (except as the terms of any such Assumed and Assigned Contract have been invalidated or modified pursuant to applicable bankruptcy law or an order of the Court), (b) result in the creation or imposition of any Encumbrance on any of the Acquired Assets other than a Permitted Encumbrance, (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Permit owned or held by the Debtor and necessary for the operation of the Business or (d), with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (a), (b) or (c) of this Section, except in any such case for any matters described in this Section that could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the confirmability of the Plan or the benefits of the Plan or the Transactions to SWECO.

        SECTION 4.4 OWNERSHIP OF ACQUIRED ASSETS. The Debtor has defensible title to all of the Acquired Assets (other than the Transmission Assets and the Pipeline Assets, as to which it has such title or interest as is sufficient to enable the Debtor to conduct the Business as currently conducted without material interference, and other than any Acquired Assets that (a) are the subject of leases or (b) are not, individually or in the aggregate, material to the Debtor) free and clear of Encumbrances other than Permitted Encumbrances. The Debtor holds under valid lease agreements, each of which is an Assumed and Assigned Contract, all real and personal properties included in the Acquired Assets that are subject to leases, and enjoys peaceful and undisturbed possession of such properties under such leases, other than any properties that, individually or in the aggregate, are not material to the Debtor or the Business. The Debtor has not received any written notice of any adverse claim to the title to any properties included in the Acquired Assets or with respect to any lease under which any Acquired Assets are held by it, other than any claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Business. Upon transfer to SWECO or its designee on the Closing Date of ownership of the Acquired Assets that are owned by the Debtor, SWECO or such designee will acquire good and marketable title to the Acquired Assets (including the Assumed and Assigned Contracts and the Assigned Post-Petition Contracts but other than the Transmission Assets and the Pipeline Assets, as to which SWECO will acquire all of the Debtor's right, title and interest therein), free and clear of all Encumbrances other than Permitted Encumbrances (subject, in the case of Assigned Post-Petition Contracts, to any required consent of the other parties to such Contracts). The Acquired Assets, taken as a whole, constitute all the properties, assets and rights relating to or used or held for use in connection with the business and operations of the Debtor since (date of last financial statement), other than (i) inventory sold, cash disposed of, accounts receivables collected, contracts fully performed, and property or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business, and (ii) the Excluded Assets.

        SECTION 4.5 FINANCIAL CONDITION. The Trustee has furnished to SWECO the financial statements or reports listed in Schedule 4.5 (the "Cajun Financial Statements"). The Cajun Financial Statements: (a) were prepared from and in accordance with the books and records of the Debtor; (b) except as may be indicated in the notes thereto, were prepared in accordance with GAAP (subject, in the case of unaudited statements or reports, to the absence of any footnote disclosures and to year-end audit adjustments required by GAAP which consist solely of normal, recurring adjustments), and (c) fairly present the financial position, results of operations and cash flows of the Debtor, all in conformity with GAAP, as of the dates thereof and for the periods covered thereby. Since the date of the latest balance sheet contained in the Cajun Financial Statements, except as set forth in Schedule 4.5, the Business has been conducted only in the ordinary course and there has not been any action taken by the Debtor which would violate the provisions of Section 3.2 hereof had it been in effect during such period or any Material Adverse Effect.

        SECTION 4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities set forth on the latest balance sheet included in the Cajun Financial Statements and liabilities incurred in the ordinary course of business since that date which, in the aggregate, are not material, there are no liabilities or obligations of any nature, accrued, absolute, contingent or otherwise, whether due or to become due, which relate to the Business or which would be Assumed Liabilities. Following the Closing, no claimants shall have any recourse to SWECO, any Affiliate of SWECO or any Acquired Assets except in respect of the Assumed Liabilities.

        SECTION 4.7 REAL PROPERTY. Schedule 4.7 sets forth a legally adequate description of each principal parcel of Real Property and a list of all Contracts with respect to its Leasehold interests. The Debtor has made available to SWECO (a) all deeds, title insurance policies, surveys, mortgages and other Contracts granting or relating to the Debtor's ownership of such Real Property and (b) all Contracts with respect to its Leasehold interests.

        Except as set forth in Schedule 4.7:

                 (i) the Real Property described in Schedule 4.7 constitutes all of the Real Property necessary for the continued conduct by SWECO on the Closing Date of the Business as presently conducted;

                 (ii) the Debtor enjoys peaceful and undisturbed possession of the improvements located on the Real Property described in Schedule 4.7 and of all real property subject to its Leasehold interests; and

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
                 (iii) all of the buildings, fixtures and other improvements located on the Real Property described in Schedule 4.7 are in good operating condition and repair, ordinary wear and tear excepted, and the operation thereof as presently conducted is not in violation in any material respect of any applicable building codes, zoning ordinance or other Law.

        SECTION 4.8 TANGIBLE PERSONAL PROPERTY. Schedule 4.8 sets forth a listing of machinery, equipment, spare parts, furniture, fixtures, supplies and other tangible personalty which on the date hereof is carried on the Books and Records of the Debtor with a net book value of One Hundred Thousand Dollars ($100,000) or more. Except for any such property that is sold prior to the Closing as permitted under Section 3.2 and for Excluded Assets, all such property will be included in the Acquired Assets transferred to SWECO at the Closing. Except as otherwise disclosed in Schedule 4.8, all tangible personal property and fixtures included in the Acquired Assets are (a) structurally sound with no material defects, (b) in good working order and free from any material defects or otherwise suitable for the use for which they are intended (ordinary wear and tear excepted) and (c) adequate and sufficient for the operation of the Business as presently conducted.

        SECTION 4.9 INTELLECTUAL PROPERTY RIGHTS. There are no Intellectual Property Rights held by the Debtor that are material to the conduct of the Business as it is presently conducted.

        SECTION 4.10 EMPLOYEE BENEFIT PLANS

                 (a) Except as set forth in Schedule 4.10, there is no Employee Benefit Plan. Unless expressly identified as such on Schedule 4.10, no Employee Benefit Plan is an ERISA Multiemployer Plan. In the event of a partial or complete withdrawal from any ERISA Multiemployer Plan as of the Closing Date, the Debtor would not be subject to any withdrawal liability under Title IV of ERISA. The Acquired Assets are not subject to a lien in favor of the Pension Benefit Guaranty Corporation under Section 4068 of ERISA.

                 (b) The Debtor has made available to SWECO true and correct copies of each Employee Benefit Plan set forth in Schedule 4.10 and its summary plan description (if such description is required under Section 102 of ERISA).

        SECTION 4.11 LITIGATION. Except for adversary proceedings and other matters pending in the Case and appearing on the docket of the clerk of the Court with respect to the Case or which are described in Schedule 4.11, there are no claims, disputes or Actions of any nature before or by any Governmental Authority or arbitral authority pending or, to the knowledge of the Trustee and the Debtor, threatened, or any unsatisfied judgments, awards or settlements, in each case against the Debtor or the Trustee, the Business or any of the directors, officers, or employees of the Debtor in connection with the Business.

        SECTION 4.12 CONTRACTS

                 (a) Schedule 4.12 sets forth a true and correct list of each Existing Power Supply Contract and each other Contract under which the Debtor

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sells power, including all power marketing Contracts, and a true and correct list of each other Material Contract, including Collective Bargaining Agreements, fuel and transportation Contracts and Post-Petition Contracts (all such Contracts being herein called the "Scheduled Contracts"). The Debtor has made available to SWECO a true and correct copy of each Scheduled Contract.

                 (b) Except as set forth in Schedule 4.12:

                          (i) subject to the Debtor's assumption under Bankruptcy Code section 365, each Scheduled Contract is a valid and binding agreement of the Debtor enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor rights generally and by equitable principles) and the Debtor does not have any knowledge that any of the Scheduled Contracts is not a valid and binding agreement of the other parties thereto enforceable in accordance with its terms (except as aforesaid); and

                          (ii) the Debtor has fulfilled all material obligations required pursuant to each Scheduled Contract to have been performed by the Debtor on its part prior to the date hereof, the Debtor will fulfill, when due, all of the Debtor's obligations under the Scheduled Contracts which are to be performed prior to the Closing Date and the Debtor does not have any knowledge that the other parties to the Scheduled Contracts have failed to perform their material obligations under the Scheduled Contracts.

        SECTION 4.13 COMPLIANCE WITH LAW; PERMITS. The Business of the Debtor as presently conducted does not violate any Law in any material respect. The Debtor is in possession of all Permits from all Governmental Authorities, including all certificates of public convenience and necessity and rate authorizations required by the FERC and the LPSC and all Permits required by applicable Law relating to any of the operations currently being conducted at or on any of the Real Property described on Schedule 4.6, as are necessary to carry on its Business as currently conducted, except for any such Permits that (a) are listed in Schedule 4.13 or (b) the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the extent such Permits are transferable, the Trustee shall fully cooperate in the transfer thereof so as to permit SWECO to continue to have the use and benefit thereof and the rights granted thereby after the Closing shall have occurred. To the extent such Permits are not transferable, the Trustee shall fully cooperate with and assist SWECO in applying for and obtaining such Permits.

        SECTION 4.14 LABOR AND EMPLOYMENT MATTERS. Except as set forth in
Schedule 4.14, there is no (a) unfair labor practice or unlawful employment practice charge or complaint against the Debtor pending before any federal, state or local agency, or any basis for any such complaint; (b) pending labor strike or other material labor dispute; (c) pending labor grievance; (d) pending petition or question of representation respecting the employees of the Debtor;
(e) pending arbitration proceedings arising out of or under any Collective Bargaining Agreement to which the Debtor is a party; or (f) any pending or, to the knowledge of the Trustee or the Debtor, threatened claim against the Debtor regarding the terms and conditions of employment or discharge or dismissal of any employee or the failure to hire any individual employee and there is no basis for any such claim.

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        SECTION 4.15 ENVIRONMENTAL MATTERS

                          (a) (i) Debtor has not engaged in or allowed any operation or activity upon, or any use or occupancy of, any Real Property or any Leasehold for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, processing, recycling, refining, dumping or disposal of any Hazardous Materials on, under, in or about such Real Property or Leasehold, or transported or arranged for transport of any Hazardous Materials to, from or across such Real Property or Leasehold, in each case which constitutes or otherwise causes a material violation of or for which remediation or other corrective action is or may be required under any Environmental Law,

                          (ii) no Hazardous Materials have been used, manufactured, produced, constructed, deposited, disposed of, stored or otherwise located on, under, in or about any Real Property or any Leasehold, in a manner or condition which constitutes or otherwise causes a material violation of or for which remediation or other corrective action is or may be required under any Environmental Law;

                          (iii) no Hazardous Materials have migrated, or due to their location or condition are threatening to migrate, from any Real Property or any Leasehold on, under, in or about other properties, and no Hazardous Materials have migrated, or due to their location or condition are threatening to migrate, from other properties on, under, in or about any Real Property or any Leasehold, in a manner or condition which constitutes or otherwise causes a [material] violation of or for which investigation, remediation or other corrective action is or may be required under any Environmental Law;

                          (iv) no underground improvement, including any treatment, sump, or storage tank or water, gas or oil well, has been installed or located on any Real Property or any Leasehold, in a manner or condition which constitutes or otherwise causes a material violation of any Environmental Law; and

                          (v) neither the Debtor or the Trustee nor any Representative thereof has received any written notice or other written communication concerning (A) any violation or alleged violation of Environmental Laws arising out of the conduct of the Business (except for any such violations which have been corrected to the satisfaction of the appropriate authority); (B) any alleged liability for environmental damages, third party injury or property damages (including property rights or usage) arising from a failure to comply with Environmental Laws in any material respect and relating to any Real Property or Leasehold or arising out of the conduct of the Business; or (C) any alleged liability for the presence or suspected presence, or Release or suspected Release of Hazardous Materials on any Real Property, Leasehold, or other property used or held for use in connection with the Business or any property upon which waste generated through the conduct of the Business has been disposed or otherwise has become located. No directive, citation, notice, writ, injunction, decree, order or judgment relating to the foregoing is outstanding, and the Debtor is not in default in any material respect with respect to any currently existing and effective directive, citation, notice, writ, injunction, order or

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
        decree arising pursuant to Environmental Laws and relating to the conduct of the Business or governing the possession or use of any Real Property or any Leasehold known to or served upon the Debtor by any court, arbitrator or Governmental Authority. There is no lawsuit, claim, proceeding, citation, directive, summons or investigation pending or, to the knowledge of the Debtor and the Trustee, threatened pursuant to Environmental Laws concerning or against the Debtor relating to the ownership, use, occupation, maintenance or operation of any Real Property or any Leasehold by any Person, or relating to any alleged violation of any applicable Environmental Laws relating to any Real Property or any Leasehold or arising out of the conduct of the Business or the suspected presence of any Hazardous Materials on any Real Property, Leasehold or other property used or held for use in connection with the Business or any property upon which waste generated through the conduct of the Business has been disposed or otherwise has become located.

                 (b) The Debtor has been and remains in compliance in all material respects with the terms and conditions of each Permit issued to it in connection with Environmental Laws by any Governmental Authority with respect to its activity on any Real Property or Leasehold. The Debtor maintains and has maintained at all times all Permits required pursuant to Environmental Laws for the Business or with respect to any Real Property or Leasehold. Immediately prior to the Closing, each such Permit will be in full force and effect and shall not be subject to any pending or threatened suspension, termination or other modification by any Governmental Authority.

                 (c) The Debtor has timely prepared and made all necessary or desirable filings, reports, plans, applications, renewals, modifications and other disclosures and maintains and has maintained at all times all Books and Records required under any Environmental Law or with respect to any Real Property or Leasehold.

                 (d) The Debtor is in compliance in all material respects with all Environmental Laws in each jurisdiction in which any Real Property or Leasehold is located or in which it conducts the Business.

                 (e) There has been no exposure of any Person or property to any Hazardous Materials in connection with the Business or any Real Property or Leasehold which exposure could reasonably be expected to give rise to or otherwise form the basis for a claim for damages or compensation.

                 (f) The Debtor has made available to SWECO copies of all claims, complaints, material reports or other material documents in its files relating to Environmental Laws that relate to the conduct of the Business or any Real Property or Leasehold.

                 (g) Nothing in this Section 4.15 relates to River Bend and any Environmental Liabilities associated therewith.

                                       20
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                                    ARTICLE V

                            REPRESENTATIONS OF SWECO

        Subject to Sections 7.4 and 8.8, SWECO represents and warrants to the Trustee as follows:

        SECTION 5.1 ORGANIZATION. SWECO is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now conducted.

        SECTION 5.2 AUTHORIZATION OF AGREEMENT. SWECO has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby or thereby. The execution and delivery by SWECO of this Agreement and each Transaction Document and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of SWECO. This Agreement has been duly executed and delivered by SWECO and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of SWECO, enforceable against SWECO in accordance with its terms, except as the same may be limited by bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors rights generally and by legal principles of general applicability governing the application and availability of equitable remedies.

        SECTION 5.3 APPROVALS. Except for the Required Regulatory Approvals and for those Laws and Orders noncompliance with which could not reasonably be expected to have a material adverse effect on the ability of SWECO to perform its obligations under this Agreement, no waiting period imposed by and no Permit or Order of, any Governmental Authority is required under any Law or Order applicable to SWECO to permit SWECO to execute, deliver or perform this Agreement or any Transaction Document.

        SECTION 5.4 NO VIOLATION. Assuming termination or expiration of any applicable waiting periods imposed by the HSR Act and receipt of all Required Regulatory Approvals, neither the execution and delivery by SWECO of this Agreement or any Transaction Document nor the performance by SWECO of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under (i) any Law or Order applicable to SWECO, (ii) the certificate of incorporation or bylaws of SWECO or (iii) any contract or agreement to which SWECO is a party or by which it or any of its properties or assets is bound or (b), with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section that could not reasonably be expected to have a material adverse effect upon the ability of SWECO to perform its obligations under this Agreement.

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
        SECTION 5.5 LITIGATION. There are no Actions pending, or, to the knowledge of SWECO, threatened against SWECO or any of its assets, at law or in equity, in any court or before or by any Governmental Authority that could reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the ability of SWECO to perform its obligations under this Agreement.

        SECTION 5.6 SWEPCO'S AGREEMENT. The agreements contained in Section 7.4 of this Agreement have been duly authorized by SWEPCO and constitute legal, valid and binding obligations of SWEPCO enforceable against SWEPCO in accordance with their terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors rights generally and by general equitable principles.

                                   ARTICLE VI

                          CONDITIONS TO THE ACQUISITION

        SECTION 6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of each Party to this Agreement to effect the transactions contemplated hereby to occur at the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver by each Party of each of the following conditions:

                 (a) All requirements of any applicable Law or Order necessary for the valid consummation of the transactions contemplated herein to occur at the Closing shall have been fulfilled, and all filings required to be made with any Governmental Authority under any applicable Law or Order and all Permits and Orders required to be obtained from any Governmental Authority or court under any applicable Law or Order, in each case, in order to permit the Trustee or SWECO to consummate the transactions contemplated hereby to occur at the Closing shall have been made or obtained (other than any requirement the nonfulfillment of which and any Permit or Order the nonreceipt of which could not reasonably be expected to have a Material Adverse Effect on the Trustee, the Debtor or SWECO and other than the Required Regulatory Approvals referred to in Section 6.2(g) which are subject to the satisfaction of (or waiver by) SWECO only).

                 (b) No Order of any nature issued by any court of competent jurisdiction that (i) prohibits consummation of all or any part of the Transactions or (ii) materially and adversely affects the validity, enforceability or binding effect of any Transaction Document shall be in effect.

        SECTION 6.2 CONDITIONS TO THE OBLIGATION OF SWECO TO CONSUMMATE THE ACQUISITION. The obligations of SWECO to effect the transactions contemplated hereby to occur at the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver by SWECO of each of the following conditions:

                 (a) STATEMENTS AND COVENANTS OF THE TRUSTEE. Except to the extent contemplated by Section 2.3, each of the Article IV Statements shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, and each of the covenants and agreements of the Trustee

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
to be performed after the date hereof and prior to the Closing or such shorter period as specifically set forth in a particular covenant or agreement shall have been duly performed by the prescribed date or for the duration of the prescribed time period.

                 (b) PERMITS. All Permits required for the conduct of the Business as presently conducted or in connection with any Real Property or Leasehold shall have been transferred or reissued to SWECO or its designee or otherwise amended or modified to reflect the Acquisition pursuant to applicable Law.

                 (c) NO PROCEEDINGS OR ORDERS. There shall not be any action or proceeding pending or threatened (including any investigation) by any Governmental Authority to restrain, enjoin or invalidate the transactions contemplated herein or to compel SWECO or any of its Affiliates to divest any material assets, which would, in the judgment of the Board of Directors of SWECO, made in good faith and based upon the advice of counsel, involve expense or lapse of time or result in a reconfiguration of the business of SWECO or any of its Affiliates which expense, lapse of time or result would be materially adverse to the interests of SWECO or any such Affiliate, and there shall be no Order of any nature in effect issued by any court or Governmental Authority of competent jurisdiction that would require the divesture of SWECO or any of its Affiliates of any of the Acquired Assets.

                 (d) ADDITIONAL CLOSING DOCUMENTS. SWECO shall have received at the Closing the following documents, each dated the Closing Date (or such earlier date as SWECO may agree):

                          (i) bills of sale and assignments, in form and substance reasonably satisfactory to counsel for SWECO, covering the items of personal property included in the Acquired Assets to be transferred or assigned to SWECO at the Closing;

                          (ii) general warranty deeds, acts of sale in authentic form or similar forms of conveyance in proper statutory form for recording duly executed and acknowledged by the Debtor covering the Real Property to be conveyed to SWECO pursuant to this Agreement;

                          (iii) such further instruments of sale, transfer, conveyance, assignment or delivery covering the Acquired Assets or any part thereof as SWECO may reasonably require to assure the full and effective sale, transfer, conveyance, assignment and delivery to it of the Acquired Assets;

                          (iv) title insurance policies (which shall be at the expense of SWECO) issued by title insurance companies reasonably acceptable to SWECO under an ALTA Standard Form B policy insuring good and marketable title of SWECO in and to the Real Property (other than that involving the Transmission Assets and the Pipeline), subject only to Permitted Encumbrances and such other exceptions as are generally

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
        contained in such ALTA Standard Form B Policy, for such amounts as may be reasonably specified by SWECO;

                          (v) New Power Supply Contracts in form and substance satisfactory to SWECO executed and delivered by Members having Coincident Peak Demands (as set forth in Schedule 2.4) which, when added together, equals or exceeds 1,000 megawatts, each duly executed and delivered by the applicable Member, together with (A) evidence of such Member's valid existence, (B) evidence of such Member's due authorization of the execution, delivery and performance of such Member's New Power Supply Contract, (C) opinions of counsel to such Member (who shall be satisfactory to SWECO) with respect to the valid existence of such Member, the due authorization, execution and delivery by such Member of such Member's New Power Supply Contract, and that such Member's New Power Supply Contract constitutes such Member's legal, valid and binding obligation and is enforceable against such Member in accordance with its terms and (D) such other matters as SWECO may reasonably request from such Member;

                          (vi) any documents required to effect the arrangements contemplated by Section 5.3 of the Plan, which shall be in form satisfactory to SWECO and shall have been duly executed and delivered by CoBank or other appropriate party; and

                          (vii) such other documents as may be specified herein, the Transaction Documents or in the Plan or as SWECO may reasonably request.

                 (e) NO ADVERSE CHANGES; OTHER CONDITIONS.

                          (i) Between the Confirmation Date and the Closing Date there shall not have occurred any damage, destruction or loss of any of the Acquired Assets, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect (other than an Impaired Asset for which the Purchase Price will be adjusted pursuant to Section 2.3) nor shall there have occurred any other event or condition or any change from the information available to SWECO on the date hereof which has had or which could reasonably be expected to have a Material Adverse Effect.

                          (ii) No replacement, addition or other modification to any equipment or process used to conduct the Business which would have a Material Adverse Effect will be necessary to comply with any additional or different requirements which, as of the Closing Date, are existing or proposed under any Permit or Environmental Law but which will not become effective or otherwise applicable until after the Closing Date.

                          (iii) Between the Confirmation Date and the Closing Date, SWECO shall have received information regarding each Member's condition (financial and other), business, operations and prospects satisfactory to SWECO and there shall have occurred no adverse change therein.

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
                          (iv) On the Closing Date, SWECO shall have determined that:

                              (A) the Debtor has coal and other fuel oil
                 inventory, spare parts, materials and other supplies of a quality and a quantity to continue to operate the Business in accordance with Prudent Utility Practice and the quantity and quality of the coal shall not be materially less than that existing on the date hereof; and

                              (B) the Debtor has all the sulfur dioxide
                 allowances attributable to the Acquired Assets under applicable Environmental Law.

                 (f) THE PLAN.

                          (i) The Bar Date Order, the Disclosure Statement Order and the Ballot and Solicitation Order, in form and substance reasonably satisfactory to SWECO, shall have been entered and shall not have been modified, amended, dissolved, revoked or rescinded in any material respect detrimental to SWECO.

                          (ii) The Plan shall not have been amended, supplemented or modified in any respect other than as permitted by its terms.

                          (iii) The Confirmation Order, which shall comply with Sections 2.1 and 2.4 and shall otherwise be in form and substance reasonably satisfactory to SWECO, shall have been entered, shall remain in effect without any modification or amendment thereto and shall have become a Final Order.

                          (iv) The Orders referred to in Section 3.6(c) and (e) shall have been entered and shall not have been modified, amended, dissolved, revoked or rescinded.

                          (v) All conditions precedent to the consummation of the Plan on the Effective Date (other than the satisfaction or waiver of the conditions to the obligations of SWECO set forth in Section 6.2 or the Trustee set forth in Section 6.3) shall have been satisfied or waived as provided therein.

                          (vi) The Trustee shall have complied in all material respects with the Bankruptcy Code, the Bankruptcy Rules and all applicable orders of the Court entered in the Case.

                          (vii) The Plan shall be substantially consummated on the Effective Date thereof simultaneously with the Closing hereunder.

                 (g) REQUIRED REGULATORY APPROVALS; CONSENTS. Each Required Regulatory Approval shall have been received in form and substance satisfactory to SWECO on or prior to the Closing Date, shall be in full force and effect and shall not be subject to rehearing or appeal on the Closing Date. To the extent required pursuant to the provisions of an Assigned and Assumed Contract or by applicable law, the Trustee shall have obtained consents to the assignment of the Assumed and Assigned Contracts to SWECO (or shall have entered into other arrangements satisfactory to SWECO) and such consents shall not contain any conditions, requirements, or limitations (other than those contained in the underlying contract) determined by SWECO to be unacceptable.

                 (h) OPINION OF COUNSEL. SWECO shall have received from the Trustee an opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to the Trustee, that the Confirmation Order has been entered and that no notice of appeal has been timely filed, or the Confirmation Order otherwise constitutes a Final Order, as of the Closing Date.

                 (i) SIMULTANEOUS CLOSING. The Excluded Transmission Assets shall have been transferred to GSU pursuant to the terms of the Plan and, subject to the terms and conditions set forth in this Agreement, the closing of the other Transactions contemplated to be consummated at the Closing shall have occurred simultaneously.

                 (j) EXERCISE OF RIGHTS UNDER LIENS. None of the Acquired Assets shall have been sold, assigned, transferred or delivered to any Person through the enforcement of any Lien.

                 (k) NO EMPLOYEE-RELATED LIABILITIES. SWECO shall not be responsible for any employee related Liabilities of Cajun incurred on or prior to the Closing Date, including those relating to Employee Benefit Plans, post-retirement benefits, severance, accrued vacation or sick leave, COBRA coverage, failure to hire Liability, withdrawal Liability (complete or partial) under any retirement program and liabilities occasioned by the dismissal or layoff of any employees or under equal employment or civil rights Laws, including those Laws regarding discrimination based on sex, race, national origin, religion, age, veteran's status or disability. The Debtor shall have complied with all its obligations, if any, under the WARN Act.

                 (l) FUEL, TRANSMISSION AND TRANSPORTATION ARRANGEMENTS. SWECO shall have entered into such transmission, interconnection and interchange arrangements satisfactory to SWECO as may be reasonably necessary for the transmission of power generated by SWECO or purchased by SWECO for sale in a manner no less favorable to SWECO than the current arrangements of the Debtors.

                 (m) NO OTHER LIABILITIES. SWECO shall not be liable for any other claims or Liabilities of Cajun, other than the Assumed Liabilities, that have arisen prior to the Closing Date, including any and all claims or Liabilities with respect to River Bend.

        SECTION 6.3 CONDITIONS TO THE OBLIGATION OF THE TRUSTEE TO CONSUMMATE THE ACQUISITION. The obligation of the Trustee to consummate the Acquisition and the other Transactions to be consummated at the Closing as contemplated by this Agreement shall be subject to the satisfaction or waiver in writing by the Trustee on or prior to the Closing Date of each of the following conditions:

                 (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of SWECO contained in this Agreement shall be true and correct in all material respects as of the date hereof, and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such dates (except representations and warranties that are made as of a specific date need be true and correct only as of such date), and each of the covenants and agreements of SWECO to be performed after the date hereof and prior to the Closing Date shall have been duly performed by the prescribed date or for the duration of the prescribed time period, in all material respects.

                 (b) ENTRY OF ORDERS; CONSUMMATION OF THE PLAN. The Bar Date Order, the Disclosure Statement Order and the Ballot and Solicitation Order, in form and substance reasonably satisfactory to the Trustee, shall have been entered and shall not have been modified, amended, dissolved, revoked or rescinded in any material respect detrimental to the Cajun Estate and the Confirmation Order, in form and substance reasonably satisfactory to the Trustee, shall have been entered, shall remain in effect without any modification or amendment thereto and shall have become a Final Order.

                 (c) CERTAIN CLOSING DELIVERIES.

                          (i) OTHER AGREEMENTS. The relevant parties shall have entered into all agreements necessary to consummate the Plan, in form and substance reasonably satisfactory to the Trustee.

                          (ii) OTHER DOCUMENTS. The Trustee shall have received from SWECO any other documents required to be delivered by SWECO to the Trustee pursuant to the provisions of this Agreement, the Transaction Documents or the Plan in form and substance reasonably satisfactory to the Trustee.

                                   ARTICLE VII

                 AMENDMENT, TERMINATION, EXPENSE REIMBURSEMENT,
                               LIQUIDATED DAMAGES

        SECTION 7.1 AMENDMENT. Subject to any Bankruptcy Court approval requirement that may be applicable, this Agreement may be amended by the written agreement (and only by the written agreement) of the Trustee and SWECO at any time prior to the Closing Date.

        SECTION 7.2 TERMINATION. This Agreement may be terminated prior to the Closing as follows (the actual date on which this Agreement is terminated being referred to herein as the "Termination Date").

                 (a) at any time on or prior to the Closing Date, by mutual written consent of the Trustee and SWECO;

                 (b) at any time after final determination of the Impaired Asset Adjustment Amount, by either the Trustee (if the Impairment does not constitute or result from a breach of the Trustee of its obligations under this Agreement) or SWECO if such amount exceeds Twenty Million Dollars ($20,000,000);

                 (c) at the election of the Trustee, if any one or more of the conditions to the obligations of the Trustee to close as set forth in Section
6.1 or 6.3 has not been fulfilled by July 1, 1999 (the "Outside Date");

                 (d) at the election of SWECO, if any one or more of the conditions to the obligations of SWECO to close as set forth in Section 6.1 or
6.2 has not been fulfilled by the Outside Date;

                 (e) at the election of SWECO, if any of the following shall occur;

                          (i) approval by the Court of an Alternative Plan;

                          (ii) confirmation of a plan of reorganization that does not accomplish the Acquisition;

                          (iii) entry of an order of the Court authorizing the sale of all or a substantial part of the assets of Cajun (in one or more related transactions and pursuant to any form of transaction) to a Person other than SWECO or another designated affiliate of SWEPCO (other than the Excluded Transmission Assets pursuant to the GSU Settlement);

                          (iv) dismissal or conversion to Chapter 7 of the Case; or

                          (v) the Court shall not have signed the Confirmation Order by July 1, 1998; and

                 (f) by either SWECO or the Trustee if the Closing has not occurred on or before the Outside Date, time being of the essence.

                 (g) by either SWECO or the Trustee if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Transaction (which the party seeking to terminate this Agreement shall have used all reasonable efforts to have lifted or reversed) and such Order shall have become final and nonappealable.

        SECTION 7.3 EFFECT OF TERMINATION. If this Agreement is terminated and the Transactions are not consummated, this Agreement shall become void and of no further force and effect, except that any such termination shall be without prejudice to the rights and obligations of the parties hereto under Sections 7.4, 7.5 and 7.6.

        SECTION 7.4 TRUSTEE'S LIQUIDATED DAMAGES FOR SWECO BREACH. If this Agreement is terminated solely as a result of a breach by SWECO of its obligations under this Agreement, then the Trustee shall be entitled to payment of the SWECO Termination Fee. SWEPCO agrees to pay the SWECO Termination Fee to the Trustee if SWECO does not promptly pay the SWECO Termination Fee if and when the SWECO Termination Fee is payable under this Section 7.4. Payment of the SWECO Termination Fee shall (a) be full consideration for the Trustee's efforts and expenses in connection with this Agreement, the Plan. the other Transaction Documents and all Transactions contemplated hereby and thereby, and (b) constitute liquidated and agreed damages in respect of this Agreement and the Transactions, and SWECO, SWEPCO and their respective Affiliates shall have no further liability to the Trustee, the Cajun Estate or to any Claimant. The Trustee agrees that it is impossible to determine accurately the amount of all of the damages that the Cajun Estate would incur by virtue of a breach by SWECO of its obligations to proceed with the Transactions, and agrees that the sole and exclusive remedy for any such breach shall be for the Trustee to receive payment of the SWECO Termination Fee. Except as provided in this Section 7.4, the Trustee shall have no right or remedy against SWECO, SWEPCO or their respective Affiliates at law or in equity by reason of a breach by SWECO of its obligations under this Agreement. The Trustee agrees and acknowledges that he has no recourse to the Affiliates, officers, directors, shareholders, employees, or agents of SWEPCO or SWECO with respect to the obligations of SWEPCO and SWECO hereunder, and the Trustee agrees not to assert any claim hereunder against any Person other than SWEPCO or SWECO.

        SECTION 7.5 REIMBURSEMENT OF SWECO'S EXPENSES. The Trustee hereby acknowledges and agrees that SWECO has incurred and is continuing to incur substantial expenses, including the fees and expenses of legal counsel and financial advisors in connection with investigating the business and operations of the Debtor and in preparing this Agreement, the Transaction Documents and other various documentation, and that the Debtor has derived and will continue to derive benefit from such expenditures by SWECO. In recognition of such expenditures and to induce SWECO to continue to incur such expenses in connection with the Acquisition, subject to Sections 7.6 and 8.12, the Trustee shall cause the Debtor to pay SWECO up to Seven Million Five Hundred Thousand Dollars ($7,500,000) in respect of the Reimbursable Expenses if (a) the Plan is confirmed, and (b) the Acquisition is not consummated for any reason other than a material default by SWECO of its obligations under this Agreement that results in the SWECO Termination Fee being payable under Section 7.4 (a "Reimbursable Termination"). SWECO shall be entitled to the payment of such Reimbursable Expenses upon demand, subject to reasonable substantiation. Funds from the Cajun Estate shall not be paid to SWECO or SWEPCO for payments made by SWEPCO to reimburse the Committee of Certain Members (or the members thereof) with respect to bankruptcy and litigation expenses.

        SECTION 7.6 SWECO'S LIQUIDATED DAMAGES FOR TRUSTEE BREACH

                 (a) The Trustee agrees that, in the event of a Reimbursable Termination that results from a breach by the Trustee of its obligations under this Agreement after entry of the Confirmation Order, then, subject to Section 8.12, the Trustee shall, upon demand, pay, or cause the Debtor to pay, to SWECO or such other Person as SWECO shall designate, the Trustee Termination Fee.

Neither (i) a failure of the Article IV Representations to be true and correct nor (ii) a failure of any condition specified in Section 6.1 or Section 6.2 to be satisfied prior to the Outside Date (other than part of Section 6.2 that relates to the Trustee's performance of his covenants hereunder) shall constitute such a default for purposes of this Section 7.6. If the Trustee Termination Fee is paid by the Trustee, then no Reimbursable Expenses shall be payable.

                 (b) Payment of the Trustee Termination Fee shall (i) be full consideration for SWECO's, SWEPCO's and their respective Affiliates' efforts and expenses in connection with this Agreement, the Plan, the other Transaction Documents and all Transactions contemplated hereby and thereby, including the substantial due diligence efforts of SWECO, SWEPCO or their Affiliates and their Representatives, and (ii) constitute liquidated and agreed damages in respect of this Agreement and the Transactions, and the Trustee (on behalf of the Cajun Estate) shall have no further liability to SWECO, SWEPCO or their respective Affiliates. SWECO agrees that it is impossible to determine accurately the amount of all of the damages that it would incur by virtue of a breach by the Trustee of his obligations under this Agreement, and agrees that its sole and exclusive remedy for any such breach shall be to receive payment of the Trustee Termination Fee. Except as provided in this Section 7.6 and in Sections 6.2, 7.2 and 8.8, SWECO shall have no right or remedy against the Trustee, at law or in equity, by reason of a breach by the Trustee of his obligations under this Agreement.

        SECTION 7.7 FIRST PRIORITY EXPENSES. The Reimbursable Expenses and the Trustee Termination Fee shall constitute first priority administrative expenses of the Debtor pursuant to section 503(b) of the Bankruptcy Code and shall be paid upon the entry of any Order of the Court directing payment by the Trustee of such amounts. From and after the Outside Date, until payment in full of the Reimbursable Expenses and the Trustee Termination Fee, interest shall accrue on any unpaid portion of the Reimbursable Expenses or Trustee Termination Fee, as the case may be, at a rate per annum equal to the prime commercial lending rate announced from time to time by The Chase Manhattan Bank, N.A.

                                  ARTICLE VIII

                                  MISCELLANEOUS

        SECTION 8.1 EXPENSES. Except as otherwise provided herein, the parties hereto shall bear their own respective costs and expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and the Transaction Documents and consummation of the Transactions.

        SECTION 8.2 ENTIRE AGREEMENT, DISCLOSURES IN WRITING. Except as otherwise contemplated herein, this Agreement, together with the Appendices and Schedules hereto, and the Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof

        SECTION 8.3 COUNTERPARTS. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which will be deemed to be an original by the party executing such counterpart, but all of which shall be considered one and the same instrument.

        SECTION 8.4 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        SECTION 8.5 NOTICES. All notices hereunder shall be deemed given if in writing and delivered or sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

                 (a) if to the Trustee, to:

                     The Honorable Ralph R. Mabey
                     c/o LeBoeuf Lamb, Greene & MacRae, L.L.P.
                     1000 Kearns Building
                     136 South Main Street
                     Salt Lake City, Utah 84101
                     Telephone (801) 321-6721
                     Facsimile (801) 359-3256

                     With a copy to:

                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                     1000 Kearns Building
                     136 South Main Street
                     Salt Lake City, Utah 84101
                     Attention:  Lon Jenkins, Esq.
                     Telephone:  (801) 321-6721
                     Facsimile:  (801) 359-8256

                     and to:

                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                     633 Seventeenth Street
                     Suite 2800
                     Denver, Colorado 80202
                     Attention:  Thomas J. Moore, Esq.
                     Telephone:  (303) 291-2600
                     Facsimile:  (303) 297-0422
                     if to SWECO, to:

                     Southwestern Wholesale Electric Power Company 428 Travis Street
                     Shreveport, Louisiana 71101
                     Attention:  Michael D. Smith
                     Telephone:  (318) 673-3395
                     Facsimile:  (318) 673-3681

                     With a copy to:

                     Central and Southwest Corporation
                     1616 Woodall Rogers Freeway
                     Dallas, Texas  75202
                     Attention:  F. C. Meyer, Esq.
                                 General Counsel
                     Telephone:  (214) 777-1096
                     Facsimile:  (214) 777-1528

Any, notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

        SECTION 8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the Laws of the State of Louisiana applicable to agreements made and to be performed entirely within such state (without regard to conflict of laws provisions of Louisiana law that would result in the application of the laws of another jurisdiction) and, to the extent applicable, the Bankruptcy Code.

        SECTION 8.7 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

        SECTION 8.8 NON-SURVIVAL OF CERTAIN STATEMENTS AND REPRESENTATIONS. The statements contained in Article IV and the representations of SWECO set forth in this Agreement shall not survive the Closing.

        SECTION 8.9 BINDING, EFFECT, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, including any Person appointed for or in connection with any chapter 11 case involving the Debtor in any subsequent case under the Bankruptcy Code in which the Debtor may be a debtor. Except as provided in the preceding sentence and in Section 2.1, this Agreement and the rights and remedies hereunder are not assignable by the Trustee or SWECO, except that SWECO may assign its rights and remedies hereunder to any one or more of its Affiliates.

        SECTION 8.10 FURTHER ASSURANCES. The Trustee, on the one hand, and SWECO, on the other, agree, to the extent necessary (and only to such extent), on or any time after the Closing Date, to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such actions, as the other may reasonably request in order to effectuate the intent and purpose of, and to otherwise carry out the terms of, this Agreement.

        SECTION 8.11 WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, the party waiving compliance. Except as otherwise provided herein, no delay on the part of any party in exercising any right, power or privilege hereunder, nor any single or partial exercise of any such right, power or privilege hereunder, shall preclude any other or further exercise thereof or the exercise of any other such right, power or privilege hereunder. The rights and remedies herein provided are cumulative and, except as otherwise provided herein, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

        SECTION 8.12 NO PERSONAL LIABILITY OF TRUSTEE. Notwithstanding anything herein to the contrary, the Trustee shall have no personal liability for any of his obligations under this Agreement, including under Section 7.5 and Section 7.6, all of which the Trustee has undertaken for and on behalf of the Cajun Estate and all liability for which will be the sole responsibility of the Cajun Estate.

        SECTION 8.13 OBLIGATIONS OF TRUSTEE SUBJECT TO COURT APPROVAL. SWECO and SWEPCO agree and acknowledge that the Trustee's obligations hereunder are subject to the approval of the Court in the Case, as and to the extent required by the applicable provisions of the Bankruptcy Code.

        IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto by their respective duly appointed representatives thereunder duly authorized as of the date first above written.

                                     SOUTHWESTERN WHOLESALE
                                     ELECTRIC COMPANY


                                     By:
                                     Name:
                                     Title:



                                     Ralph R. Mabey, as Chapter 11 Trustee for
                                     Cajun Electric Power Cooperative, Inc.,
                                     subject to Section 8.12

                                     As to Section 7.4 only:

                                     SOUTHWESTERN ELECTRIC POWER
                                     COMPANY



                                     By:
                                     Name:
                                     Title:

                                                                     APPENDIX A
                                   DEFINITIONS

        "ACQUIRED ASSETS" shall mean any and all assets owned by the Debtor or in which the Debtor has rights or privileges, of every type and description, real, personal and mixed, tangible, choate or inchoate, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, wheresoever located, and whether or not specifically referred to in this Agreement, excluding only the Excluded Assets, but including the following:

                 (i) Big Cajun I;

                 (ii) Big Cajun II, Units I and 2;

                 (iii) the Debtor's 58% undivided ownership interest in Big Cajun II, Unit 3;

                 (iv) the Debtor's 86% undivided interest in Big Cajun II common facilities;

                 (v) the Energy Control Center;

                 (vi) the 37,500 sq. ft. headquarters building in Baton Rouge, Louisiana situated on approximately 5.5 acres of land, together with all servitudes, easements, rights of way and other real property rights related thereto;

                 (vii) approximately 4,200 acres of agricultural land near Coushatta, Louisiana, together with all servitudes, easements, rights of way and other real property rights related thereto;

                 (viii) the 540 MW General Electric turbine generator;

                 (ix) the Pipeline System, together with all servitudes, easements, rights of way and other real property rights related thereto;

                 (x) all railcars owned by the Debtor or in which the debtor has an interest, including 836 steel rotary dump railcars;

                 (xi) all annual Phase II sulfur dioxide allowances attributable to the other Acquired Assets under applicable Environmental Laws;

                 (xii) all of the Assumed and Assigned Contracts and the Assigned Post-Petition Contracts, including all of the Leaseholds, transmission/interconnection contracts, and the other power sales contracts that SWECO designates as Assumed and Assigned Contracts or Assigned Post-Petition Contracts pursuant to Section 3.6;

                 (xiii) all other office furniture, furnishings, machinery, equipment, supplies and computer hardware and software owned by the Debtor or in which the Debtor has an interest that are not Excluded Assets;

                 (xiv) all coal, fuel oil and other inventories, material, spare parts and other supplies owned by the Debtor or in which the Debtor has an interest that are not Excluded Assets;

                 (xv) the Big Cajun II Solid Waste Closure Fund;

                 (xvi) all motor vehicles owned by the Debtor or in which the Debtor has an interest that are not Excluded Assets;

                 (xvii) all of the Designated Transmission Assets and all other substations, through buses, and microwave stations owned by the Debtor or in which the Debtor has an interest, and all servitudes, easements, rights of way and other real property rights related thereto, other than any Excluded Transmission Assets;

                 (xviii) all Real Property not otherwise specifically referred to in the foregoing clauses (i) through (xvii);

                 (xix) the proceeds of any insurance or condemnation award resulting from any casualty to or condemnation of an Acquired Asset occurring prior to the Closing Date which are not applied to the payment of the cost of restoration of such Acquired Asset; and

                 (xx) all other assets and properties, except Excluded Assets, listed in Schedule 4.7 and 4.8.

     "ACQUISITION" shall have the meaning set forth in the recitals to this Agreement.

     "ACTION" shall mean any civil, criminal, or administrative action, suit, arbitration, charge, petition, complaint, inquiry, litigation, proceeding or investigation by or before any Governmental Authority or Arbitral Authority, including any class actions or investigations.

     "AFFILIATE" shall mean, with respect to any Person, any other Person controlling, controlled by; or under common control with such Person. For purposes of this definition, "CONTROL" shall mean the power to direct, or cause the direction of, the management or policies of any Person, whether through ownership of securities, by contract or otherwise.

     "AGREEMENT" shall mean this Agreement and the Appendices and Schedules hereto.

     "ARTICLE IV STATEMENTS" shall mean the statements set forth in Article IV.

     "ASSIGNED POST-PETITION CONTRACTS" shall have the meaning set forth in
Section 3.6(g).

     "ASSUMED AND ASSIGNED CONTRACTS" shall have the meaning set forth in
Section 3.6(c).

     "ASSUMED LIABILITIES" shall mean (i) the obligations of the Debtor under any Assumed and Assigned Contracts or Assigned Post-Petition Contracts that first arise on or after the Closing Date (excluding any amounts that are required to be paid in order to assume any of such Contracts pursuant to Bankruptcy Code sections 365 and 1123 or that otherwise are due and owing under any such Contracts prior to the Closing) and (ii) any obligations of the Debtor that are assumed by SWECO under Section 3.11.

     "BALLOT AND SOLICITATION ORDER" shall mean the order to be entered by the Court, approving the procedures for the solicitation of acceptances and rejections of the Plan and the form of ballots related thereto.

     "BANKRUPTCY CODE" shall mean title 11 of the United States Code, " 101, et M., as amended and in effect on the Petition Date.

     "BANKRUPTCY RULES" shall mean the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075, title 28, United States Code. and any local rules of the Court.

     "BAR DATE ORDER" shall mean an order of the Court establishing a bar date for the filing of certain administrative expense claims under Bankruptcy Code section 503(b) against the Debtor.

     "BASIS POINT" shall mean one one-hundredth of one percent (1/100 of 1%).

     "BIG CAJUN I" shall mean Big Cajun I, Units 1 and 2, which are natural gas-fired electric generating facilities located in New Roads, Louisiana, owned 100% by Cajun, both of which were recertified to a capacity of net 110MW in 1995, and all related switchyards, machinery, equipment, tools, spare parts, supplies, fuel oil in storage, other items in inventory, docking facilities, Transferable Permits and other personal and Real Property, including all servitudes, easements. rights of way and other real property rights related thereto.

     "BIG CAJUN II" shall mean Big Cajun II, Units I and 2 and Big Cajun II, Unit 3.

     "BIG CAJUN II JOPOA" shall mean the Joint Ownership Participation and Operating Agreement dated November 14, 1980 between the Debtor and GSU related to Big Cajun II, Unit 3.

     "BIG CAJUN II SOLID WASTE CLOSURE FUND" shall mean the funds held in account No. 98-0005-01-1 maintained at Hibernia National Bank in Baton Rouge, Louisiana.

     "BIG CAJUN II, UNITS I AND 2" shall mean Big Cajun II, Units 1 and 2, which are coal-fired electric (generating facilities located in New Roads, Louisiana, owned 100% by Cajun, each of which is rated at a capacity of net 575MW and all related machinery, equipment, switchyards, coal inventory. fuel oil in storage, other items in inventory, docking facilities, tools, spare parts, supplies, Transferable Permits and other personal and Real Property, including all servitudes, easements. rights of way and other real property fights related thereto.

     "BIG CAJUN II, UNIT 3" shall mean Big Cajun II, Unit 3, a coal-fired electric generating facility, located in New Roads, Louisiana, in which the Debtor owns a 58% undivided interest and GSU owns a 42% undivided interest and which is operated by the Debtor and rated at a capacity of net 40%TW (with the Debtor's share being 313MW), and all related machinery, equipment, standards, coal inventory, fuel oil in storage, other items in inventory, docking facilities, tools, spare parts., supplies, Transferable Permits and other personal and Real Property, including all servitudes. easements, rights of way and other real property rights related thereto.

     "BOOKS AND RECORDS" shall mean all books and records (or true and complete copies thereof) of this Debtor, including all computerized books and records, including all such books and records relating to the purchase or sale of power, materials, supplies and services or dealings with customers and all records and other documentation relating to Environmental Laws and Environmental Liabilities.

     "BUSINESS" shall mean the business and operations of Cajun currently conducted by the Trustee with the Acquired Assets.

     "BUSINESS DAY" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of Texas, Louisiana or New York or is a day on which banking institutions located in any such state are authorized or required by Law or other government action to close.

     "CAJUN" shall have the meaning set forth in the recitals to this Agreement.

     "CAJUN ESTATE" A shall mean the bankruptcy estate of the Debtor created under Bankruptcy Code section 541(a) upon commencement of the Case.

     "CAJUN FINANCIAL STATEMENTS" shall have the meaning set forth in Section
4.5.

     "CAJUN RIVER BEND INTEREST" shall mean the undivided 30% interest of the Debtor in River Bend

     "CASE" shall have the meaning set forth in the recitals to this Agreement.

     "CLAIMANTS" shall mean the holders of claims against, or equity interests in, the Debtor.

     "CLECO" shall mean Central Louisiana Electric Company, Inc., a Louisiana corporation.

     "CLOSING" shall have the meaning set forth in Section 2.8.

     "CLOSING DATE" shall mean the Effective Date.

     "CLOSING DATE YIELD" means the yield to maturity implied by (i) the yields reported in Bloomberg Business News, as of the close of business on the Business Day immediately preceding the Closing Date, for actively traded U.S. Treasury securities having a constant maturity of ten (10) years, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the Business Day immediately preceding the Closing Date, in U.S. Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity of ten (10) years.

     "COBANK" shall mean CoBank ACB, formerly the National Bank for Cooperatives.

     "COBANK CLASS E STOCK" shall mean the Class E stock of CoBank owned by the Debtor.

     "COBANK LETTERS OF CREDIT" shall mean the letter of credit issued by CoBank for the account of the Debtor and for the benefit of The Clorox Company dated June 30, 1983, as renewed or replaced from time to time, and the letter of credit issued by CoBank for the account of the Debtor and for the benefit of Eastman Kodak Company dated July 7, 1983, as renewed or replaced from time to time.

     "COBANK PATRONAGE DIVIDENDS" shall mean the patronage dividends payable by CoBank to the Debtor and held by CoBank immediately prior to the Closing.

     "COBANK REIMBURSEMENT AGREEMENT" shall mean the separate Letter of Credit Reimbursement Agreements dated June 30, 1983 and July 7, 1983, respectively, as amended, executed and delivered by the Debtor in favor of CoBank and any other similar agreement that governs the CoBank Letters of Credit then outstanding.

     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

     "COINCIDENT PEAK DEMAND" shall mean, with respect to each Member, the amount set forth opposite such Member's name in Schedule 2.4.

     "COLLECTIVE BARGAINING AGREEMENTS" shall mean all collective bargaining agreements to which the Debtor is a party, including: (i) the Collective Bargaining Agreement dated April 1, 1995 between the Debtor and the United Steelworkers of America, (ii) the Collective Bargaining Agreement dated April 1, 1995 between the Debtor and the International Brotherhood of Electrical Workers, and (iii) the Collective Bargaining Agreement dated December 1, 1994 between the Debtor and the International Brotherhood of Electrical Workers.

     "CONFIRMATION DATE" shall mean the date on which the Confirmation Order is entered on the docket for the Case by the clerk of the Court.

     "CONFIRMATION HEARING" shall mean the hearing on confirmation of the Plan.

     "CONFIRMATION ORDER" shall mean the order to be entered by the Court, confirming the Plan in accordance with section 1129 of the Bankruptcy Code.

     "CONTRACTS" shall mean all contracts, agreements, indentures, notes, bonds, loans, instruments. leases, sub-leases, deeds of trust, conditional sales contracts, mortgages, franchises, licenses. commitments or other binding agreements, understandings and other arrangements, express or implied.

     "CORE ARTICLE IV STATEMENTS" means the Article IV Statements set forth in Sections 4.4, 4.5 (as to the last two sentences thereof), 4.7 (as to the last sentence thereof), 4.8, 4.12, and 4.15.

     "COURT" shall mean the United States District Court for the Middle District of Louisiana having jurisdiction over the Case and, to the extent of any references under section 157, title 28, United States Code, the unit of such District Court constituted under section 15 1, title 28, United States Code.

     "CREDITORS" shall mean any Person that holds a claim against the Debtor (i) that arose at the time of or before the commencement of the Case or (ii) of a kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

     "DEBTOR" shall have the meaning set forth in the recitals to this Agreement.

     "DESIGNATED TRANSMISSION ASSETS" shall mean the Transmission Assets consisting of those interconnecting transmission facilities that are necessary to effect the sale by SWECO of capacity and associated energy at wholesale, excluding any Excluded Transmission Assets.

     "DIRECTORS AND OFFICERS TRUST FUND" shall mean the directors and officers trust fund maintained at City National Bank and relating to the Debtor's retained Liability under its directors and officers liability insurance policy.

     "DISCLOSURE STATEMENT" shall mean the Disclosure Statement, including all exhibits and schedules thereto, relating to the Plan filed by SWEPCO with the Court pursuant to section 1125 of the Bankruptcy Code.

     "DISCLOSURE STATEMENT ORDER" shall mean the order to be entered by the Court, approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code and establishing the procedure and method of providing notice of the hearing on confirmation of the Plan.

     "DOLLARS" and "$" shall mean lawful currency of the United States of America.

     "DUE DILIGENCE INVESTIGATION" shall have the meaning set forth in Section 3.1(c).

     "EFFECTIVE DATE" shall mean the Effective Date of the Plan, which shall be the earlier of (i) a Business Day after the Confirmation Date selected by SWECO and the Trustee; or (ii) ten (10) Business Days after the date on which the conditions precedent to the effectiveness of the Plan have been fulfilled or waived by the Trustee and SWECO as set forth in the Plan.

     "EMPLOYEE BENEFIT PLAN" shall mean each ERISA Plan and each other pension, profit sharing, retirement, bonus, deferred compensation, stock option, stock purchase, fringe benefit, severance pay or insurance plan for officers or employees (as well as any other policy or practice that provides health, welfare, or post-retirement benefits to officers or employees), which currently is established, maintained, contributed to or legally obligated to be contributed to (i) by the Debtor or (ii) any current or former ERISA Affiliate.

     "ENCUMBRANCE" shall mean any Lien, claim, option, leasehold interest, right of way, option, restriction or other right of any third party of any kind or any nature whatsoever.

     "ENERGY CONTROL CENTER" shall mean the operations control center located in New Roads, Louisiana, and all related personal and Real Property, including all servitudes, easements, rights of way and other real property rights related thereto.

     "ENVIRONMENT" shall mean any indoor or outdoor ambient air, surface water, ground water, drinking water, building surface, material surface, land surface or subsurface strata or natural resources.

     "ENVIRONMENTAL LAWS" shall mean any United States federal, state or local Law relating or applicable to pollution or protection of the Environment, including any of the foregoing relating or applicable to emissions, discharges, spills, Releases or threatened Releases of any Hazardous Materials into the Environment, the investigation, removal, remediation or other cleanup or corrective action for Hazardous Materials, interference with the use of property caused by or resulting from Hazardous Materials or human or natural resource exposure to any Hazardous Materials, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment. storage, disposal, recycling, transport or handling of any Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U S C,
Section 960 1, et seq.), the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901, et seq.), the Clean Air Act (42 U.S.C. Section 7401, et seq.), the Federal Water Pollution Control Act (13 U S C Section 12-1, et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300, et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C.Section 180 1, et seq.), and all regulations issued under such statutes, and all analogous and similar state statutes and regulations issued thereunder, and all obligations, duties, and requirements arising from or related to Hazardous Materials under common law (including nuisance and trespass).

     "ENVIRONMENTAL LIABILITIES" shall mean any known or reasonably expected liability or obligation under any Environmental Law, including liability for investigatory costs, oversight costs, remediation and cleanup costs, governmental or private response costs and cost recovery actions, natural resource damages, property damages, personal injuries, expenditures for process or operational changes necessary to remedy violations of any Environmental Law, consequential economic damages, administrative, civil or criminal penalties or forfeitures, and attorneys' fees or other costs of defending an Action asserting liability under any Environmental Law.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     "ERISA AFFILIATE" shall mean any corporation or trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is a member of any group of organizations described in section 414(b), (c),
(m) or (o) of the Tax Code and the regulations issued thereunder of which the Debtor is a member.

     "ERISA MULTIEMPLOYER PLAN" shall mean a multiemployer plan as defined in section 3(37) or 4001(a)(1)) of ERISA.

     "EWG" shall mean an "exempt wholesale generator" under Section 32 of the Public Utility Holding Company Act of 1935.

     "EXCLUDED ASSETS" shall mean (i) the Cajun River Bend Interest and all assets related thereto; (ii) cash and cash equivalents of the Debtor on the Closing Date, whether such cash or cash equivalents are held by the Debtor or by a third party, including (A) the cash collateral account established for the benefit of the RUS pursuant to the cash collateral stipulations entered into between the RUS and the Debtor or the Trustee, as applicable, on and after the Petition Date; (B) the River Bend decommissioning fund maintained at Hibernia;
(C) the River Bend low level waste fund maintained by GSU; and (D) the Board Escrow Fund maintained at Hibernia, but excluding the Big Cajun II Solid Waste Closure Fund; (iii) all of the Debtor's accounts receivable existing immediately prior to the Closing (iv) the insurance claims of the Debtor relating to loss, destruction or other damage to any of the Acquired Assets prior to the Closing Date that results in an adjustment to the Purchase Price pursuant to
Section 2.3(a); (v) the Rejected Contracts; (vi) the Excluded Transmission Assets; (vii) any and all directors and officers liability insurance policies and rights with respect thereto, including the Directors and Officers Trust Fund; (viii) the Debtor's membership in the U.S. Southwestern Power Pool; (ix) the capital term certificates issued by the Natural Rural Utilities Cooperative Finance Corporation to the Debtor, and all related dividends or credits; (x) the Debtor's investment in Western Fuels Association, Inc. as and to the extent it exists on the Closing Date; and (xi) the CoBank Class E Stock and the CoBank Partronage Dividends, subject to the pledge thereon to secure the SHL Indemnity Obligations assumed by SWECO pursuant to Section 5.3 of the Plan.

     "EXCLUDED TRANSMISSION ASSETS" shall mean the 500KV Transmission Assets, together with the related through bus facilities located in certain substations and the revenue metering facilities affixed to the high-voltage side of the through bus facilities situated in certain substations.

     "EXISTING POWER SUPPLY CONTRACTS" shall mean those long-term wholesale power contracts between the Debtor and the Members, nine of which expire in the year 2026 and three of which expire in the year 2021.

     "FERC" A shall mean the Federal Energy Regulatory Commission.

     "FINAL ORDER" shall mean (i) an order of the Court as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, reargument or rehearing thereof has been filed or sought, such order of the Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired, PROVIDED, HOWEVER, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous Bankruptcy Rule, may be filed with respect to such order shall not cause such order not to be a Final Order.

     "500KV TRANSMISSION ASSETS" shall mean the 29 miles of 500 KV transmission near Big Cajun II known as 500KV line number 745 and line number 746.

     "FTC" shall mean the Federal Trade Commission.

     "GAAP" shall mean generally accepted accounting principles in effect in the United States, consistently applied.

     "GOVERNMENTAL APPROVALS" shall mean the consents, approvals, authorizations and other requirements prescribed by any Law, including the Required Regulatory Approvals, which must be obtained or satisfied by Cajun, the Trustee or SWECO and which are necessary for the execution and performance by the Trustee or SWECO of this Agreement and the Transaction Documents or for the consummation of any of the Transactions in accordance with the terms of the Transaction Documents.

     "GOVERNMENTAL AUTHORITY" shall mean any domestic or foreign federal, state or local court, department, legislative body, commission, council, board or other administrative or governmental Person.

     "GSU" shall mean Entergy Gulf States Utilities, Inc., a Texas corporation formerly known as Gulf States Utilities, Inc.

     "GSU SETTLEMENT" shall mean the proposed settlement between the Cajun Estate and GSU settling all mutual claims relating to River Bend and all other disputes and claims between the Cajun Estate and GSU.

     "HAZARDOUS MATERIALS" shall mean any substance: (i) that is defined as "hazardous waste," "hazardous substance," "hazardous material," "extremely hazardous substance," "toxic substance," "pollutant", "contaminant" or "solid waste" under any Environmental Law; (ii) that is toxic, explosive, corrosive, flammable, infectious, reactive, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; (iii) that is or contains oil, petroleum products, natural gas or liquefied natural gas; or

(iv) that contains PCBS, asbestos, radon gas or urea formaldehyde foam insulation.

     "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "HYDRO CONTRACT" shall mean the contract between the Debtor and the Southwestern Power Administrator, designated No. DE-PM75-945WO0244, pursuant to which the Debtor is purchasing hydroelectric capacity and associated energy.

     "IMPAIRED ASSETS" shall have the meaning set forth in Section 2.3(a).

     "IMPAIRED ASSET NOTICE" shall have the meaning set forth in Section 2.3(a).

     "IMPAIRED ASSETS ADJUSTMENT AMOUNT" shall have the meaning set forth in
Section 2.3(a).

     "IMPAIRMENT" shall have the meaning set forth in Section 2.3(a).

     "INTELLECTUAL PROPERTY RIGHTS" shall mean, collectively, any and all patents, trademarks, service marks, copyrights, trade names, know how, technical information and data, trade secrets and other proprietary information or intellectual property rights.

     "IRS" shall mean the Internal Revenue Service.

     "LAW" shall mean any statute, law (including common law), rule, regulation, ordinance, order, decree, ruling, permit, authorization, action, restriction, requirement or policy of any Governmental Authority (each as may be in effect from time to time).

     "LEASEHOLD" means a lease of Real Property that is included in the Acquired Assets, including any space use agreement, license or other right to use or occupy.

     "LIABILITY" shall mean any debt, liability or obligation, whether accrued, contingent, disputed, undisputed, secured, unsecured, liquidated, unliquidated, matured or unmatured, including (i) those arising under (a) any Law or Order,
(b) any Employee Benefit Plan or (c) any Contract; (ii) all Environmental Liabilities; (iii) liabilities for Taxes and interest, penalties or other charges payable with respect to any such Liability and (iv) all tort liabilities.

     "LIEN" shall mean a charge against or interest in property to secure payment of a debt or performance of a liability, whether granted voluntarily or involuntarily, including any security interest, pledge, mortgage or charge.

     "LPSC" shall mean the Louisiana Public Service Commission.

     "MATERIAL ADVERSE EFFECT" shall mean any condition, change or event that, individually or in the aggregate, could reasonably be expected to materially and adversely affect the Acquired Assets, the Retained Assets or the business, operations, financial condition or prospects of SWECO or Cajun.

     "MATERIAL CONTRACTS" shall mean any Contract (i) the term of which could reasonably be expected to extend beyond the Closing, (ii) involves aggregate future consideration of One Hundred Thousand Dollars ($100,000) or more or (iii) is otherwise material to the Business.

     "MEMBERS" shall mean the following 12 distribution cooperatives who are members of Cajun BeaureLyard Electric Cooperative, Inc., Claiborne Electric Cooperative, Inc., Concordia Electric Cooperative, Inc., Dixie Electric Membership Corp., Jefferson Davis Electric Cooperative, Inc., Northeast Louisiana Power Cooperative, Inc., Pointe Coupee Electric Membership Cooperative, South Louisiana Electric Cooperative Association, Southwest Louisiana Electric Membership Corp., Teche, Valley Electric Membership Corp., and Washington St. Tammany Electric Cooperative, Inc.

     "NEW POWER SUPPLY CONTRACT" shall mean a long-term wholesale power purchase agreement, in form and substance acceptable to SWECO and to take effect on the Closing Date, between SWECO and a Member pursuant to which SWECO will provide, subject to certain limitations, the applicable Member with a supply of power sufficient to fulfill certain of such Member's respective capacity and energy requirements.

     "NON-CORE ARTICLE IV STATEMENTS" shall mean those Article IV Statements that are not Core Article IV Representations.

     "138KV TRANSMISSION ASSETS" shall mean the assets associated with the 24 miles of 138KV transmission in the Lake Charles, Louisiana area, including all related through buses, substations and other transmission assets owned by the Debtor, regardless of voltage level or classification, other than the 500 KV Transmission Assets.

     "ORDER" shall mean any order, writ, judgment, injunction, decree, determination or award of a Governmental Authority.

     "ORGANIZATIONAL DOCUMENTS" shall mean the articles of incorporation, by-laws and other organizational documents of the Debtor.

     "OUTSIDE DATE" shall have the meaning set forth in Section 7.2(c).

     "PARTY" shall mean Cajun, the Trustee, SWECO or SWEPCO and any Representative of such Party, as the context may require or allow.

     "PCB" shall mean polychlorinated biphenyl.

     "PERMITS" shall mean all permits, licenses, certificates, franchises and other authorizations, consents and approvals of any Governmental Authority.

     "PERMITTED ENCUMBRANCES" shall mean Permitted Liens and such zoning restrictions, covenants, easements, rights of way, licenses, profits, restrictions or other Encumbrances (other than Liens) on Real Property or minor irregularities in the title thereto as do not impair the use thereof in the operation of the Business as it is presently conducted by the Debtor and is presently contemplated by the Debtor to be conducted in the future or the value thereof to the Debtor in the conduct of the Business as it is presently conducted by the Debtor.

     "PERMITTED LIENS" shall mean the Lien on the CoBank Collateral referred to in Section 5.3 of the Plan, the Lien of Hibernia National Bank on the headquarters building and related land in Baton Rouge, Louisiana and the other rights, liens and security interest of Hibernia National Bank referred to in
Section 5.4 of the Plan, and any Liability owing by Cajun to SWEPCO or any affiliate thereof.

     "PERSON" shall mean any natural person, corporation, partnership, firm, joint venture, association, joint-stock, trust, unincorporated organization, governmental or regulatory body or other entity.

     "PETITION DATE" shall mean December 21, 1994, the date on which the Debtor commenced the Case in the Court.

     "PETROLEUM PRODUCTS" shall mean petroleum, gasoline, oil, fuel oil, diesel fuel and petroleum solvents or derivatives.

     "PIPELINE ASSETS" shall mean the 17.5 mile gas pipeline system, together with all servitudes, easements, rights of way and other real property rights related thereto.

     "PLAN" shall have the meaning set forth in the recitals to this Agreement.

     "POST-PETITION CONTRACTS" shall mean any Contracts entered into by Cajun or the Trustee on or after the Petition Date.

     "PRUDENT UTILITY PRACTICE" or "PUP" shall mean, at any time, any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior to such time, having due regard for, among other things, manufacturers' recommendations and warranties, requirements, of Governmental Authorities and the requirements of this Agreement.

     "PURCHASE PRICE" shall have the meaning set forth in Section 2.2.

     "REAL PROPERTY" shall mean real property and interests in real property, including buildings, structures and improvements (including construction in progress) located thereon, fixtures contained therein and appurtenances thereto, together with all servitudes, easements, rights of way and other real property rights related thereto, owned by the Debtor or in which the Debtor has an interest other than any real property or interests in real property relating to River Bend.

     "REIMBURSABLE EXPENSES" shall mean all reasonable expenses or obligations of SWECO, SWEPCO, or any of their Affiliates or advisors (including the fees and expenses of legal, accounting and financial advisors to such Persons, and all engineers, rate consultants and other professionals retained by any of such Persons) incurred on or after July 1, 1996 in connection with the investigation of the business of Cajun, negotiations with Cajun and its creditors, Members and other constituencies in the Case, this Agreement, the Plan, the Disclosure Statement, and financing commitments, and related fees and expenses, and the preparation of documentation relating to the financing of the Acquisition and the other documents contemplated hereby and thereby, and all other acts taken in furtherance of obtaining confirmation and substantial consummation of the Plan and the Acquisition. Reimbursable Expenses shall not include any payments made by SWEPCO to reimburse the Committee of Certain Members (or the members of such Committee) for bankruptcy and litigation expenses.

     "REIMBURSABLE TERMINATION" shall have the meaning set forth in Section 7.5.

     "REJECTED CONTRACTS" shall have the meaning set forth in Section 3.6(e).

     "RELEASE" shall mean any spilling, leaking, leaching, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, dumping or disposing of a substance into the Environment, whether intentional or unintentional.

     "REPRESENTATIVES" shall mean, with respect to any Party, the directors (or functional equivalent. if any), officers, employees, representatives or agents of such Party or its Affiliates and its accountants, legal counsel, financial advisors and technical advisors, as the context may require or allow.

     "REQUIRED REGULATORY APPROVALS" shall mean the following required consents, approvals or other authorizations of the indicated or otherwise applicable Governmental Authorities, which shall be issued in a final order, no longer subject to rehearing or appeal, and in a form and substance satisfactory to
SWECO:

                 (i) at SWECO's election, either (a) of the SEC for SWEPCO or an Affiliate of SWEPCO to acquire stock of SWECO and for SWECO to acquire the Acquired Assets (unless the SEC concurs that an exemption is available under Section 9(b) of PUHCA), and for SWECO to issue securities to SWEPCO and SWECO's lenders, or (b) a determination by FERC that SWECO is an EWG (both before and after giving effect to the Acquisition);

                 (ii) if SWECO is determined to be an EWG, of the SEC of the issuance of securities by SWEPCO or Central and South West Corporation or an Affiliate thereof to finance the Acquisition and, if such financing involves a guarantee by SWEPCO or Central and South West Corporation or an Affiliate thereof of securities issued by SWECO, the approval of the SEC of such guarantee; PROVIDED, HOWEVER, that SWECO and its Affiliates may rely on existing SEC authority to finance the acquisition depending upon circumstances existing at the time of consummation;

                 (iii) under the HSR Act for SWECO to acquire the Acquired
        Assets;

                 (iv) of FERC of the rates, terms and conditions under which SWECO will provide capacity and energy to the Members and other purchasers under the New Power Supply Contracts, one or more Assumed and Assigned Contracts, and new power sale or purchase contracts or similar agreements, including, at SWECO's election, either (a) a finding that the cost of the Acquired Assets reflected in the rates in the New Power Supply Contracts is prudent, and the rates therein are just and reasonable, or (b) that SWECO is authorized to enter into the New Power Supply Contracts as market-based, negotiated rate contracts;

                 (v) of FERC or the LPSC, or both, as applicable, for SWECO's financing of the Acquisition;

                 (vi) of FERC of the tariff for the provision of transmission services by SWECO;

                 (vii) of FERC for the acquisition by SWECO of any Acquired Assets over which FERC would have jurisdiction under the Federal Power Act;

                 (viii) of the LPSC for the Members' obligations under and in connection with the New Power Supply Contracts, including the charges for demand, variable overhead and maintenance and fuel thereunder and other charges, fees and other amounts payable thereunder, the recovery from the Members' ratepayers of such obligations, and of the New Power Supply Contracts and finding that (1) the terms and conditions thereof are prudent, (2) the cost of the Acquired Assets reflected in the New Power Supply Contracts is prudent, and (3) the rates thereunder are just and reasonable;

                 (ix) if SWECO is an EWG, of the LPSC for the Acquired Assets to be "eligible facilities" within the meaning of section 32(c) of the PUHCA;

                 (x) of the assignment of the Hydro Contract to the Members that execute and deliver New Power Supply Contracts;

                 (xi) of the Commissioner, Office of Conservation of the Louisiana Department of Natural Resources, of the acquisition and operation by SWECO of the Pipeline System; and

                 (xii) any and all other consents, approvals and other authorizations of any Governmental Authority required under any applicable law in connection with the execution and delivery of the Transaction Documents, the consummation of the Transactions and the operation of the Business by SWECO and GSU after the Closing Date.

     "RIVER BEND" shall mean River Bend Nuclear Station Unit 1, a net 936MW nuclear electric generating facility located in St. Francisville, Louisiana, owned 30% by the Debtor and 70% by GSU and operated by an affiliate of GSU.

     "RIVER BEND JOPOA" shall mean the Joint Ownership Participation and Operating Agreement between the Debtor and GSU relating to River Bend and dated August 20, 1979, as amended.

     "RUS" shall mean the Rural Utilities Services, an agency of the United States Government.

     "SCHEDULED CONTRACTS" shall have the meaning set forth in Section 4.11.

     "SEC" shall mean the Securities and Exchange Commission.

     "SHL INDEMNITY OBLIGATION" shall mean the indemnity obligations relating to the CoBank Letters of Credit and the CoBank Reimbursement Agreement assumed by SWECO as set forth in Section 3.11.

     "SPA" shall mean the Southwestern Power Administration.

     "SWECO TERMINATION FEE" shall mean Twenty Million Dollars ($20,000,000).

     "TAX CODE" shall mean the Internal Revenue Code of 1986.

     "TAXES" shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and any interest and penalties imposed with respect to the filing, obligation to file or failure to file any Tax Return, and shall include any transferee liability in respect of Taxes.

     "TAX RETURN" shall mean all returns, declarations, reports, claims for refund, estimates, information returns, statements or other similar documents relating to Taxes, including any schedule attached thereto, and including any amendment thereof.

     "TECHE" shall mean Teche Electric Cooperative, Inc.

     "TERMINATION DATE" shall have the meaning set forth in Section 7.2.

     "TRANSACTION DOCUMENTS" shall mean the contracts, agreements, documents and instruments contemplated to be entered into by the terms of this Agreement and the Plan.

     "TRANSACTIONS" shall mean the Acquisition and related transactions contemplated by this Agreement and the Transaction Documents.

     "TRANSFERABLE PERMITS" shall mean Permits that are transferable to SWECO in accordance with their terms or as to which any consent required to transfer such Permits to SWECO at the Closing shall have been obtained.

     "TRANSITION MANAGERS" shall mean the two individuals appointed by SWECO pursuant to Section 3.1(b).

     "TRANSMISSION ASSETS" shall mean the 500KV Transmission Assets and the 138KV Transmission Assets.

     "TRUSTEE" shall have the meaning set forth in the preamble of this Agreement.

     "TRUSTEE-MODIFIED CONTRACTS" shall have the meaning set forth in Section 3.2(a)(v).

     "TRUSTEE TERMINATION FEE" shall mean Twenty Million Dollars ($20,000,000).

     "TRUSTEE'S REPRESENTATIVES" shall mean the Representatives of the Trustee.

     "VALUATION EXPERT" shall have the meaning set forth in Section 2.3(b).

                                                                   SCHEDULE 2.2


                             COINCIDENT PEAK DEMAND



           MEMBER                                                   KILOWATTS

Beauregard Electric Cooperative                                       139,043
Claiborne Electric Cooperative                                         72,647
Concordia Electric Cooperative                                         27,837
Dixie Electric Membership Corp                                        332,843
Jefferson Davis Electric Corp                                          38,553
Northeast Louisiana Power Coop                                         43,751
Pointe Coupee Electric Membership Corp                                 35,319
South Louisiana Electric Coop                                          79,252
Southwest LA Electric Membership Corp                                 422,802
Teche Electric Cooperative                                             42,621
Valley Electric Membership Corp                                       109,391
Washington-St. Tammany Electric Coop                                  194,505
                                                                  -----------
        Total                                                       1,538,564



                                     2.2-1

                                                              SCHEDULES 4.5-4.14




                           [TO BE PROVIDED BY TRUSTEE]

                                                                 SCHEDULE 3.6(C)

                            EXECUTORY CONTRACTS TO BE
                          ASSUMED AND ASSIGNED TO SWECO


1.  AES Power, Inc. Interchange Agreement

2.  Alabama Electric Cooperative Interchange Agreement

3.  Arkansas Electric Cooperative Interchange Agreement

4.  Associated Electric Cooperative Interchange Agreement

5.  Central Louisiana Electric Company Interconnection Agreement

6.  Citizen's Power & Light Corp. Interchange Agreement

7.  Duke Power Company Economy Energy Interchange Agreement

8.  Duke Power Company Short Term Power Agreement

9.  East Kentucky Power Cooperative Interchange Agreement

10. ENRON Power Marketing Interchange Agreement

11. Florida Municipal Power Agency Interchange Agreement

12. Florida Power Corporation Economy Energy Agreement

13. Florida Power & Light Company Economic Energy Agreement

14. Gulf States Utilities Company (Entergy) Interconnection Agreement

15. Jacksonville Electric Authority Interchange and Economic Energy Agreement

16. City of Lafayette Interchange Agreement

17. LG&E Power Marketing, Inc. Interchange Agreement

18. InterCoast Power Marketing Co. Interchange Agreement

19. Louisiana Power & Light Company (Entergy) Interchange Agreement

20. Preamble to Louisiana Power & Light (Entergy) Settlement Agreement

21. Mississippi Power & Light Company (Entergy) Interconnection Agreement

22. Municipal Energy Agency of Mississippi (MEAM) Interchange Agreement

23. Mississippi Energy Agency of Mississippi (MEAM) Power Sale Agreement

24. NorAm Energy Services Interchange Agreement

25. Oglethorpe Power Corp. Interchange Agreement

26. Orlando Utilities Commission Interchange Agreement

27. Rainbow Energy Marketing Corp. Interchange Agreement

28. Santee Cooper Interchange Agreement

29. South Carolina Public Service Authority Interchange Agreement

30. Seminole Electric Interchange Agreement

31. City Utilities of Springfield Interchange Agreement

32. City of Tallahassee Interchange Agreement

33. Sonat Power Marketing, Inc. Interchange Agreement

34. South Mississippi Electric Power Association (SMEPA) Interchange and Power Sales Agreement

35. Southern Company Services, Inc. Interchange Agreement

36. Southern Illinois Power Cooperative Interchange Agreement

37. Hydro Contract

38. Southwestern Electric Power Company Interchange Agreement

39. Tennessee Valley Authority Interchange Agreement

40. Western Farmers Electric Cooperative Interchange Agreement

41. Western Systems Power Pool, Pool Agreement

42. Western Power Services, Inc. Interchange Agreement

43. Vitol Gas and Electric, L.L.C. Interchange Agreement

44. Acadian Gas Pipeline Co. Interruptible Agreement

45. Bridgeline Gas Distribution Co. Interruptible Agreement

46. Bridgeline Gas Distribution Co. Pipeline Maintenance Agreement

47. Excel Resources Interruptible Agreement

48. The Clorox Company Tax Benefit Transfer Agreement

49. Eastman Kodak Company Tax Benefit Transfer Agreement

50. All Miscellaneous Tower Agreements

51. All Cajun Land Leases with Cajun as Lessor

52. The Land Lease between Cajun and M.A. Patout and Son Ltd. for the Patout Substation in Iberia Parish, La.

53. The Land Lease between Cajun and the State of Louisiana for coal dock on the Mississippi River at Big Cajun II

54. The Equipment Storage Agreement with General Electric for storage of Big Cajun III steam turbine and generator components

55. All Executory Insurance Policies or Contracts of Cajun

56. Any additional contracts as may be identified by SWECO after the date of this Agreement and noticed to the Trustee as contracts to be assumed

57. Joint Ownership Participation and Operating Agreement by and between Cajun Electric Power Cooperative Inc. and Gulf States Utilities Inc. (now known as Entergy Gulf States Inc.) dated as of November 14, 1980.

                       POWER SUPPLY AND SERVICE AGREEMENT


                                     BETWEEN


                     SOUTHWESTERN WHOLESALE ELECTRIC COMPANY


                                       AND


                 ______________ ELECTRIC MEMBERSHIP COOPERATIVE

                               TABLE OF CONTENTS

                                                                    PAGE

ARTICLE I   DEFINITIONS                                               4
1.1 Additional Investment                                             4
1.2 Agreement                                                         4
1.3 Ancillary Services                                                4
1.4 Benchmark Year                                                    4
1.5 Billing Month                                                     5
1.6 CLECO Contract                                                    5
1.7 Common Facilities                                                 5
1.8 Contract Year                                                     5
1.9 Depreciated Book Value                                            6
1.10 Economic Power                                                   6
1.11 Effective Date                                                   6
1.12 Excess Requirements                                              6
1.13 Extraordinary Load                                               7
1.14 FERC                                                             7
1.15 Good Utility Practice                                            7
1.16 Group                                                            8
1.17 Group Load                                                       9
1.18 Initial Facilities                                               9
1.19 LPSC                                                             9
1.20 Maximum Point of Delivery Demand                                 9
1.21 MEAM Contract                                                   10
1.22 Member Base Supply                                              10
1.23 MEMBER Hydro and MEMBER Hydro Energy                            13
1.24 MEMBER Load                                                     13
1.25 MEMBER Share                                                    14
1.26 Other Resources                                                 14
1.27 Parties                                                         14
1.28 Party                                                           14
1.29 Point of Delivery                                               15
1.30 Power Sales Contract                                            15
1.31 Project Capacity                                                15
1.32 Project Capacity Energy                                         16
1.33 Qualifying Facility                                             16
1.34 Separately Metered Load                                         16
1.35 SMEPA Contract                                                  17
1.36 Specific Facilities                                             17

                                                                    PAGE


1.37 Supplemental Supply                                              17
1.38 Third-Party Supplier                                             18
1.39 Transmission Service Agreement(s)                                18
1.40 Transmission Supplier                                            18

ARTICLE II     TERMS AND CONDITIONS OF POWER SUPPLY SERVICE           19
2.1 General Obligations                                               19
2.2 MEMBER Base Supply                                                20
2.3 Supplemental Supply                                               21
2.4 Power Supplied from Qualifying Facilities and Other Resources     26
2.5 Maintenance of Member Base Supply Requirement                     27

ARTICLE III    SCHEDULING SERVICES                                    28
3.1 Control Area and Ancillary Services                               28
3.2 SWECO Transmission and Ancillary Services                         29
3.3 Scheduling Services for MEMBER Hydro                              30
3.4 Scheduling Services for Other Resources                           32

ARTICLE IV     BILLING CREDITS FOR MEMBER HYDRO AND OTHER RESOURCES   32
4.1 MEMBER Hydro                                                      32
4.2 Capacity and Energy Credits for MEMBER Hydro and Other Resources  33

ARTICLE V      TRANSMISSION SERVICE                                   34
5.1 Transmission Service                                              34
5.2 Transmission and Distribution Service Costs                       35

ARTICLE VI     MEMBER FACILITIES CHARGES                              36
6.1 Responsibility for and Permitted Uses of Specific Facilities      36
6.2 Additional Investments for Common Facilities                      37
6.3 Responsibilities for Common Facilities                            37
6.4 Additional Investments for Common Facilities                      37
6.5 Facilities                                                        37
6.6 Abondonment of Specific Facilities                                39
6.7 Option to Purchase Specific Facilities                            39

                                                                    PAGE


ARTICLE VII    POINTS OF DELIVERY                                     40
7.1 Delivery Points                                                   40
7.2 Changes in Points of Delivery                                     40
7.3 New Points of Delivery                                            41
7.4 Notice of Point of Delivery Abandonment                           42
7.5 SWECO or Transmission Supplier Facilities                         42

ARTICLE VIII   OPERATING RESPONSIBILITIES                             44
8.1 Operating Responsibilities of MEMBER and SWECO                    44
8.2 Power Factor                                                      45
8.3 Emergency Load Relief                                             45
8.4 Coordination of Temporary Transfer of Load                        46
8.5 Extended Outage                                                   47
8.6 Qualifying Facility                                               50

ARTICLE IX     METERING                                               53
9.1 Meter Reading                                                     53
9.2 Billing Meters and Associated Instrument Transformers             53
9.3 Meter Tests                                                       54
9.4 Meter Accuracy                                                    55
9.5 Meter Adjustments                                                 55

ARTICLE X      BILLINGS AND PAYMENTS                                  56
10.1 Compensation                                                     56
10.2 Fuel and Economic Power Costs                                    58
10.3 Audits of Cost Records                                           58
10.4 Economic Development and Incentive Rates                         58
10.5 Payment by MEMBER to SWECO                                       60

ARTICLE XI     ADDITIONAL PROVISIONS                                  61
11.1 Planning                                                         61
11.2 Technical Committee                                              62
11.3 Responsibility for Electricity                                   63
11.4 Continuity of Service                                            63
11.5 Right of Access                                                  65
11.6 Hold Harmless Provisions                                         65
11.7 Right of First Refusal in Case of Proposed Sale, Merger or
       Consolidation                                                  66
11.8 Acquisition of Facilities to Serve Retail Customers Formerly
       Served by Other Suppliers                                      68

                                                                    PAGE


11.9 Extraordinary Load                                               69
11.10 Competitive Territory Credits                                   70
11.11 SWECO Covenants                                                 73
11.12 MEMBER Covenants                                                74

ARTICLE XII    DEFAULT                                                75
12.1 Default Defined                                                  75
12.2 Notice of Default                                                75
12.3 Remedies for Default                                             75

ARTICLE XIII   GENERAL PROVISIONS                                     76
13.1 Governing Law                                                    76
13.2 Notice                                                           76
13.3 Successors and Assigns                                           77
          (a)  Permitted Assignments by SWECO                         77
          (b)  Permitted Assignments by MEMBERS                       78
          (c)  Other Assignment                                       79
          (d)  Effect of Assignments                                  80
13.4 Rules of Construction                                            80
13.5 Effective Date of Agreement                                      81
13.6 Term                                                             81
13.7 Counterparts                                                     82
13.8 Amendments                                                       82
13.9 Further Assurances                                               82
13.10 Schedules                                                       83
13.11 Severability of Contract Provisions                             83
13.12 Severability of MEMBER Contracts                                83
13.13 Computation of Time                                             84
13.14 Limitation                                                      84
13.15 Waivers                                                         84
13.16 Regulation                                                      84
13.17 Reasonableness of Rates - Pre-Established Rate Contract         85
13.18 Rounding                                                        85
13.19 Survivorship of Obligations                                     86
13.20 Force Majeure                                                   86
13.21 Authority of MEMBER                                             89
13.22 Warranties                                                      89

                                                                    PAGE

SCHEDULE A     RATES AND CHARGES FOR MEMBER BASE SUPPLY
                    SERVICE                                           91

SCHEDULE A-1   ECONOMIC DEVELOPMENT RIDER                            111

SCHEDULE A-2   ECONOMIC DEVELOPMENT CREDITS RIDER                    117

SCHEDULE A-3   RATES AND CHARGES FOR EXISTING INCENTIVE LOAD
                    CUSTOMERS                                        119

SCHEDULE B     RATES AND CHARGES FOR SUPPLEMENTAL SERVICE            135

SCHEDULE C     SOUTHWESTERN ELECTRIC WHOLESALE COMPANY MEMBER
                    HYDRO ALLOCATION                                 143

SCHEDULE D     SPECIFIC FACILITIES AT POINTS OF DELIVERY             144

SCHEDULE E     DATA TO BE SUPPLIED WITH MONTHLY BILLING
                    TO ENABLE VERIFICATION                           154

                       POWER SUPPLY AND SERVICE AGREEMENT

                                     BETWEEN

                     SOUTHWESTERN WHOLESALE ELECTRIC COMPANY

                                       AND

                 ______________ ELECTRIC MEMBERSHIP COOPERATIVE




        THIS AGREEMENT, is made and entered into this _______ day of ___________, 1997, by and between Southwestern Wholesale Electric Company, a Delaware corporation engaged in the business of generating and transmitting electricity in, among other places, certain parts of the state of Louisiana, and having its principal office and place of business at 428 Travis Street, Shreveport, Louisiana (hereinafter referred to as SWECO), and _____________ Electric Cooperative, Inc., an electric membership cooperative existing under the laws of the State of Louisiana and having its principal office and place of business in ______________________, Louisiana (hereinafter referred to as MEMBER).

                                   WITNESSETH:


        WHEREAS, MEMBER, together with eleven other electric membership cooperative corporations doing business in the State of Louisiana, was formerly a member of Cajun Electric Power Cooperative, Inc. (Cajun), a generation and transmission cooperative formed to provide an economical supply of electric capacity and energy for the benefit of its members;

        WHEREAS, on December 21, 1994, Cajun filed a voluntary petition for reorganization in the United States Bankruptcy Court;

        WHEREAS, pursuant to a plan of reorganization submitted by SWECO and certain former members of Cajun and confirmed in such bankruptcy proceeding, SWECO has acquired certain electric generating plants and related facilities formerly owned by Cajun for the purpose, among others, of supplying electric capacity and energy to MEMBER and such former Cajun members;

        WHEREAS, SWECO has financed the acquisition of such facilities in whole or in part through loans, and may in the future obtain additional loans, evidenced by debt securities that are or may be secured by the revenues SWECO shall be entitled to collect from MEMBER under this Agreement;

        WHEREAS, MEMBER must purchase electric power and energy in order to serve its retail customers;

        WHEREAS, in order to secure a portion of such power and energy, MEMBER has entered into a Power Sales Contract with the United States of America acting through the Secretary, Department of Energy, as represented by the Administrator of the Southwestern Power Administration (SPA), which, among other things, entitles MEMBER to purchase, for the benefit and use of its retail customers, hydroelectric capacity and associated energy (SPA Hydro Peaking Power) in accordance with such Power Sales Contract and, at MEMBER's option, also to purchase SPA Supplemental Peaking Energy as such energy is available from time to time as determined by SPA; WHEREAS, MEMBER has determined that the power and energy that SWECO is willing to sell to MEMBER pursuant to the terms and conditions set forth in this Agreement represent an economical and reliable power supply resource suitable for use in serving MEMBER's retail customer loads and that the interests of MEMBER's retail customers will be well served by MEMBER's purchasing such power and energy; and

        WHEREAS, SWECO and MEMBER desire to enter into this Power Supply and Service Agreement under which SWECO shall sell to MEMBER and MEMBER shall purchase from SWECO power and energy in accordance with and subject to the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties hereto mutually contract and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS
        The following terms used herein shall have the respective meanings set forth below:

1.1     ADDITIONAL INVESTMENT.
          Additional Investment means the total installed cost of transmission, distribution, and communication facilities owned by SWECO that are necessary to provide service to MEMBER Load or Group Load and that are installed after the Effective Date.

1.2     AGREEMENT.
          Agreement means this Power Supply and Service Agreement.

1.3     ANCILLARY SERVICES.
          Ancillary Services shall have the meaning given that term by the FERC in its Order No. 888 issued April 24, 1996 in FERC Docket Nos. RM95-8-000 and RM94-7-000, as modified by FERC's Order No. 888-A issued March 4, 1997, and FERC's Order No. 888-B issued November 25, 1997, in such proceeding.

1.4     BENCHMARK YEAR.
          Benchmark Year means the Contract Year in which the Group Load plus the contract demand of CLECO first equals or exceeds the sum of 1,270 mW and an amount (in mW) equal to the sum of Member Hydro capacity for all Group Members.

1.5     BILLING MONTH.
          Billing Month shall be a calendar month.

1.6     CLECO.
          CLECO means Central Louisiana Electric Company.

1.6     CLECO CONTRACT.
          CLECO Contract means that certain Power Supply Agreement dated ________ between CLECO and SWECO.

1.7     COMMON FACILITIES.
          Common Facilities means certain communication, transmission and distribution facilities owned by SWECO and listed on Schedule E to this Agreement, as such Schedule E may be from time to time supplemented or revised, that are not specifically necessary to provide service to distinct MEMBER Load but are reasonably required to provide service hereunder to Group Load for the term of this Agreement. SWECO shall, in its sole discretion, determine if any such asset owned by SWECO is a Common Facility.

1.8     CONTRACT YEAR.
          Contract Year means the 12-month period beginning on January 1 and extending through December 31 of any calendar year, except that the first Contract Year shall begin on the Effective Date and end on December 31, 1999.

1.9     DEPRECIATED BOOK VALUE.
          Depreciated Book Value means the original book cost of electric plant net of accumulated depreciation determined using FERC depreciation rates.

1.10    ECONOMIC POWER
          Economic Power means the costs incurred in the Billing Month for capacity or energy purchased over a period of twelve months or less where the total cost of the purchase is less than SWECO's total avoided variable cost.

1.11    EFFECTIVE DATE.
          The Effective Date shall be the date assigned by the FERC when accepting this Agreement for filing for the effectiveness of this Agreement as a FERC rate schedule.

1.12    EXCESS REQUIREMENTS.
          Excess Requirements means the capacity and energy required by MEMBER to serve MEMBER Load in excess of the capacity and energy provided by SWECO to MEMBER as MEMBER Base Supply and provided from MEMBER Hydro.

1.13    EXTRAORDINARY LOAD.
          Extraordinary Load means the load of any single retail customer not previously served by MEMBER that is equal to or exceeds five mW that is to be served by MEMBER pursuant to Section 11.9 of this Agreement. Extraordinary Load shall not be counted as MEMBER Load.

1.14    FERC.
          FERC means the Federal Energy Regulatory Commission or any successor regulatory agency having jurisdiction over this Agreement.

1.15    GOOD UTILITY PRACTICE.
          Good Utility Practice means any of the practices, methods or acts engaged in or approved by significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts that in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could have been expected to accomplish the desired result at reasonable cost consistent with reliability, safety, expedition and the requirements of governmental agencies having jurisdiction. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of acceptable practices, methods or acts. Good Utility Practice shall include, but not be limited to, conformance with the applicable reliability criteria, standards and operating guides of the Southwest Power Pool ("SPP") and the North American Electric Reliability Council, or successor organizations that may exist in the future and of which SWECO is then a member in effect at the time a decision is made or an action is taken or not taken.

1.16    GROUP
          Group means all of the following:
          Beauregard Electric Cooperative, Inc.
          Claiborne Electric Cooperative, Inc.
          Dixie Electric Membership Corporation
          Jefferson Davis Electric Cooperative, Inc.
          Northeast Louisiana Power Cooperative, Inc.
          South Louisiana Electric Cooperative Association
          Valley Electric Membership Corporation
          Washington-St. Tammany Electric Corp. Inc.

1.17    GROUP LOAD.
          Group Load means the maximum coincidental 60-minute integrated peak demand incurred by the Group in any Contract Year during the term of this Agreement to serve their retail loads at all Points of Delivery other than Extraordinary Load or any Separately Metered Load.

1.18    INITIAL FACILITIES.
          Initial Facilities means the Specific Facilities and Common Facilities owned by SWECO as of the Effective Date.

1.19    LPSC.
          LPSC means the Louisiana Public Service Commission.

1.20    MAXIMUM POINT OF DELIVERY DEMAND.
          Maximum Point of Delivery Demand shall be the maximum non-coincident 60-minute demand, measured in kW, experienced at any Point of Delivery during a Billing Month.

1.21    MEAM CONTRACT.
          MEAM Contract means that certain Power Sales Contract dated _________ between the Municipal Energy Agency of Mississippi and Cajun Electric Power Cooperative, Inc. that is to be assumed by SWECO under the Plan of Reorganization submitted to the Bankruptcy Court by SWECO and certain members of the Group.

1.22    MEMBER BASE SUPPLY
          MEMBER Base Supply shall consist of a monthly capacity component and an annual energy component. The respective obligations of MEMBER and SWECO to purchase and to provide MEMBER Base Supply are stated in
        Section 2.2 of this Agreement.

          In each Contract Year through and including the Benchmark Year, the monthly capacity component for any calendar month, measured in kilowatts, shall be equal to the sum of the MEMBER's Maximum Point of Delivery Demands at the MEMBER's Points of Delivery for such month less the sum of the following amounts:

        1. capacity associated with MEMBER Hydro for the Contract Year to serve load at such Point of Delivery;

        2. Extraordinary Load served from MEMBER'S Points of Delivery during the Billing Month; and

        3.  any Separately Metered Load.

          Beginning in the Contract Year following the Benchmark Year, the monthly capacity component of MEMBER Base Supply for any Billing Month, measured in kilowatts, shall be the lesser of (a) the highest monthly capacity component of MEMBER Base Supply established for the MEMBER's Points of Delivery in the aggregate during the Benchmark Year or (b) the sum of MEMBER's Maximum Point of Delivery Demands at the MEMBER'S Points of Delivery for such month less the following amounts:

        1.  capacity associated with MEMBER Hydro for the Contract Year;

        2. Extraordinary Load served from MEMBER Points of Delivery during the Billing Month; and

        3.  any Separately Metered Load.

          For the Benchmark Year and Contract Years prior to the Benchmark Year, the energy component of the MEMBER Base Supply in any Contract Year, measured in kilowatt-hours, shall be the energy required each hour to supply the Member Load at the MEMBER Points of Delivery not supplied from MEMBER Hydro (adjusted for losses in delivery). For any Contract

        Year following the Benchmark Year, the energy component of the MEMBER Base Supply, measured in kilowatt-hours, shall be the energy required each hour to supply the Member Load at the MEMBER'S Points of Delivery not supplied from MEMBER Hydro (adjusted for losses in delivery) up to an amount equal to the MEMBER Share of Project Capacity Energy in such hour. In no event shall SWECO be obligated in any Contract Year following the Benchmark Year to supply more than 7,350,000,000 kilowatt-hours of Project Capacity Energy to the Group for the purpose of furnishing the energy component of MEMBER Base Supply under this Agreement or similar agreements between SWECO and other Group members. However, in addition to MEMBER's MEMBER Share of Project Capacity Energy, SWECO shall make available to MEMBER in any hour kilowatt-hours of Project Capacity Energy that is not used by other Group members during such hour as long as the annual limit on SWECO's obligation to supply Project Capacity Energy to all Group members is not exceeded. SWECO shall notify MEMBER within a reasonable time after Project Capacity Energy furnished to the Group by SWECO to meet its obligation to furnish MEMBER Base Supply under this Agreement and such agreements with other Group members exceeds 6,500,000,000 kilowatt-hours in any consecutive twelve-month period. MEMBER agrees that it will thereafter join SWECO and other Group members taking MEMBER Base Supply from SWECO promptly to negotiate in good faith alternative limits on SWECO's obligation to furnish the energy component of MEMBER Base Supply so that SWECO's obligation to furnish such energy component to all Group members does not exceed 7,350,000,000 kilowatt-hours in any Contract Year and that Project Capacity Energy is fairly distributed among the Group members. In the event that in any hour more than one Group member requires Project Capacity Energy in excess of such Group member's MEMBER Share the available Project Capacity Energy not used by other Group members shall be allocated among the Group members requiring such excess energy in proportion to their respective MEMBER Shares.

1.23    MEMBER HYDRO AND MEMBER HYDRO ENERGY

          MEMBER Hydro means in any Contract Year the amount of capacity (in mW) available for the account of Member under the Power Sales Contract as shown on Schedule C. MEMBER Hydro Energy means in any Billing Month the amount of energy (in kWh) available from Member Hydro in such Billing Month.

1.24    MEMBER LOAD.

          MEMBER Load means the aggregate amount of capacity and energy required by the MEMBER to serve its retail customers in any hour during the term of this Agreement at all MEMBER Points of Delivery other than Extraordinary Load or Separately Metered Load.

1.25    MEMBER SHARE.

          MEMBER Share is the ratio of the sum of MEMBER Load (in mW) served at the MEMBER's Points of Delivery in the hour in which the Group Load was established in the immediately preceding Contract Year (or in the Benchmark Year if specified) to the total Group Load served at all Points of Delivery.

1.26    OTHER RESOURCES.

          Other Resources means power supply resources acquired by MEMBER during the term of this Agreement to meet Excess Requirements as further described in Section 2.4 (not including capacity and energy purchased from a Qualifying Facility in accordance with a statutory obligation to make such purchase and subject to compliance with the provisions of
        Section 8.6 of this Agreement).

1.27    PARTIES.

          Parties mean SWECO and MEMBER collectively.

1.28    PARTY.

          Party means either SWECO or MEMBER individually.

1.29    POINT OF DELIVERY.

          Point of Delivery means any point listed on Schedule D hereto, as such exhibit may be amended from time to time, at which any member of the Group receives capacity and energy pursuant to this Agreement or other power supply and service agreements with SWECO entered into in connection with the resolution of the Cajun reorganization proceedings.

1.30    POWER SALES CONTRACT.

          Power Sales Contract means the MEMBER's contract with SPA providing for the purchase by MEMBER from the SPA of firm hydroelectric capacity (SPA Hydro Peaking Power) and associated energy and, at MEMBER'S option, also to purchase SPA Supplemental Peaking Energy, at times when SPA determines that such energy is available.

1.31    PROJECT CAPACITY.

          The Project Capacity means that portion of the aggregate rated generating capability (in mW) of Big Cajun I (Unit 1 and Unit 2) and Big Cajun II (Unit 1, Unit 2, and 58% of Unit 3) and any firm resource acquired by SWECO after the Effective Date that shall be adequate in the aggregate to enable SWECO to serve a portion of Group Load that does not exceed the sum of the capacity components of MEMBER Base Supply for all members of the Group in Contract Years following the Benchmark Year.

1.32    PROJECT CAPACITY ENERGY.

          Project Capacity Energy means for any period the energy output of the Project Capacity during such period (adjusted for losses in delivery) plus energy purchased by SWECO in such period (adjusted for losses in delivery) to replace energy output from Project Capacity to serve MEMBER Base Supply under this Agreement and similar agreements between SWECO and the other Group members.

1.33    QUALIFYING FACILITY

          Qualifying Facility means a facility certified to be a Qualifying Facility under subpart (B) of Part 292 of the FERC's Regulations under
        Section 201 of the Public Utility Regulatory Policies Act of 1978 (PURPA) and as further defined and discussed in Section 8.6.

1.34    SEPARATELY METERED LOAD

          Separately Metered Load means any retail load served by MEMBER that SWECO and MEMBER have agreed shall not be billed under Schedule A or Schedule B to this Agreement, including without limitation retail load MEMBER serves with Other Resources pursuant to Section 11.8 of this

        Agreement, or with capacity and energy supplied by SWECO and billed by SWECO to MEMBER under Schedule A-3 to this Agreement.

1.35    SMEPA CONTRACT

          SMEPA Contract means that certain Power Sales Contract dated ________ between the South Mississippi Electric Power Association and Cajun Electric Power Cooperative, Inc. that is to be assumed by SWECO under the Plan of Reorganization submitted to the Bankruptcy Court by SWECO and certain members of the Group.

1.36    SPECIFIC FACILITIES

          Specific Facilities means the transmission and distribution facilities and any telecommunications facilities that are necessary to provide service under this Agreement to a distinct Point of Delivery that are owned by SWECO and located between a point of interconnection with a Transmission Supplier and a Point of Delivery to MEMBER.

1.37      SUPPLEMENTAL SUPPLY

          Supplemental Supply means capacity and energy provided to MEMBER by SWECO under this Agreement to serve MEMBER's Excess Requirements.

1.38    THIRD-PARTY SUPPLIER

          Third-Party Supplier means any supplier of power or energy to MEMBER other than SWECO.

1.39    TRANSMISSION SERVICE AGREEMENT(S)

          Transmission Service Agreement(s) means any or all of the agreements between SWECO and any Transmission Supplier relating to transmission service and Ancillary Services needed by SWECO to perform its obligations to MEMBER under this Agreement.

1.40    TRANSMISSION SUPPLIER

          Transmission Supplier means SWECO or any one or more of Entergy (specifically including the systems of Louisiana Power & Light (LP&L) and Gulf States Utilities (GSU)), Central Louisiana Electric Company (CLECO), Southwestern Electric Power Company (SWEPCO), or any other owner or operator of a transmission facility that SWECO needs to perform its obligations to MEMBER under this Agreement, their successors in interest and assigns.

                                   ARTICLE II
                  TERMS AND CONDITIONS OF POWER SUPPLY SERVICE

2.1     GENERAL OBLIGATIONS

          The MEMBER's obligation and agreement to purchase MEMBER Base Supply and any Supplemental Supply MEMBER elects to take from SWECO is intended to give full effect to SWECO's rights hereunder to serve the MEMBER Load and future normal load growth in MEMBER's service territory. MEMBER agrees that SWECO's rights to serve MEMBER Load are the essential consideration and inducement for SWECO to acquire the Project Capacity. MEMBER shall exercise continuing good faith efforts to retain its existing customers and to obtain new customers, thereby increasing MEMBER Load, and to maintain MEMBER Load at a level at least equal to the MEMBER Base Supply obligation.

          The Parties recognize that they must obtain approvals of certain regulatory agencies in order to perform this Agreement. Without limiting the foregoing, the MEMBER must obtain the approval of the LPSC to enter into and perform MEMBER's obligations under this Agreement and SWECO must obtain all regulatory approvals from the LPSC and the FERC needed for SWECO lawfully to perform its obligations under the Agreement. Each

        Party agrees to cooperate with the other Party so as to secure the necessary approvals.

          SWECO shall operate and maintain the Project Capacity and transmission, distribution and general electric plant that SWECO owns or controls to fulfill SWECO's contract obligations to the members of the GROUP and SWECO's obligations under the CLECO Contract, the MEAM Contract and the SMEPA Contract in a least-cost manner in accordance with Good Utility Practice. SWECO shall use the Project Capacity to furnish to members of the Group the energy associated with their respective entitlements to Member Base Supply and to furnish the energy that SWECO is obligated to furnish under the CLECO Contract, the MEAM Contract and the SMEPA Contract. SWECO shall make no distinction between Group members, CLECO, MEAM or SMEPA in calculating the cost of furnishing such energy except in the case the SMEPA Contract, which provides that energy shall be furnished from a specific generating unit.

2.2     MEMBER BASE SUPPLY

          SWECO agrees to sell to MEMBER, and MEMBER agrees to purchase from SWECO, the MEMBER Base Supply. SWECO shall supply the MEMBER Base Supply at rates and charges determined in accordance with Schedule A and, if and to the extent applicable, Schedules A-1, A-2 and A-3 to this Agreement, and any other provision of this Agreement relating to rates and charges for service. SWECO shall use the generating capability acquired from the Cajun estate to provide the MEMBER Base Supply, and to fulfill SWECO's obligations under the CLECO Contract, the MEAM Contract and the SMEPA Contract, before using such generating capability to make sales to other purchasers.

2.3     SUPPLEMENTAL SUPPLY

           SWECO agrees to make available to MEMBER Supplemental Supply beginning as of the first day of the first Contract Year if MEMBER elects to take Supplemental Supply (which election must be made in writing delivered to SWECO no later than the earlier of (1) the date that is six months prior to the first day of the first Contract Year in which MEMBER expects to have Excess Requirements or (2) July 1, 1999). Subject to MEMBER's option to limit its obligation to take Supplemental Supply described below, Supplemental Supply shall consist of capacity and energy in excess of MEMBER Base Supply, MEMBER Hydro, and any capacity and energy provided by a Qualifying Facility in accordance with
        Section 8.6 that in the aggregate shall be adequate to meet MEMBER's full requirements for electricity needed to serve MEMBER Load. If MEMBER exercises its right to contract for Supplemental Supply from SWECO, SWECO shall supply such capacity and energy at rates and charges determined in accordance with Schedule B to this Agreement and subject to all other applicable terms and conditions set forth in this Agreement.

          In the event that MEMBER has elected to take Supplemental Supply in accordance with this Section 2.3 and SWECO thereafter gives MEMBER notice of its intention to construct or purchase additional capacity in order to provide Supplemental Supply and that SWECO expects the cost of such additional capacity will exceed $400/kW, MEMBER shall have the option to limit its obligation to take Supplemental Supply service from SWECO to such capacity and associated energy furnished as Supplemental Supply in the Contract Year immediately preceding the Contract Year in which such option, if exercised, becomes effective. Any such notice to MEMBER shall state (1) the estimated cost to construct or purchase additional capacity, (2) the amount of capacity that SWECO is planning to add to its power supply resources, (3) the revised rates SWECO would propose to charge MEMBER for Supplemental Supply, and (4) the date ("rate change effective date") on which SWECO would propose to place the revised rates in effect. The rate change effective date shall be the first day of the Contract Year in which the new capacity is expected to be needed to furnish Supplemental Supply. Such notice to MEMBER shall be given in writing at least twelve months prior to the rate change effective date stated in the notice. MEMBER shall notify SWECO no later than six months after receipt of SWECO's notice whether MEMBER will elect to limit its Supplemental Supply obligation or to pay the revised rates for Supplemental Supply.

          In the event MEMBER elects to limit the amount of Supplemental Supply MEMBER will purchase from SWECO, MEMBER and SWECO shall execute and deliver an amendment to this Agreement that, INTER ALIA, shall provide that (1) the limit on MEMBER's obligation to take Supplemental Supply from SWECO shall be effective as of the rate change effective date stated in the notice given by SWECO to MEMBER, (2) that SWECO's obligation to provide Supplemental Supply to MEMBER shall not exceed the average of the four highest monthly values for MEMBER's Supplemental Total Billing Demands (as determined by applying Step 1 of Section 1.3 of Schedule B of this Agreement) in the Contract Year immediately preceding the Contract Year in which the limit on MEMBER's obligation to purchase Supplemental Supply becomes effective (Fixed Amount), (3) that SWECO shall provide and MEMBER shall purchase its capacity requirements in excess of Member Base Supply as Supplemental Supply an amount up to but not exceeding the Fixed Amount from SWECO in each Billing Month throughout the remaining term of this Agreement, and (4) that the demand charges that shall apply to such capacity purchases shall continue to be the Schedule B demand charges in effect as of the time of the MEMBER's election to limit its obligation to take Supplemental Supply from SWECO and (5) SWECO shall provide and MEMBER may purchase energy associated with the Fixed Amount of Supplemental Supply an amount based on a load factor to be mutually agreed upon by the Parties between 30 and 60 percent (%). If MEMBER elects to limit its Supplemental Supply obligation, it may purchase Other Resources to meet its needs for capacity and energy after it has used all of its Member Base Supply and the Fixed Amount up to the agreed upon load factor.

          If MEMBER elects not to limit its Supplemental Supply obligation, SWECO shall be obligated to continue to provide Supplemental Supply to MEMBER as originally contemplated at the time of the MEMBER's initial election to take Supplemental Supply except that the rates set forth in Schedule B to this Agreement shall be revised in the manner indicated in SWECO's notice to MEMBER or as MEMBER and SWECO may otherwise agree. Nothing provided for in this Section 2.3 shall affect in any way the obligation of the MEMBER to purchase MEMBER Base Supply or the obligation of SWECO to provide MEMBER's Base Supply through Contract Year 25.

          In the event that MEMBER enters into an amendment to this Agreement in accordance with the third paragraph of this Section 2.3 to limit SWECO's obligations to furnish Supplemental Supply, SWECO will nevertheless furnish MEMBER with all notices contemplated by the second paragraph of this Section 2.3, and MEMBER shall have the right to respond to any such notice no later than six months after receipt thereof by requesting that SWECO suspend the amended limit on SWECO's obligation to furnish Supplemental Supply and agree to furnish additional amounts of Supplemental Supply to MEMBER. SWECO shall no later than eight months after the date the notice was sent respond to any such request by agreeing either to (1) furnish all or part of such additional amounts of Supplemental Supply under this Agreement if such additional amounts can be made available from the additional power supply resources referenced in the notice without adversely affecting the other members of the Group or (2) negotiate with MEMBER a new power supply agreement under which the additional capacity and energy sought by MEMBER can be made available. In the event that SWECO determines that additional Supplemental Supply can be furnished to MEMBER without adversely affecting any other Group member, then all Supplemental Supply furnished to MEMBER shall be priced at the increased rate referenced in the notice.

2.4     POWER SUPPLIED FROM QUALIFYING FACILITIES AND OTHER RESOURCES

          Subject to the provisions of Section 8.6 of this Agreement, MEMBER may purchase capacity and energy from a Qualifying Facility to comply with any obligation of MEMBER under federal law to make such purchase. Subject to the provisions of this Section 2.4, MEMBER may otherwise purchase capacity and energy from any Third-Party Supplier as needed to meet its Excess Requirements if the MEMBER has elected not to purchase Supplemental Supply from SWECO, either initially or by exercising its option to limit MEMBER's Supplemental Supply obligations pursuant to
        Section 2.3.

          Any capacity the MEMBER purchases from a Qualifying Facility or other Third-Party Supplier to meet its Excess Requirements must be backed-up by reserve capacity sufficient to meet the reserve criteria established by the Southwest Power Pool, or its successor in function. The MEMBER shall coordinate with SWECO, as control area operator, the planning and scheduling in accordance with Good Utility Practice of deliveries of power and energy from such Other Resources to the MEMBER's Points of Delivery.

          Unless MEMBER has elected to take Supplemental Supply, SWECO shall have no obligation to supply the MEMBER's Excess Requirements.

2.5     MAINTENANCE OF MEMBER BASE SUPPLY REQUIREMENT

          MEMBER recognizes and agrees that MEMBER's obligation to purchase its MEMBER Base Supply from SWECO was a material and substantial inducement for SWECO to enter into this Agreement and to acquire the Project Capacity. Except as permitted by Section 2.4, the MEMBER covenants and agrees that it will not directly or indirectly acquire, own, operate or lease any interest in any generating facility, finance, operate or maintain disbursed diesel generation, fuel cells or any other generating facility or technology, or acquire any right to any portion of the output of a generating facility or contract to purchase any electric power for the purpose of supplying MEMBER Load or Group Load that SWECO has the right or obligation to serve under this Agreement, or under similar agreements with other Group members. Nothing in this Section 2.5 shall be construed to prevent MEMBER from owning or operating for reliability purposes any electric generating equipment used by MEMBER in emergency conditions to supply energy needed at its offices, to operate MEMBER's communications equipment or to back up battery supply used to operate other MEMBER facilities. Nothing in this Section 2.5 shall be construed to prevent any retail customer of MEMBER from owning or operating for reliability purposes any electric generating equipment and using such generation as back-up supply during times when MEMBER cannot supply such retail customer's electricity requirements.

                                   ARTICLE III

                               SCHEDULING SERVICES

3.1     CONTROL AREA AND ANCILLARY SERVICES

          MEMBER Load at all of the Points of Delivery listed in Schedule D shall be electronically transferred into the SWECO load control area on the Effective Date. Unless the Parties otherwise agree, MEMBER Load shall be operated in the SWECO control area throughout the term of this Agreement. SWECO will provide to MEMBER or acquire on MEMBER's behalf from other Transmission Suppliers, all necessary control area and Ancillary Services needed to serve the MEMBER Load in accordance with Good Utility Practice. SWECO shall purchase from other Transmission Suppliers only those control area and Ancillary Services that SWECO cannot provide from SWECO controlled generating capacity used to furnish the MEMBER Base Supply and Supplemental Supply purchased by MEMBER under this Agreement. As between SWECO and MEMBER, SWECO shall bear and pay for any penalties or other charges imposed by a Transmission Supplier as a result of SWECO's scheduling and dispatch of capacity and energy furnished by SWECO to MEMBER as MEMBER Base Supply or Supplemental Supply under this Agreement.

3.2       SWECO TRANSMISSION AND ANCILLARY SERVICES

          SWECO shall bear the cost of the following operations and services:

          (a) the operation of SWECO's control area, including the costs of SWECO's energy management system and other control equipment and related labor costs; and (b) the following Ancillary Services provided by SWECO from SWECO controlled generating capacity used to furnish the MEMBER Base Supply and Supplemental Supply purchased by MEMBER under this Agreement:

                (1) Regulation and Frequency Response Service;

                (2) Energy Imbalance Service;

                (3) Operating Reserve--Spinning Reserve Service; and

                (4) Operating Reserve--Supplemental Reserve Service.

        Notwithstanding the foregoing MEMBER shall purchase from SWECO and pay SWECO for Ancillary Services provided by SWECO in respect of MEMBER's use of Other Resources and the output of Qualifying Facilities pursuant to Section 8.6 of this Agreement in accordance with SWECO's applicable FERC rate schedule.

3.3     SCHEDULING SERVICES FOR MEMBER HYDRO

          MEMBER hereby designates SWECO as its duly authorized agent through which all transactions with SPA under the Power Sales Contract between MEMBER and SPA shall be conducted. SWECO shall be, and hereby is, authorized and directed to accept and receive from SPA, for the account of MEMBER, SPA Hydro Peaking Power and SPA Supplemental Peaking Energy; to prepare and to submit, and to receive and accept, all accounting statements and a copy of all bills; and to act for and on behalf of MEMBER as to all matters pertaining to scheduling, receipt and delivery of the SPA Hydro Peaking Power and SPA Supplemental Peaking Energy with the same force and effect as if MEMBER were acting through its duly authorized officials. To the maximum extent practicable in keeping with Good Utility Practice SWECO shall utilize for MEMBER's benefit all SPA Supplemental Peaking Energy available to MEMBER.

          The scheduling provisions of this Section 3.3 are subject to the terms and conditions of Member's Power Sales Contract with SPA and to SPA's recognition and acceptance of the designation and appointment of SWECO as MEMBER's agent under the MEMBER's Power Sales Contract with SPA for the purposes described above and to SPA's agreement to furnish SWECO a copy of each energy accounting statement, notice and bill furnished by SPA to MEMBER pursuant to the provisions of such Power Sales Contract.

3.4     SCHEDULING SERVICES FOR OTHER RESOURCES

          The delivery of power and energy obtained by MEMBER from Other Resources shall be scheduled and dispatched by SWECO as necessary to assure system reliability pursuant to SWECO's Open Access Transmission Tariff filed with the FERC. SWECO may schedule and use such capacity and energy to meet SWECO's system requirements, including service to MEMBER Load, in an efficient manner and in accordance with Good Utility Practice. In scheduling Member's Other Resources SWECO shall make no adverse distinction between such sources of power and sources used by SWECO to supply Member. SWECO shall not be obligated to schedule any resource in a manner that would impair the reliability of the SWECO control area or be inconsistent with the MEMBER's obligation under Section 2.5.

                                   ARTICLE IV

              BILLING CREDITS FOR MEMBER HYDRO AND OTHER RESOURCES

4.1     MEMBER HYDRO

          A portion of the capacity and energy requirements of MEMBER shall be supplied from MEMBER Hydro. MEMBER hereby agrees that it will not terminate its Power Sales Contract with SPA without first providing reasonable notice to and consulting with SWECO with respect to such termination.

          MEMBER hereby agrees that it will give SWECO reasonable prior notice regarding any changes in its contract arrangements with SPA regarding MEMBER Hydro, and that the MEMBER Hydro shall be limited to the rights to hydroelectric capacity and associated energy shown on Schedule C, as it may be revised from time to time. The Parties agree that SWECO shall have no obligation under this Agreement to replace MEMBER Hydro listed on Schedule C independent of SWECO's obligation to provide the MEMBER Base Supply and any obligation of SWECO to provide Supplemental Supply pursuant to Section 2.3 of this Agreement.

4.2     CAPACITY AND ENERGY CREDITS FOR MEMBER HYDRO AND OTHER RESOURCES.

          MEMBER shall receive credits on each monthly bill determined in accordance with Schedules A and B in respect of capacity and energy supplied from MEMBER Hydro as shown on Schedule C, as it may be revised from time to time, to which MEMBER shall be entitled and from permitted Other Resources scheduled by MEMBER to serve MEMBER Load.

                                    ARTICLE V

                              TRANSMISSION SERVICE

5.1     TRANSMISSION SERVICE

          SWECO shall make arrangements for, and as the designated agent for all Members of the Group, shall enter into all agreements with Transmission Suppliers necessary to obtain from the Transmission Suppliers, the transmission and Ancillary Services needed by SWECO to fulfill its obligations to MEMBER under this Agreement. Unless SWECO and MEMBER otherwise agree, SWECO shall arrange for firm point-to-point or network integration transmission service.

          MEMBER will coordinate with SWECO as needed to assure compliance with the terms and conditions of any Transmission Service Agreement. SWECO shall use its best efforts diligently to obtain all necessary Transmission Service Agreements with any Transmission Supplier and all required regulatory approvals relating thereto. MEMBER agrees to support such efforts.

          In its dealings with Transmission Suppliers, SWECO shall vigorously advocate the interests of MEMBER, and shall coordinate with the Technical Committee to be established pursuant to Section 11.2 of this Agreement as to matters involving Transmission or Ancillary Service expenses that will be borne by MEMBER or quality of service. SWECO shall invite a MEMBER representative of the Technical Committee to accompany SWECO at any meeting with a Transmission Supplier involving any such matter.

5.2     TRANSMISSION AND DISTRIBUTION SERVICE COSTS

          To the extent practicable SWECO shall separate the transmission and Ancillary Services costs that SWECO pays to the Transmission Suppliers in any month to serve the Group Load among costs related to such services taken to serve Group Load at delivery voltages of less than 69 Kv, costs related to such services taken to serve Group Load at a delivery voltage of 69 Kv, and costs related to such services taken to serve Group Load at delivery voltages higher than 69 Kv. Such costs shall be grouped by voltage level and then allocated and charged to MEMBER based on the ratio of the Maximum Point of Delivery Demand determined separately for each MEMBER Point of Delivery during the Billing Month to which such costs relate to the sum of the Maximum Point of Delivery Demands at all Points of Delivery served during such Billing Month in the same delivery voltage group.

                                   ARTICLE VI

                            MEMBER FACILITIES CHARGES

6.1     RESPONSIBILITY FOR AND PERMITTED USES OF SPECIFIC FACILITIES.

          SWECO shall be responsible for installing, owning, operating, and maintaining the Specific Facilities for MEMBER that are listed on Schedule D to this Agreement. Upon reasonable request, SWECO shall allow MEMBER to use such Specific Facilities in connection with MEMBER's protective relaying schemes. Any permitted use of such facilities shall be in accordance with Good Utility Practice and shall be subject to SWECO's prior written approval of MEMBER's equipment installation. Nothing in this Article VI shall be construed to prohibit MEMBER from installing, owning, operating and maintaining transmission or telecommunications facilities that are necessary to MEMBER's receipt of service hereunder at a Point of Delivery.

6.2     ADDITIONAL INVESTMENTS FOR SPECIFIC FACILITIES

          The Parties will amend Schedule D from time to time to list any Additional Investments for Specific Facilities installed to serve MEMBER Load. The Parties shall amend Schedule D within 30 days after the end of each Contract Year to list Additional Investments for Specific Facilities totaling less than $100,000 made during such Contract Year. The Parties shall amend Schedule D within 30 days after the in-service date of Specific Facilities after Additional Investments for Specific Facilities made during any Contract Year exceed $100,000.

6.3     RESPONSIBILITIES FOR COMMON FACILITIES

          SWECO shall be responsible for installing, owning, operating, and maintaining the Common Facilities listed on Schedule D of this Agreement.

6.4     ADDITIONAL INVESTMENTS FOR COMMON FACILITIES

          The Parties will amend Schedule D from time to time to list any Additional Investments for Common Facilities. The Parties shall amend Schedule D within 30 days after the end of each calendar year to list Additional Investments for Common Facilities totaling less than $100,000 made during any Contract Year. The Parties shall amend Schedule D within 30 days after the in-service date of such Common Facilities after Additional Investments for Common Facilities made during any Contract Year exceed $100,000.

6.5     FACILITIES

          MEMBER shall pay SWECO a monthly facilities charge for Specific Facilities and Common Facilities in accordance with Article X and

        Schedule A. Such monthly facilities charge shall be the sum of (a) 1/12 of the annual charge to MEMBER for Initial Facilities plus (b) the product of 1.75% times the Additional Investments for Specific Facilities, as listed on Schedule D of this Agreement (as it is revised from time to time pursuant to Sections 6.2 and 6.4 of this Agreement) plus (c) the product of 1.75% times the MEMBER Share times the Additional Investments for Common Facilities, as listed on Schedule D of this Agreement (as so revised); provided however that MEMBER may elect to maintain the Specific Facilities and any such Additional Investments. If MEMBER so elects, then the carrying charge rate set forth in Schedule D shall be 1.25% and not 1.75%. (Any such agreement that MEMBER shall maintain such facilities shall be memorialized in writing and shall contain reasonable terms relating to MEMBER's maintenance duties and obligations.) The annual charge to MEMBER in any Contract Year for Initial Facilities shall be as shown on Schedule D. In the event that such Specific Facilities are deemed to serve more than one Group member, the investment associated with such Specific Facilities shall be allocated among such Group members.

6.6     ABANDONMENT OF SPECIFIC FACILITIES

          In the event MEMBER abandons or transfers load from a Point of Delivery owned by a Transmission Supplier, MEMBER shall pay SWECO an amount sufficient to pay any and all abandonment charges due under the relevant Transmission Service Agreements. In the event MEMBER abandons a Point of Delivery or other Specific Facilities owned by SWECO, MEMBER shall purchase said facilities from SWECO at Depreciated Book Value. MEMBER shall remove or otherwise disconnect said abandoned facilities from the applicable SWECO or Transmission Supplier system.

6.7     OPTION TO PURCHASE SPECIFIC FACILITIES

          MEMBER shall have the option to purchase from SWECO within 180 days following the termination of this Agreement in accordance with its terms any Specific Facilities being used by SWECO at the termination date to serve MEMBER Load. The MEMBER shall pay SWECO for such Specific Facilities the depreciated book value of SWECO's Additional Investment in such Specific Facilities. The initial specific facilities will have a depreciated book value of zero at the termination date.

                                   ARTICLE VII

                               POINTS OF DELIVERY

7.1     DELIVERY POINTS

          SWECO shall furnish the electric capacity and deliver the energy purchased by the MEMBER from SWECO under this Agreement to the MEMBER at the Point(s) of Delivery. Title and risk of loss of such energy shall pass from SWECO to the MEMBER at such Points of Delivery.

7.2     CHANGES IN POINTS OF DELIVERY.

          Whenever MEMBER seeks the establishment of a new Point of Delivery, or to change the capacity of, or the voltage at, an existing Point of Delivery, or to abandon a Point of Delivery on the Transmission System of SWECO or a Transmission Supplier, MEMBER shall notify SWECO, in writing, of the change desired, as far in advance as is practical, but at least 30 days in advance of the time at which SWECO must give notice of the change to any Transmission Supplier under the terms of any relevant Transmission Service Agreement. Such notice shall provide the information needed by SWECO to request a change in Points of Delivery under the terms of any relevant Transmission Service Agreement.

          Subject to the conditions set forth in Section 7.5 below, SWECO shall use its best efforts to effect a requested change in an existing Point of Delivery or to furnish a new Point of Delivery at an available standard distribution or transmission voltage. In no event shall SWECO be obligated to seek a change in an existing Point of Delivery or to establish a new Point of Delivery that would violate Good Utility Practice.

          In the event that a Transmission Supplier does not agree to establish a requested new Point of Delivery or to make a requested change to an existing Point of Delivery, SWECO shall request that the Transmission Supplier file with the FERC an unexecuted service agreement or unexecuted service agreement amendment setting forth the terms on which the Transmission Supplier is willing to provide the requested service to MEMBER Load. SWECO and MEMBER shall cooperate in seeking FERC review of any Transmission Supplier's refusal to provide requested service.

7.3     NEW POINTS OF DELIVERY

          If MEMBER desires to establish a new Point of Delivery on the transmission system of SWECO or a Transmission Supplier, MEMBER shall so notify SWECO. Such notice shall be given in accordance with the requirements of Section 7.2 of this Agreement. MEMBER and SWECO shall

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
        enter into a written delivery point agreement for each new Point of Delivery containing, among other things, the location of the new Point of Delivery, capacity required, and a description of the facilities to be installed. Such delivery point agreement shall be subject to approval by SWECO or the appropriate Transmission Supplier and obtaining any required regulatory approval. SWECO shall not unreasonably withhold any such approval.

7.4     NOTICE OF POINT OF DELIVERY ABANDONMENT

          Whenever   MEMBER   desires   to  abandon  a  Point  of
        Delivery, MEMBER shall notify SWECO of such abandonment, in writing, as far in advance of the proposed abandonment date as is practical, but not less than the notice required for abandonment, if any, as specified in the relevant Transmission Service Agreements. Any Point of Delivery abandonment shall be subject to the abandonment charges provided for in Sections 6.7 and 6.8 of this Agreement.

7.5     SWECO OR TRANSMISSION SUPPLIER FACILITIES

          If a change requested by MEMBER pursuant to Section 7.2 or Section 7.3 is mutually agreeable to SWECO and the relevant Transmission Supplier, SWECO shall furnish MEMBER a written construction schedule within 30 days after said construction schedule is received by SWECO from the

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
        Transmission Supplier. To the extent such change in service or additional service would require investment by a Transmission Supplier in additional transmission or distribution facilities, SWECO shall not be obligated to provide service to the new or changed Point of Delivery until the relevant Transmission Service Agreement has been amended and such amendment becomes effective and any required construction is completed. In the event SWECO, the Transmission Supplier or other agency for coordinating the use of transmission facilities determines that a request for a new or changed Point of Delivery is not feasible, SWECO shall consult with MEMBER for the purpose of suggesting a feasible alternative to the request made by MEMBER and a representative of MEMBER shall be invited by SWECO to participate in any meeting with such Transmission Supplier or other agency. From time to time, SWECO or another Transmission Supplier may convert its line operating voltages to higher voltages. MEMBER shall be required to accept any such change to a higher voltage at any Point of Delivery in accordance with the terms and conditions, if any, of the applicable Transmission Service Agreements. SWECO shall give notice to MEMBER of such changes at least 24 months in

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
        advance of any such change in SWECO facilities initiated by SWECO or within 15 days after receipt of any such notice from Transmission Supplier, as the case may be. In negotiating the Transmission Service Agreements, SWECO shall endeavor to obligate the Transmission Supplier to give SWECO at least 24 months' prior written notice of the Transmission Supplier's intention to convert its transmission line operating voltages to higher voltages.

                                  ARTICLE VIII

                           OPERATING RESPONSIBILITIES

8.1     OPERATING RESPONSIBILITIES OF MEMBER AND SWECO

          MEMBER and SWECO each shall exercise reasonable diligence to use and provide any service furnished under this Agreement to secure the efficiency of their respective apparatus and systems in keeping with Good Utility Practice in the area, shall coordinate their respective systems' relaying and fusing and with those of the Transmission Suppliers so as to preclude unnecessary interruptions, shall maintain their respective lines at all times in a safe operating condition in accordance with Good Utility Practice, shall operate their respective facilities in a manner designed not to interfere with the service to

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        customers of the other Party, and shall coordinate maintenance activities which may adversely affect the operation of their respective facilities.

8.2     POWER FACTOR
          The amounts that SWECO bills MEMBER for service under this Agreement shall be adjusted to reflect adjustments, charges, fees or penalties relating to power factor charged SWECO by a Transmission Supplier relating to service provided hereunder. Such billing adjustments shall be made by individual Points of Delivery. SWECO agrees to provide MEMBER information concerning charges, fees or penalties that are imposed by a Transmission Supplier and will attempt to notify MEMBER when MEMBER is approaching a potential penalty power factor level. SWECO will also notify MEMBER if and when SWECO becomes aware that MEMBER is operating its facilities in a manner that violates power factor requirements imposed under any applicable Transmission Service Agreement. However, SWECO shall have no obligation to provide reactive power to remedy a MEMBER's failure to maintain the power factor levels required by a Transmission Supplier.

8.3     EMERGENCY LOAD RELIEF

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          SWECO shall develop a load relief plan to comply with contingent situations that may arise in the region. MEMBER shall participate in SWECO's load relief plan, pro rata, on a non-discriminatory basis.

8.4     COORDINATION OF TEMPORARY TRANSFER OF LOAD

          To the extent permitted under any applicable Transmission Service Agreement, MEMBER may temporarily transfer load from one Delivery Point to another as necessary to facilitate the safe, reliable and economic provision of service to its retail customers while system maintenance activities are being conducted or to respond to system emergencies. Such transfers shall not exceed the physical capacity or constraints of the SWECO facilities or of any Transmission Supplier's system. MEMBER shall notify SWECO's system dispatcher of any proposed transfer as far in advance as is practical and shall coordinate any such transfer with SWECO's system dispatcher to assure compliance with Good Utility Practice. Such notice shall state, among other things, the duration of the expected transfer, the Points of Delivery involved in the proposed load transfer and the amount of said load to be transferred. After the load has been transferred back to the original Point of Delivery, the MEMBER shall provide SWECO with written verification of the exact

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        duration of the transfer. Any additional costs of transmission incurred due to the temporary transfer shall be borne by the MEMBER. Monthly billing will be adjusted as necessary to avoid duplicative billing for demand charges.

8.5     EXTENDED OUTAGE

          During any outage of all or any part of the Project Capacity (whether or not the cause of such outage is a force majeure event), the Member shall pay the charges described in Schedule A for MEMBER Base Supply provided under this Agreement. In the event that any of the Project Capacity is out of service for more than 60 consecutive days for any reason (whether or not the result of force majeure), the demand charges payable by MEMBER for MEMBER Base Supply in accordance with Schedule A shall be reduced by the difference (net of any abatement from the Rate Fund described in Schedule A) between the cost of replacement power (in mills per kWh) purchased to cover the outage after the sixtieth consecutive day of outage and charged MEMBER in accordance with Schedule A and the sum of energy and fuel costs (in mills per kWh) charged MEMBER for energy provided from operating Project Capacity and Economic Power (as defined in Schedule A) in the Billing Month times the amount of such

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
        replacement energy delivered to serve MEMBER Load in the Billing Month; provided, however, that the demand charges payable by MEMBER for the Billing Month shall not be less than an amount sufficient when added to demand charges payable by other Group members for such Billing Month to pay SWECO's debt service requirements relating to Project Capacity and other assets acquired by SWECO from the Cajun estate for such Billing Month. Such reductions in demand charges will be determined utilizing a twenty-five (25) year debt amortization schedule and in a manner that results in all Group members paying the same reduced demand rate. For purposes of this Section 8.5, the amount of replacement energy deemed to be delivered to MEMBER Load in any Billing Month shall be equal to a fraction of the replacement energy delivered to serve Group Load in the Billing Month that has as its numerator total energy deliveries to the MEMBER's Points of Delivery and as its denominator total energy deliveries to all Group Points of Delivery. Because the effect of Rate Fund reductions on MEMBER billings will not be calculated and applied until after the close of any Contract Year, monthly billing adjustments made to take account of Extended Outages shall be tentatively determined

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        without reference to Rate Fund applications and shall be recalculated at the time Rate Fund allocations for the Contract Year are determined.

          In the event of an outage of Project Capacity that persists beyond 60 consecutive days, SWECO shall have the option to reduce its obligation to serve MEMBER Load by an amount not to exceed the MEMBER Share of the outaged capacity divided by .85. To exercise such option SWECO must notify MEMBER in writing no later than 59 days following the first day of any outage of Project Capacity of the amount by which SWECO has elected to reduce its obligation to serve MEMBER Load. The indicated reduction in SWECO's obligation shall take effect on the earlier of (x) the date on which SWECO calls debt securities equal to its Depreciated Book Value in the outaged Project Capacity that is the basis of the reduction in SWECO's obligation or (y) a date that is 18 months after the date on which such outage began, and the amount of capacity by which SWECO's obligation to serve MEMBER Base Supply is reduced shall become part of MEMBER's Excess Requirements. MEMBER may not use Other Resources to serve that part of MEMBER Load that is equal to the reduction in SWECO's MEMBER Base Supply obligation until the reduction in SWECO's MEMBER Base Supply obligation to such MEMBER takes effect. Beginning with the effective date of such reduction in SWECO's MEMBER Base Supply

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
        Obligation, the calculation of the demand ratchet under Schedule A,
        Section 1.3, Step 3 (2) shall exclude the amount of kilowatts, if any, that exceed the reduced MEMBER Base Supply Obligation. If SWECO elects to reduce its obligation to serve MEMBER load, SWECO shall provide a credit on MEMBER billing determined by the product of the energy rate under Schedule A and the amount of replacement energy delivered to serve MEMBER load in the Billing Month.

8.6     QUALIFYING FACILITY

          MEMBER shall notify SWECO of the proposed connection to any part of MEMBER's transmission or distribution facilities of any Qualifying Facility (as determined under Subpart B of Part 292 of the FERC's regulations under Section 201 of the Public Utility Regulatory Policies Act of 1978 (PURPA)). The Qualifying Facility must agree to operate under the criteria for non-utility generation established by the Southwest Power Pool or its successor in function.

          MEMBER shall give SWECO as much notice as possible, but not less than 90 days' notice, of its intention to connect its system to a Qualifying

        Facility and shall give SWECO reasonable notice prior to the initial energizing or start-up testing of the Qualifying Facility so as to allow SWECO to have a representative present at such test. In addition, MEMBER shall secure approval from SWECO and the appropriate Transmission Supplier of any interconnection facilities so that adequate safety and metering provisions can be made prior to such interconnection.

          MEMBER shall supply, at no cost to SWECO, the metering equipment required to determine the amount of capacity and energy supplied to MEMBER by the Qualifying Facility. The metering equipment must be compatible with the existing translation equipment of SWECO or the Transmission Supplier as appropriate. SWECO or the Transmission Supplier shall approve the compatibility of the metering equipment before the equipment is installed. MEMBER shall make its metering data available to SWECO.

          SWECO's approval of such facilities shall not be construed as confirming or endorsing the design, or as a warranty of safety, durability or reliability, of any facility or equipment. It will be MEMBER's sole responsibility to meet or comply with all permits, license

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
        agreements, fees, rules, regulations, ordinances, inspection, or other requirements that may be imposed.

          If, during the billing month, MEMBER purchases power from a Qualifying Facility, SWECO will credit MEMBER's charges for the current billing month in an amount equal to the capacity- and energy-related compensation SWECO would have been required to pay such Qualifying Facility for such power, in accordance with the rules of the LPSC, had such Qualifying Facility elected to require SWECO to purchase its output. In turn, SWECO will bill MEMBER in such month at the otherwise applicable rates under this Agreement for the sum of capacity and energy delivered from any such Qualifying Facility and from SWECO's system in accordance with Article X and Schedules A and B.

          In the alternative, if MEMBER and the Qualifying Facility so agree, SWECO will execute a contract with the Qualifying Facility for the purchase of capacity and energy at SWECO's avoided cost, in accordance with the rules of the LPSC. All other provisions of this Section 8.6 shall apply to the transaction (including particularly those related to billing) without regard to whether SWECO or MEMBER executes the contract for purchase of the energy generated by the Qualifying Facility. Any

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
        capacity and energy purchased by SWECO directly from a Qualifying Facility shall not be considered Project Capacity.

                                   ARTICLE IX

                                    METERING

9.1     METER READING

          The Parties shall cause meters to be read monthly at times agreed upon. Metering records shall be available at all reasonable times to authorized representatives and employees of the Parties.

9.2     BILLING METERS AND ASSOCIATED INSTRUMENT TRANSFORMERS
          SWECO   shall   be   responsible   for  the   purchase,
        installation, ownership, operation and maintenance of the billing meters and associated instrument transformers at all the existing and new Points of Delivery to MEMBER. SWECO's records of data collected from such meters shall be available at all reasonable times to the duly authorized representatives of MEMBER. If necessary to accommodate a specific installation at a location other than the physical Points of Delivery, losses may be added to the actual meter readings to create the equivalent readings that would have been obtained if the meters were installed at the physical Points of Delivery.

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


          SWECO's investments in billing meters and associated instrument transformers after the Effective Date of the Agreement shall be listed as Additional Investments on Schedule D to this Agreement. Upon reasonable request, SWECO shall make available for MEMBER's use SWECO's instrument transformers located at MEMBER's Points of Delivery for purposes of installing check meters or for load research purposes. MEMBER's use of such instrument transformers shall be subject to SWECO's prior approval of MEMBER's equipment installation, which approval shall not be unreasonably withheld

9.3     METER TESTS

          SWECO shall test and calibrate meters used in connection with service provided hereunder by reference to accurate standards at intervals of approximately every twenty-four (24) months or at other intervals mutually agreed to by the Parties. If SWECO finds a meter is not registering accurately, SWECO shall restore the meter to an accurate condition or substitute in its place an accurate meter. SWECO shall bear the expense of all such routine tests.

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


9.4     METER ACCURACY

          SWECO and MEMBER shall have the right to request that a special test of metering equipment be made at any time. If any test made at MEMBER's request discloses that the metering equipment tested is registering within plus or minus one percent accuracy, MEMBER shall bear the expense thereof. The expense of all other such tests shall be borne by SWECO.

9.5     METER ADJUSTMENTS

          The results of all meter tests and calibrations shall be open to examination by MEMBER. Any meter tested and found to be within plus or minus one percent accuracy shall be considered to be accurate. In the event that SWECO determines that, as the result of a test of any meter, a meter is not accurate within the limits of plus or minus one percent accuracy, SWECO shall estimate the amount of electrical usage upon which MEMBER's bill should have been rendered. Such estimate shall be based on all known pertinent facts (which will be developed jointly by SWECO and MEMBER) and shall be made for service provided from the date of the last previous test of the metering equipment found to be in error, but in no event shall such estimate be made for electrical use prior to the twelve

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
        (12) Billing Months immediately preceding the date on which the inaccuracy was discovered. To adjust for the difference between metered electrical usage upon which billing amounts were determined and estimated electrical usage upon which MEMBER should have been billed, SWECO will make appropriate adjustments (upward or downward) during the next Billing Month to correct for such metering errors. Such adjustment shall be the difference between the amount billed and the estimated amount which should have been billed to account for such past metering errors. If the meter in error has not been in service for twelve (12) full preceding Billing Months, or if the meter inaccuracy can be determined to have begun less than twelve (12) months prior to the date on which the inaccuracy was discovered, then the estimated amount to be refunded or credited by SWECO or paid by MEMBER shall reflect these factors.

                                    ARTICLE X

                              BILLINGS AND PAYMENTS

10.1    COMPENSATION

          The rates, charges, and fees used to determine the amounts that MEMBER shall pay to SWECO each month during the term of this Agreement for service hereunder shall be determined in accordance with the rate

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
        schedules attached hereto, including without limitation Schedules A, A-1, A-2, A-3, and B to this Agreement, and any other provision of this Agreement relating to rates and charges for service. SWECO may make adjustments to any bill for a period of up to one year after the date of the original bill in order to reflect differences in charges resulting from SWECO's receipt of more accurate data. SWECO may make additional adjustments to bills to the extent such additional adjustments are required to reflect the final resolution of any claim, action, or proceeding that affects data contained in an original bill and that is formally initiated by or noticed to SWECO prior to the end of the period provided for in Section 10.3 for auditing SWECO's fuel costs. SWECO shall provide notice of any such claim, action, or proceeding promptly upon learning of same. SWECO shall furnish bills that separately state the charges by individual Point of Delivery. SWECO shall also provide to a designated representative of the MEMBER the information listed on Schedule F with each monthly bill in order that such representative may verify that the bill has been properly computed.

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


10.2    FUEL AND ECONOMIC POWER COSTS

          Fuel and Economic Power costs incurred by SWECO to serve MEMBER Load shall be calculated monthly in accordance with the Fuel Cost Provisions of Schedules A and B to this Agreement.

10.3    AUDITS OF COST RECORDS

          Within three years following any calendar year for which service was provided pursuant to this Tariff, and subject to any confidentiality agreement between SWECO and any supplier of goods or services, MEMBER, acting through the designated representative referred to in Section 10.1, shall have the right to audit SWECO's records of fuel and Economic Power costs, MEMBER Hydro costs, and charges paid to Transmission Suppliers at the offices where such records are maintained during normal business hours; provided that appropriate notice shall have been given prior to any audit and provided that the audit shall be limited to those portions of such records that relate to service under this Agreement for such calendar year. The costs of any such audit shall be borne by the MEMBER.

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


10.4    ECONOMIC DEVELOPMENT AND INCENTIVE RATES

          SWECO shall sell to MEMBER  power and energy  needed to
        serve  qualifying  economic   development  and  incentive
        loads as  follows:

          (a) For the economic development and incentive loads in respect of which MEMBER has made a formal written commitment of reduced rates (based on Cajun incentive tariffs) as of the Effective Date and that are listed on Schedule F to this Agreement, SWECO shall provide electric service to MEMBER at the rates set forth in either Schedule A or Schedule A-3. On or before the Effective Date, MEMBER shall determine which rate option is best and elect for each retail load being served at the Effective Date with power and energy purchased from Cajun at LPSC approved incentive rates on file with the LPSC on March 31, 1997 (which are the Cajun Riders JCIC, LPI, VLP and EEDS and the Cotton Gins Rider that are described in Schedule A-3) whether to be billed under Schedule A or Schedule A-3 to this Agreement. Any loads greater than 10 mW in respect of which MEMBER has made a formal written offer of reduced rates (based on Cajun rate VLP) shall be deemed to be Separately Metered Load that SWECO shall supply to MEMBER in accordance with the rates and terms

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        set forth in Schedule A-3 that are applicable to VLP customers and shall not be counted as MEMBER Load.

           If MEMBER elects Schedule A-3 for certain incentive loads, such Schedule A-3 rates shall be applicable only during the remaining term of the original incentive load contracts as referenced in Schedule A-3 and thereafter such incentive loads shall be billed in accordance with Schedule A.

          (b) For economic development and incentive loads that are first served by MEMBER after the Effective Date of this Agreement, SWECO shall provide electric service to MEMBER at the applicable rates, terms and conditions set forth in Schedules A-1 and A-2 to this Agreement.

10.5    PAYMENT BY MEMBER TO SWECO

          MEMBER shall make payment to SWECO for electric service billed under this Agreement in a manner that will assure that collected funds are available to SWECO within twenty (20) days from the date said bills are mailed. No dispute in regard to billing shall delay payment. Payment shall be made to SWECO by check or by electronic transfer of funds to the bank and account as indicated on the bill. All payments for service not electronically transferred hereunder shall be mailed to SWECO's address.

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          Unpaid amounts shall be subject to a late payment charge equal to one percent (1%) per month; provided, however, that such late payment charge shall not exceed the maximum charge which may be collected under the applicable provisions of Louisiana law. If MEMBER makes collected funds available to SWECO sooner than 15 days after the date a bill is mailed, MEMBER's account shall be credited with the product of .0001369863 and the amount paid early for each day sooner than 15 days after the date a bill is mailed that such amount is available to SWECO in collected funds.

            The payment of that portion of any bill that MEMBER may be contesting shall not be construed as waiving MEMBER's right to recover the contested portion.

                                   ARTICLE XI

                              ADDITIONAL PROVISIONS

11.1    PLANNING

          In order to keep SWECO advised of MEMBER's future requirements so that SWECO may make provision for such requirements in its long-range system plans, MEMBER shall cooperate with SWECO in its system planning and shall provide SWECO prior to the earlier of (1) the time specified in

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        the appropriate Transmission Service Agreements, or (2) June 1 of each
        Contract Year, a forecast of MEMBER's anticipated load requirements in, or proposed to be placed in, SWECO's load control area for each of the next ten Contract Years or the remaining Contract Years if fewer than ten. MEMBER shall also advise SWECO of its maximum load requirements at each existing Point of Delivery, and its anticipated need for additional Point(s) of Delivery for each such Contract Year.

11.2    TECHNICAL COMMITTEE

          As soon after the Effective Date as possible, SWECO and the members of the Group shall establish a Technical Committee consisting of representatives of SWECO and of each member of the Group. The Technical Committee shall meet as often as reasonably required to keep the Group informed of SWECO's planning decisions and operating procedures. SWECO shall entertain suggestions and advice from the Technical Committee in respect of SWECO's obligations under this Agreement; however, such suggestions and advice from the Technical Committee shall not be binding upon SWECO, but shall be advisory only.

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11.3    RESPONSIBILITY FOR ELECTRICITY

          MEMBER assumes all responsibility for electricity on its side of each Point of Delivery and SWECO assumes all responsibility for electricity present on electric facilities owned by SWECO. It is also understood and agreed that neither SWECO nor MEMBER assumes any responsibility with respect to the construction, installation, insulation, maintenance or operation of the systems of the other or any part thereof and neither SWECO nor MEMBER shall, in any event, be liable for damage or injury to any person or property whatsoever arising, accruing or resulting from, in any manner, the receipt, transmission, control, use, application or distribution by the other Party of said electricity. Both SWECO and MEMBER shall use reasonable diligence in maintaining their respective lines and equipment in proper and serviceable condition, and shall take reasonable steps and precautions for maintaining the services agreed to be performed and received under this Agreement.

11.4    CONTINUITY OF SERVICE

          SWECO shall endeavor at all times to provide in an uninterrupted fashion the service contemplated by this Agreement in keeping with Good Utility Practice. In no event, however, shall SWECO be liable to MEMBER

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        for losses or damages arising from failure, interruption or suspension of service resulting from SWECO's operations conducted in accordance with Good Utility Practice, or any interruption or suspension of transmission or ancillary service by any Transmission Supplier or any other failure of any Transmission Supplier to provide service unless such interruption, suspension or failure of transmission or ancillary service is a result of SWECO's failure to discharge one or more of its obligations under this Agreement. SWECO reserves the right to suspend service pursuant to Good Utility Practice without any liability on its part at such times and for such periods and in such manner as it may deem advisable including, without limitation, suspensions for the purpose of making necessary adjustments to, changes in, or repairs on, its lines, substations and facilities, and suspensions in cases where, in its opinion, the continuance of service to MEMBER would endanger persons or property. SWECO shall use its best efforts to provide MEMBER with reasonable notice in the event of a suspension of service. Monthly billing will be adjusted as necessary to avoid duplicative billing related to load shifts made by MEMBER to respond to any such suspension

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        of service. Any additional costs of transmission incurred due to load shifts made at the request of SWECO shall be borne by SWECO.

11.5    RIGHT OF ACCESS

          Each Party shall give all necessary permission to the other Party to enable the agents of the other Party to carry out this Agreement, and shall give the other Party the right to enter its premises by the other Party's fully authorized agents and employees at all reasonable times for the purposes of reading or checking meters; for inspecting, testing, repairing, renewing or exchanging any or all of the other Party's equipment; or for performing any other work incident to rendering the services covered by this Agreement. Except as otherwise agreed by the Parties or in emergencies, whenever the agent of one Party enters the premises of the other Party, such agent shall be accompanied by personnel of the Party owning such premises. It is agreed, however, that neither Party hereto assumes the duty of inspecting the equipment, lines, or other facilities of the other.

11.6    HOLD HARMLESS PROVISIONS

          Each Party shall indemnify and hold harmless the other Party from and against any and all legal and other expenses, claims, costs, losses,

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        suits or judgments for damages to any person or destruction of any property arising in any manner directly or indirectly by reason of the sole negligence or willful misconduct of such Party's authorized representatives.

          TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LIABILITY BASED UPON OR DAMAGES FOR LOSS OF PROFITS) WITH RESPECT TO ANY CLAIM ARISING OUT OF THIS AGREEMENT WHETHER BASED ON CONTRACT, TORT (INCLUDING THE NEGLIGENCE OR THE SOLE NEGLIGENCE OF A PARTY) OR OTHERWISE.

          For purposes of this Section 11.6 the term Party shall mean SWECO or MEMBER and their respective officers, directors, employees and independent contractors.

11.7    RIGHT OF FIRST REFUSAL IN CASE OF PROPOSED SALE, MERGER OR
           CONSOLIDATION.

          In the event MEMBER receives an offer to sell, merge, consolidate or otherwise transfer all or substantially all of the assets of MEMBER, MEMBER shall first offer to sell such assets to SWECO, or any of its affiliates, on the same terms and conditions as are received from any

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        other party unless the offering party is a member of the Group that is a rural electric cooperative that is purchasing from SWECO the capacity and energy required to meet such party's MEMBER Load under a Power
        Supply and Service Agreement with SWECO having terms similar to the terms of this Agreement and such party's offer includes an obligation to assume MEMBER's obligation to SWECO under this Agreement. After SWECO receives written notification of said offer and of MEMBER's agreement or desire to sell, SWECO shall have 120 days to notify MEMBER of SWECO's agreement to purchase MEMBER's assets on the same terms and conditions, or on more favorable terms and conditions than those that were submitted by the offering party. During the 120-day notification period, MEMBER shall not enter into any memorandum of understanding, contract or other agreement with the third party without specifically noting therein that said agreement is subject to this right of first refusal. In the event SWECO or any of its affiliates notify MEMBER during the 120-day period that it desires to purchase MEMBER's assets, the Parties will proceed, with due diligence, to complete the transaction; provided, however, that SWECO's right to purchase MEMBER's assets shall be subject to obligations relating to disposition of MEMBER's assets that MEMBER may

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        have under its by-laws in effect on January 1, 1997 that continue in effect as of the date on which the MEMBER first receives an offer from the third party to sell, merge, consolidate or otherwise transfer the MEMBER's assets. In the event SWECO does not respond within 120 days or notifies MEMBER during such period of its election not to submit an offer, MEMBER shall be free to sell, merge, consolidate or otherwise transfer its assets to the third party.

          MEMBER specifically agrees to abide by the terms of this provision and acknowledges that in the event of noncompliance with any terms of this provision, any contract, agreement or transfer of assets to a third party shall be null and void, without force and effect and subject to any and all remedies pursuant to applicable law.

11.8    ACQUISITION OF FACILITIES TO SERVE RETAIL CUSTOMERS FORMERLY SERVED BY
           OTHER SUPPLIERS.

          In the sole event that the MEMBER determines to purchase or otherwise acquire facilities for the provision of electrical service to a customer or customers not served by MEMBER on the Effective Date and if it is necessary in order to consummate the transaction for the MEMBER to assume an existing power purchase agreement from the seller of the

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
        acquired facilities or execute a new power purchase agreement with such seller, MEMBER shall have the right to purchase power under the MEMBER's agreement with the seller solely to serve the electric load of customers being served in the new service territory. Any electric load so served shall not be counted as MEMBER Load while so served, and if served through a Point of Delivery shall be separately metered at MEMBER's sole expense.

          After the expiration of the primary term of any such agreement, MEMBER shall purchase from SWECO the power and energy needed to serve the new customer or customers if MEMBER would otherwise have been obligated to purchase such power and energy from SWECO under this Agreement and, in such event, MEMBER hereby renounces any right to extend the primary term of any agreement assumed or entered into by MEMBER in accordance with this Section 11.8.

11.9    EXTRAORDINARY LOAD

          SWECO and MEMBER shall cooperate to facilitate the attraction of Extraordinary Load to SWECO's control area. MEMBER shall keep SWECO informed regarding any proposals to potential Extraordinary Load customers. In the event any such potential Extraordinary Load customer rejects such proposal and MEMBER demonstrates to SWECO's reasonable

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
        satisfaction that, unless such potential Extraordinary Load customer is offered a lower price for electricity than MEMBER can offer based on its costs incurred under this Agreement, or under other power supply arrangements that SWECO is willing to offer to MEMBER, SWECO shall have no obligation to serve such Extraordinary Load, which shall not become part of MEMBER Load, and MEMBER shall have the right to purchase from a Third-Party Supplier the capacity and energy needed to serve such Extraordinary Load. Such right to purchase from a Third-Party Supplier shall be subject to SWECO's right of first refusal to furnish the capacity and energy MEMBER requires in order to serve such Extraordinary Load. If served through a Point of Delivery, such Extraordinary Load shall be separately metered at MEMBER's sole expense.

11.10   COMPETITIVE TERRITORY CREDITS

          The MEMBER shall use all reasonable efforts to oppose any activities by any municipality or any other entity that threatens to reduce MEMBER Load or cause SWECO to sustain loss or impair SWECO's ability to recover the costs it has incurred to provide service under this Agreement. Nothing in this Section 11.10 shall, however, require MEMBER to take any action that is in conflict with MEMBER's obligations under any agreement

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        between MEMBER and a political subdivision of the State of Louisiana that is in force and effect as of November 1, 1997, so long as such Agreement remains in effect. The MEMBER acknowledges and recognizes that SWECO has made a substantial investment and incurred substantial costs to enable it to serve MEMBER load.

          In the event that a political subdivision, as defined by the Louisiana Constitution in effect on the Effective Date, that serves electric utility customers in a geographic area that is contiguous to the geographic area in which MEMBER provides electric utility service, poses a significant competitive threat to MEMBER because such political subdivision either (a) has offered to provide electric utility service at lower cost (after considering the value of services or subsidies that such political subdivision has offered to MEMBER's electric utility customers) or (b) has taken or initiated official action, or Member and SWECO in good faith believe such action is likely, to annex any part of the geographic area in which MEMBER serves retail customers or to condemn any member facilities:

          (1)   SWECO   shall    establish   a   separate    fund
                ("Territory and Cooperative Defense Fund") to be available to Member to assist Member and other

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
                members of the Group to defend against condemnation, hostile takeover, and annexation efforts. On the first day of Contract Year one, SWECO shall deposit $900,000 in the "Territory and Cooperative Defense Fund" to be available to qualifying Members during Contract Year one (1) through five (5). Beginning on the first day of Contract Year Six, such fund shall be reduced to an amount equal to the lesser of $500,000 or the actual balance in the fund at the end Contract Year 5. Such fund shall continue to be available until the earlier of the exhaustion of the fund or the end of Contract Year 25. Any amount remaining in the fund at the end of Contract Year 25 shall revert to SWECO.

          (2) Beginning in Year 6, and for each Contract Year through the end of Contract Year 25, SWECO shall establish a separate fund of up to $500,000 per year ("Contingent Fund"). The Contingent Fund shall be available to all qualifying Members of the Group in order to assist such Members in defending against the condemnation and annexation efforts described in this section,

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                but shall  not be  available  to  defend  hostile
                takeover activities of Third Parties.

          For each of the Territory and Cooperative Defense Fund and the Contingent Fund, a qualifying Member is entitled to utilize up to the full amount of each fund for the purposes specified, unless more than one qualifying Member is entitled to participate in such fund, in which case Member shall be entitled to its pro rata share of such fund, which pro rata share shall be determined by the ratio of the MEMBER's Member Share to sum of the Member Shares of the qualifying Members.

11.11   SWECO COVENANTS

          In addition to its other obligations under this Agreement, SWECO specifically warrants and covenants to MEMBER that it will (a) maintain its status as a validly existing corporate entity in good standing with full power and authority to carry out its business as contemplated by this Agreement; and (b) pay all principal and interest SWECO accrues, and comply with all other covenants and obligations, under any financing documents executed by SWECO to finance its acquisition of the Project Capacity.

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


11.12   MEMBER COVENANTS

          In addition to its other obligations under this Agreement, MEMBER specifically warrants and covenants to SWECO that MEMBER will: (a) maintain its status as a validly existing corporate or other legal entity in good standing with full power and authority to carry on its business as it is now conducted; (b) pay all principal and interest it accrues, and comply with all other covenants and obligations, under any financing documents executed by MEMBER; (c) establish and maintain, to the extent permitted by all regulatory bodies having jurisdiction thereof, rates and collect charges for retail service based thereon sufficient to pay all indebtedness and all expenses of MEMBER, including but not limited to all payments due and owed to SWECO pursuant to this Agreement; and (d) oppose and not allow any substantial part of its electric distribution system to be sold, transferred or leased, or any of its customers to be served by others except as is specifically authorized by this Agreement or required by law.


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                                   ARTICLE XII

                                     DEFAULT

12.1    DEFAULT DEFINED

          As used in this ARTICLE XII, "default" shall mean the failure of MEMBER or SWECO to make any payment, perform any obligation in the time and/or manner required by this Agreement or otherwise breach any covenant or warranty contained herein, except where such failure to discharge obligations (other than the payment of money) is the result of Force Majeure (as defined in Section 13.20 of this Agreement).

12.2    NOTICE OF DEFAULT

          Upon failure of a Party hereto to make a payment or to perform an obligation required hereunder, the other Party shall give written notice of such default to the Party in default. The Party in default shall have twenty (20) days within which to cure such default and, if cured within such time, the default specified in such notice shall cease to exist.

12.3    REMEDIES FOR DEFAULT

          If a default is not cured as provided in Section 12.2, the Party not in default may resort to all remedies available at law or in equity, including the initiation of a proceeding at the FERC to terminate

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
        service. If it is necessary for SWECO to institute legal proceedings or retain an attorney in attempting to collect a delinquent bill, MEMBER will also pay and be responsible for all interest provided for in
        Section 10.3 and all expenses and costs of collection, including reasonable attorneys' fees, incurred by SWECO.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

13.1    GOVERNING LAW

          The validity, interpretation and performance of this Agreement and each of its provisions shall be governed by the laws of the State of Louisiana, except as to matters that are governed by federal law.

13.2    NOTICE

          Any notice, request, demand, or statement, which may be given to or made upon a Party hereto by the other Party hereto under any of the provisions of this Agreement, shall be in writing unless it is specifically provided otherwise herein, and shall be treated as duly delivered when the same is either (1) personally delivered to the President of SWECO or the General Manager of MEMBER, or (2) deposited in

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        the United States mail, by certified mail, postage prepaid, or (3)
        delivered by facsimile transmission, and properly addressed to the party to be served, as follows:

          If the notice is to SWECO:

                President
                Southwestern Wholesale Electric Company
                P. O. Box 21106
                Shreveport, Louisiana  71156
                FAX (318) 221-____


          If the notice is to MEMBER:

                General Manager
             "CO-OP"
             "Address"
                ___________, Louisiana
                FAX (   ) ___-____

          The names, titles, addresses and fax telephone numbers of either party in this section may be changed by written notification to the other party.

13.3    SUCCESSORS AND ASSIGNS

          This Agreement shall be binding upon and inure to the benefit of SWECO and MEMBER and their respective successors and assigns.

          (a)   PERMITTED ASSIGNMENTS BY SWECO

          The MEMBER acknowledges that SWECO's lenders will advance funds in reliance on this Agreement and similar agreements between SWECO and other Group members and that such agreements will secure SWECO's

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
        obligations to repay its lenders. The Parties specifically agree that SWECO, without further consent or approval, may assign, transfer, mortgage and/or pledge or otherwise use this Agreement in order to secure financing and/or refinancing of SWECO, or any of its successors and assigns, and further to allow enforcement, by assignees, receivers or trustees and/or creditors to this Agreement. In this regard, it is further acknowledged and agreed that SWECO, or any of its successors and/or assigns, is hereby authorized and permitted, without further approval, to sell, transfer, merge or consolidate all or substantially all of its assets with any other party or entity and to assign this Agreement in the event of such sale, transfer, merger or consolidation.

          (b)   PERMITTED ASSIGNMENTS BY MEMBERS

          MEMBER, without the approval of SWECO, may assign, transfer, mortgage or pledge this Agreement to create a security interest for the benefit of the United States of America, acting through the administrator of the Rural Utilities Services (the "Administrator"). Thereafter, the Administrator, without the approval of SWECO, may (1) cause this Agreement to be sold, assigned, transferred or otherwise disposed of to

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
        a third party pursuant to the terms governing such security interest, or
        (2) if the Administrator first acquires this Agreement pursuant to 7 U.S.C. ' 907, sell, assign, transfer or otherwise dispose of this Agreement to a third party; provided, however, that in either case (a) MEMBER is in default of its obligations to the Administrator that are secured by such security interest and the Administrator has given SWECO notice of such default; and (b) the Administrator has given SWECO thirty
        (30) days prior notice of its intention to sell, assign, transfer or otherwise dispose of this Agreement indicating the identity of the third-party assignee or purchaser. In addition, MEMBER, without the approval of SWECO, may assign, transfer, mortgage or pledge this Agreement to create a security interest for the benefit of any lender other than the Administrator.

          (c)   OTHER ASSIGNMENT

          Except as otherwise provided in this Section 13.3, neither Party shall assign its interest in or delegate its duties under this Agreement in whole or in part without the prior written consent of the other Party. Such consent shall not be unreasonably withheld.

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


          (d)   EFFECT OF ASSIGNMENTS

          No assignment, sale, transfer, merger or consolidation shall in any way relieve or discharge any Party of its obligations under this Agreement or impose additional obligations or burdens on the other Party unless specifically so agreed in writing by the other Party.

13.4    RULES OF CONSTRUCTION

          (a) The descriptive headings of the various articles and sections of this Agreement have been inserted for convenience of reference only and shall in no way modify, expand, or restrict any of the terms and provisions hereof.

          (b) Wherever the term "including" is used in this Agreement and the Schedules attached hereto, such term shall not be construed as limiting the generality of any statement, clause, phrase or term.

          (c) The terms defined in this Agreement and the Schedules attached hereto shall include the plural as well as the singular and the singular as well as the plural.

          (d) The language used in this Agreement is the product of both Parties' efforts, and each Party hereby irrevocably waives the benefit

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
        of any rule of contract construction that disfavors the drafter of a contract or the drafter of specific words in a contract.

13.5    EFFECTIVE DATE OF AGREEMENT

          This Agreement and all obligations hereunder are expressly conditioned upon (i) acceptance for filing by the FERC by a final, nonappealable order, without change, modification, or refund conditions; (ii) receipt of a final, nonappealable order of the LPSC approving MEMBER's execution of this Agreement as prudent; and (iii) upon the granting of all other necessary regulatory approvals and authorizations required by law. SWECO shall file this Agreement with the FERC and request that the Agreement become effective as of the Effective Date. This Agreement shall become effective on the date specified by the FERC in such order accepting this Agreement for filing.

13.6    TERM

          Unless terminated sooner in accordance with Article XII of this agreement, the provisions of this Agreement shall continue in effect from the first day of the month in which the Effective Date occurs through and including December 31 of the twenty-fifth Contract Year. SWECO and MEMBER shall negotiate in good faith to execute a separate agreement three years prior to the such termination date, to establish

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
        the ownership, operation, and maintenance of the Common Facilities listed in Schedule E to this Agreement that will be in-service at the projected termination date.

13.7    COUNTERPARTS

          This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8    AMENDMENTS

          This Agreement may be amended only by a written Agreement executed by both Parties. The Agreements by and between SWECO and each of the Group members are separate contracts, and any amendment to a contract shall only be binding and enforceable upon SWECO and the Group member that are parties thereto and said amendment shall not require the amendment of other agreements between SWECO and other Group members.

13.9    FURTHER ASSURANCES

          Each Party will execute such further documents and instruments and take such further actions as may be reasonably requested by the other Party in order to carry out and perform this Agreement in accordance with its terms.

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13.10   SCHEDULES

          Schedules referred to herein and attached hereto are made a part hereof for all purposes.

13.11   SEVERABILITY OF CONTRACT PROVISIONS

          In the event any material term, covenant or condition of this Agreement, or any amendment hereto shall be held invalid, illegal or unenforceable as to any Party by any court or regulatory authority having jurisdiction, all remaining provisions of this Agreement not affected by such judgment or order shall continue in full force and effect. The Parties shall conduct good faith negotiations and use best efforts in reaching a mutually acceptable written Agreement to replace deleted provision(s) that will most nearly accomplish the purpose and intent of the said deleted provision(s).

13.12   SEVERABILITY OF MEMBER CONTRACTS

          If a power supply and service agreement between SWECO and any other member of the Group is held invalid, illegal or unenforceable by any court or regulatory authority having jurisdiction or in the event that any MEMBER contract is rejected, canceled or terminated for any reason whatsoever, this Agreement shall nevertheless remain in full force and effect.

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


13.13   COMPUTATION OF TIME

          In computing any period of time, prescribed or allowed by this Agreement (other than the beginning and ending dates of a billing month), the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included unless it is a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next business day which is neither a Saturday, Sunday, nor legal holiday.

13.14   LIMITATION

          This Agreement is not intended to and shall not create rights of any character whatsoever in favor of any person, corporation, association, or entity other than the Parties to this Agreement, and the obligations herein assumed are solely for the use and benefit of the Parties to this Agreement, their successors in interest, or assigns.

13.15   WAIVERS

          A waiver by a Party of a default by the other Party shall not be deemed a waiver of any other or subsequent default.

13.16   REGULATION

          This Agreement is subject to approval by the regulatory authorities having jurisdiction. This Agreement is also subject to applicable

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        federal, state, and local laws, ordinances, rules, and regulations.
        Nothing herein contained shall be construed as a waiver of any right to question or contest any such law, ordinance, rule, regulation or asserted regulatory jurisdiction.

13.17   REASONABLENESS OF RATES - PRE-ESTABLISHED RATE CONTRACT

          This Agreement reflects negotiated, "market based" rates and a pricing regime established by the Parties that takes into account the MEMBER's present and projected needs for electric capacity and energy, the costs of the power supply resources that SWECO shall acquire as contemplated by this Agreement and the power supply alternatives available to MEMBER. The parties agree that the rates and other pricing modalities established hereunder are just and reasonable and take into account specific benefits expected to be achieved by the Parties by this Agreement and not otherwise available to the Parties.

13.18   ROUNDING

          Whenever the provisions of this Agreement require the use of kilowatts or kilowatt-hours, the actual kilowatt or kilowatt-hour figure involved shall be adjusted by rounding upward to the next full kilowatt or kilowatt-hour if the actual figure is 0.5 kilowatt or kilowatt-hour, or

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        higher, or downward to the last full kilowatt or kilowatt-hour if the actual figure is less than 0.5 kilowatt or kilowatt-hour.

13.19   SURVIVORSHIP OF OBLIGATIONS

          The termination or cancellation of this Agreement shall not discharge any Party from any obligation it owes to the other Party under this Agreement by reason of any transaction, loss, cost, damage, expense or liability which shall occur or arise prior to such termination. It is the intention of the Parties that any such obligation owed (whether the same shall be known or unknown as of the termination or cancellation of this Agreement) shall survive the termination or cancellation of this Agreement. The Parties also intend that the indemnification and limitation of liability provisions contained in ARTICLE XI hereof shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement, except with respect to actions or events occurring or arising after such termination or cancellation is effective.

13.20   FORCE MAJEURE

          Except as specifically otherwise provided in this Agreement, neither Party shall be liable to the other Party for failure to perform its

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
        obligations under this Agreement (other than an obligation to pay money) when such failure is attributable solely to Force Majeure. Force Majeure shall mean any cause beyond the reasonable control of either Party, including, without limitation, failure, or imminent threat of failure, of facilities or equipment, flood, freeze, earthquake, storm, fire, lightning, other acts of God, epidemic, war, acts of a public enemy, riot, civil disturbance or disobedience, strike, lockout, work stoppages, other industrial disturbance or dispute, labor or material shortage, sabotage, restraint by court order or other public authority, and action or non-action by, or failure or inability to obtain the necessary authorizations or approvals from, any governmental agency or authority, which by the exercise of due diligence such Party could not reasonably have been expected to avoid and by exercise of due diligence it could not overcome. Nothing contained herein shall be construed so as to require the Parties to settle any strike, lockout, work stoppage or any industrial disturbance or dispute in which it may be involved, or to seek review of or take an appeal from any administrative or judicial action.

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


          Neither the sale by SWECO to the MEMBER of electric capacity and associated energy under this Agreement, nor any other provision of this Agreement, shall constitute either (i) a sale, lease, transfer, dedication or conveyance of an ownership interest in or to any asset of SWECO or (ii) an entitlement to the electric capacity or associated energy from any specific SWECO asset. SWECO shall have the sole authority, which it may exercise in its discretion, to manage, control and operate all SWECO resources, subject to SWECO's obligations to provide electric capacity and associated energy to the MEMBER pursuant to this Agreement.

          In the event of an interruption of service, SWECO and the MEMBER shall use all due diligence to restore their respective systems to enable the delivery and receipt of electric capacity and energy. In the event of a power shortage, or an adverse condition or disturbance, SWECO may, without incurring liability, take such emergency action as, in the judgment of SWECO, may be necessary; provided that SWECO in determining the action to be taken shall make no adverse distinction against MEMBER Load. Such emergency action may include, but shall not be limited to, reduction or interruption of the supply of electricity to some Points of

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
        Delivery in order to compensate for an emergency condition on the system of SWECO, or on any other directly or indirectly interconnected system.

13.21   AUTHORITY OF MEMBER

          MEMBER represents and warrants that by resolutions duly adopted at a properly called and noticed meeting of MEMBER's Board of Directors at which a quorum was present and otherwise, MEMBER has taken all necessary corporate action required by MEMBER's Articles of Incorporation and Bylaws to be taken to authorize MEMBER's execution, delivery and performance of this Agreement and that this Agreement constitutes a valid and legally binding obligation of MEMBER. MEMBER will provide SWECO with copies of such resolutions.

13.22   WARRANTIES

          THE PARTIES HAVE EXECUTED THIS AGREEMENT IN RELIANCE SOLELY ON THE EXPRESS WARRANTIES AND COVENANTS CONTAINED HEREIN. THE PARTIES EXPRESSLY DISCLAIM AND NEGATE ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY OF (1) MERCHANTABILITY, (2) CONFORMITY TO MODELS OR SAMPLES, AND (3) FITNESS FOR A PARTICULAR PURPOSE.

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


        IN WITNESS WHEREOF, SWECO and MEMBER have caused this Agreement to be executed in multiple copies in their names by their respective duly authorized officials as of the date and year first above written.

                              SOUTHWESTERN   WHOLESALE   ELECTRIC
                              COMPANY



                              By:  _____________________________

ATTEST:


---------------------------


                              MEMBER COOPERATIVE ASSOCIATION




                              By:  _____________________________
                                   General Manager

ATTEST:



------------------------


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                                   SCHEDULE A


                RATES AND CHARGES FOR MEMBER BASE SUPPLY SERVICE


1.1 For MEMBER Base Supply SWECO shall bill MEMBER each month a Demand Charge, an Energy Charge, and a Fuel Cost Charge and all other charges and credits contemplated by this Agreement to be applicable to MEMBER Base Supply Service, including without limitation the Rate Fund Credits, Wheeling Charges and Facilities Charges described in this Schedule A.

1.2 The Demand Charge for MEMBER Base Supply at a Point of Delivery shall be equal to the Demand Rate shown below times the Kilowatts of Billing Demand associated with MEMBER Base Supply, subject to adjustment in accordance with Section 8.5 for extended outages.

1.3 To determine the Kilowatts of Billing Demand that are associated with MEMBER Base Supply furnished by SWECO to a Point of Delivery during a Billing Month, SWECO shall perform the following calculations:

        Step 1: SWECO shall separately determine (for each hour of the Billing Month being analyzed) MEMBER's total demand for power at each MEMBER Point of Delivery by reference to

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                    actual metered values, including without limitation metered amounts of the kilowatts of capacity supplied by any Qualifying Facility to serve Member Load located behind a Point of Delivery (Total Demand).

        Step 2: SWECO shall subtract from Total Demand (for each hour of the Billing Month being analyzed) the sum of (a) the kilowatts of MEMBER Hydro (after adjustment for losses in delivery) available for delivery to the Point of Delivery during the Billing Month plus (b) the kilowatts of any Extraordinary Load (after adjustment for losses in delivery) served during the hour being analyzed plus (c) the kilowatts of any Separately Metered Load of MEMBER occurring during such hour plus (d) the kilowatts associated with capacity scheduled for delivery from Other Resources (after adjustment for losses in delivery) and allocated to the MEMBER's Points of Delivery in proportion to the ratio of the Maximum Point of Delivery Demand in the Billing Month at the Point of Delivery to the sum of the Maximum Point of

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                    Delivery Demands for all MEMBER's Points of Delivery
                    (Adjusted Total Demand). The MEMBER Hydro available for delivery to the Point of Delivery shall be equal to the amount of MEMBER Hydro available in the current Contract Year times the ratio of (x) the highest Maximum Point of Delivery Demand established for the Point of Delivery in the immediately preceding Contract Year and (y) the sum of the highest Maximum Point of Delivery Demands established for all MEMBER'S Points of Delivery in such Contract Year.

        Step 3:     The Kilowatts of Demand associated with MEMBER Base
                    Supply furnished to the Point of Delivery during the current Billing Month shall be the higher of the following measures:
                    (1) the highest hourly Adjusted Total Demand at the Point of Delivery determined in Step 2 for any hour in the Billing Month; or (2) 70% of the highest hourly Adjusted Total Demand at the Point of Delivery established during any hour of the immediately preceding months of June, July, August or September.

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
        Step 4: If the Billing Month for which a bill is being prepared occurs in the Benchmark Year or any Contract Year prior to the Benchmark Year, the total Kilowatts of Billing Demand associated with MEMBER Base Supply for the current Billing Month shall be the sum of the Kilowatts of Demand determined in accordance with Steps 1-3 for all MEMBER Points of Delivery. If the Billing Month for which a bill is being prepared occurs in any Contract Year after the Benchmark Year, the Demand Charge for MEMBER Base Supply shall be equal to the product of the Demand Rate shown below and the lesser of (a) the sum of the Kilowatts of Demand determined for the current Billing Month in accordance with Steps 1-3 for all MEMBER Points of Delivery or (b) the highest Kilowatts of Demand established for all MEMBER Points of Delivery determined in accordance with Steps 1-4 in any Billing Month of the Benchmark Year plus any load billed to MEMBER under Schedule A-3 of this Agreement in such Billing Month.

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


        Step 5: If clause (b) of Step 4 is used to determine Demand Charges for MEMBER Base Supply for the Billing Month and if requested by MEMBER, SWECO will allocate the aggregate Demand Charges to MEMBER so determined among MEMBER's Points of Delivery in the proportion that Adjusted Total Demand at a Point of Delivery bears to the sum of the Adjusted Total Demands at all MEMBER's Points of Delivery.

1.4     DEMAND RATE

        A.SCHEDULE OF DEMAND RATES

              The Demand Rate shall be $5.99 per kilowatt from the Effective
                 Date through December 31, 1999.
              The Demand Rate shall be $6.24 per kilowatt from January 1, 2000 through December 31, 2000.
              The Demand Rate shall be $6.51 per kilowatt from January 1, 2001 through December 31, 2001.
              The Demand Rate shall be $6.73 per kilowatt from January 1, 2002 through December 31, 2002.
              The Demand Rate shall be $6.93 per kilowatt from January 1, 2003 through December 31, 2003.
              The Demand Rate shall be $7.31 per kilowatt from January 1, 2004 through December 31, 2004.
              The Demand Rate shall be $7.51 per kilowatt from January 1, 2005 through December 31, 2005.
              The Demand Rate shall be $7.71 per kilowatt from January 1, 2006 through December 31, 2006.
              The Demand Rate shall be $7.92 per kilowatt from January 1, 2007 through December 31, 2007.
              The Demand Rate shall be $8.12 per kilowatt from January 1, 2008 through December 31, 2008.
              The Demand Rate shall be $8.55 per kilowatt from January 1, 2009 through December 31, 2009.
              The Demand Rate shall be $8.75 per kilowatt from January 1, 2010 through December 31, 2010.
              The Demand Rate shall be $8.94 per kilowatt from January 1, 2011 through December 31, 2011.
              The Demand Rate shall be $8.74 per kilowatt from January 1, 2012 through December 31, 2012.
              The Demand Rate shall be $8.66 per kilowatt from January 1, 2013 through December 31, 2013.
              The Demand Rate shall be $8.82 per kilowatt from January 1, 2014 through December 31, 2014.
              The Demand Rate shall be $8.72 per kilowatt from January 1, 2015 through December 31, 2015.
              The Demand Rate shall be $8.59 per kilowatt from January 1, 2016 through December 31, 2016.
              The Demand Rate shall be $8.46 per kilowatt from January 1, 2017 through December 31, 2017.

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              The Demand Rate shall be $8.31 per kilowatt from January 1, 2018 through December 31, 2018.
              The Demand Rate shall be $8.13 per kilowatt from January 1, 2019 through December 31, 2019.
              The Demand Rate shall be $7.94 per kilowatt from January 1, 2020 through December 31, 2020.
              The Demand Rate shall be $7.73 per kilowatt from January 1, 2021 through December 31, 2021.
              The Demand Rate shall be $7.50 per kilowatt from January 1, 2022 through December 31, 2022.
              The Demand Rate shall be $7.26 per kilowatt from January 1, 2023 until termination of the Agreement.

        B.  ADJUSTMENT TO DEMAND RATES.

        The foregoing Demand Rates shall be subject to increase to account for the cost of plant additions required to comply with new or changed legal requirements first imposed after the Effective Date, including but not limited to plant additions required to comply with:

          a. environmental legislation or regulation enacted or promulgated after the Effective Date, as provided in Section 1.8 of this Schedule A, or

          b.    or   occupational   safety  and  health  laws  or
                regulations enacted or promulgated after the Effective Date,

        but not for any penalties, fines costs or expenses imposed on SWECO as a result of SWECO's noncompliance, breach or violation of any environmental or occupational safety and health law or regulation or other laws, rules, regulations or ordinances.

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        C. COSTS COVERED BY STATED BASE RATES.

        Except as provided otherwise in Section 1.3 of this Schedule A, the Parties intend that the following costs shall be deemed to be recovered by the Demand Rate (DR) and the Energy Rate (ER):

        a.     plant site coal handling operations and maintenance expenses;

        b. reserve capacity (whether owned or purchased from third parties) required to be provided by SWECO under this Agreement;

        c. the initial planned heat rate upgrades to the plants acquired from the Cajun estate;

        d. any and all ad valorem taxes assessed on the capital improvements referenced in Section 1.6(b)(iii)(C) that were identified prior to MEMBER's execution of this Agreement, except such taxes on rail cars included in such capital improvements.

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1.5     The Energy Charge shall be equal to the Energy Rate times the sum of the kilowatt-hours metered at the MEMBER Points of Delivery that are associated with the energy component of MEMBER Base Supply for the Billing Month. The Energy Rate shall be $0.0033 per kilowatt-hour for Contract Years 1 through 5 and shall be $0.003 per kilowatt-hour for Contract Years 6 through 25. To determine the kilowatt-hours that are associated with the Energy component of MEMBER Base Supply for the Billing Month, SWECO shall perform the following calculations:

        Step 1:     SWECO shall separately  determine for each MEMBER
                    Point of Delivery the total kilowatt-hours metered at such Point of Delivery during the Billing Month plus the kilowatt hours of energy delivered to serve Member Load from a Qualifying Facility located behind such POD and subtract from such total kilowatt-hours the kilowatt-hours associated with (a) Extraordinary Load, (b) separately metered load that is billed under Schedule A-3 of this Agreement and (c) any Separately Metered Load of MEMBER. The net amount is referred to below as Total Energy.

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        Step 2:     SWECO shall sum the kilowatt-hours of energy scheduled to
                    all MEMBER Points of Delivery during the Billing Month from MEMBER Hydro Energy and from permitted Other Resources.

        Step 3: SWECO shall adjust the amount determined in Step 2 to take account of losses in delivery to the MEMBER's Points of Delivery and shall allocate the adjusted amount to each MEMBER Point of Delivery in the proportion the kilowatt-hours metered at such Point of Delivery bears to the sum of the kilowatt-hours metered at all MEMBER Points of Delivery for the Billing Month.

        Step 4: For each MEMBER Point of Delivery, SWECO shall subtract the amount determined in Step 3 from the Total Energy determined for such Point of Delivery in Step 1.

        Step 5: If the Billing Month occurs in the Benchmark Year or a Contract Year that precedes the Benchmark Year, the kilowatt-hours associated with the energy component of MEMBER Base Supply for the Billing Month shall be the amount (in kilowatt-hours) determined in Step 4. If the Billing

                                       99
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                    Month occurs in a Contract Year after the Benchmark Year,
                    the kilowatt-hours associated with the energy component of MEMBER Base Supply for the Billing Month shall be an amount (in kilowatt-hours) equal to the lesser of (x) the amount determined in Step 4 or (y) the Point of Delivery allocation which is equal to: 1) the MEMBER Share of Project Capacity Energy for all hours of the Billing Month; 2) plus any Project Capacity Energy in excess of its MEMBER Share provided to MEMBER in accordance with Section 1.21 of this Agreement; and 3) for purposes of clause (y) above Project Capacity Energy shall be allocated to the Point of Delivery in the manner described in Step 3.

        COMPETITIVE TERRITORY CREDITS

        In any Billing Month in which Member qualifies for use of the funds specified in Section 11.10 of this Agreement, the Member may elect to receive a credit on its next monthly bill equal to the amount determined in accordance with Section 11.10.

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1.6     The monthly Fuel Cost Charge (FCC) shall be equal to the Fuel Cost Rate
        (FCR) times the monthly sum of the kilowatt-hours determined in Step 5 described in Section 1.5 of this Schedule A. The FCR shall be an amount computed monthly in accordance with the following formula:

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                             FCR = F.C.-N.M.C.+E.P.+ R.P.C.-S.E.
                                             KWH

           Definitions:

               F.C.  =       the total costs  incurred in the Billing Month for
                             fuel consumed in Project Capacity generating plants


               N.M.C.= the average fuel costs incurred in the Billing Month associated with the use by SWECO of Project Capacity generating plants to generate energy for sale to purchasers that are not Group members after deducting the fuel costs associated with sales under the SMEPA Contract

               E.P.  =       the costs incurred in the Billing Month for power
                             or energy purchased over a period of twelve months or less where the total cost of the purchase is less than SWECO's total avoided variable cost, and where SWECO has available Project Capacity adequate to generate the amount of energy that is purchased

               R.P.C.=       the cost of replacement power permitted by Section
                             8.5 of this Agreement to be passed through to MEMBER

               S.E.  =       the fuel costs incurred by SWECO in the Billing
                             Month to generate energy using the Project Capacity generating plants to furnish Supplemental Supply or to supply energy to serve loads billed pursuant to Schedule A-3 to this Agreement or similar agreements with other Group members

               KWH   =       the sum for the Billing Month of the
                             kilowatt-hours determined in Step 5 described in
                             Section 1.5 of this Schedule A and in Schedule A to all other agreements between SWECO and other Group members for all Group Points of Delivery less the kilowatt-hours of energy supplied in such Billing
                             Month to the Points of Delivery from Qualifying
                             Facilities

        For purposes of the foregoing formula, the Parties agree that fuel costs include (a) all costs that are properly chargeable to Account 501 of the FERC's Uniform System of Accounts for Public Utilities and a reasonable return on and return over ten years of, and all operating and

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
        maintenance expenses associated with, any capital investment made by SWECO in fuel-related facilities that in advance of SWECO's commitment of capital all members of the Group have agreed can be expected to provide a net benefit to the Group and (b) any such capital related costs associated with investments in fuel-related facilities identified prior to the date of execution of this Agreement that by executing this Agreement MEMBER agrees should be made.

          Notwithstanding the foregoing sentence, however, the Parties further agree that: (1) during any period in which the fuel-related facilities identified prior to the date of execution of this Agreement are not used to the benefit of the Group, and as a result MEMBER would experience increased coal costs, the cost of such facilities will not be included in fuel costs, but SWECO shall have the sole right of redress against any third party arising from such circumstances; and (2) fuel costs shall not include costs of compliance with laws and regulations in effect on January 1, 1998 that limit emissions of sulfur dioxide.

          The FCC for any Billing Month shall be estimated by applying the most current previous Billing Month's actual FCR available. Any difference

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
        between the estimated FCC and the actual FCC shall be billed or credited to the MEMBER on the first bill rendered after the actual FCR for such Billing Month has been determined. The FCR shall be calculated to the nearest $0.00001 and when applied the result will be rounded to the nearest cent.

1.7 On the date of execution of this Agreement, MEMBER shall, in relation to MEMBER Base Supply service, elect either to: (1) pay the FCC determined in accordance with the FCR formula described in paragraph 1.6 above beginning on the Effective Date; (2) to pay an adjusted FCC determined in accordance with the FCR formula described in paragraph 1.6 above but assuming that all coal-fired Project Capacity has a heat rate of 10,600 when determining the fuel costs associated with coal burned in such coal-fired Project Capacity; or (3) to pay the fuel costs determined by using the following fixed fuel factors for such service beginning on the Effective Date and ending on December 31, 2008, unless in Contract Year 5 MEMBER elects to pay the FCC determined in accordance with clause (1) or clause (2) for Contract Years 6 through 10.

            CONTRACT YEAR             FIXED FUEL FACTOR

             1998-99                 $  0.01677

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             2000                       0.01638
             2001                       0.01582
             2002                       0.01539
             2003                       0.01505
             2004                       0.01424
             2005                       0.01387
             2006                       0.01352
             2007                       0.01316
             2008                       0.01282

        Such election shall be made effective beginning on the Effective Date.

          On or before the first day of June in Contract Years 5, 10, 15 and 20, SWECO shall inform MEMBER of the fixed fuel factors that would apply to billings for MEMBER Base Supply service provided in the five-year periods beginning on the first day of Contract Years 6, 11, 16 and 21, respectively. On or before the first day of September in Contract Years 5, 10, 15, and 20, MEMBER shall advise SWECO of MEMBER's election to pay for fuel costs for the subsequent five-year period based on either: (a) fixed fuel factors; or (b) a monthly FCR determined in accordance with paragraph 1.6 above with reference to actual heat rates; or (c) a monthly FCR determined in accordance with paragraph 1.6 above based on an assumed heat rate for coal-fired Project Capacity of 10,600. In the event MEMBER makes an initial election pursuant to this Section 1.7 to

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
        pay the fixed fuel factors listed above, MEMBER may not elect to pay for fuel using the fixed fuel factors offered in Contract Year 5 for application in the five Contract Years beginning with Contract Year 6.

1.8     OTHER CHARGES.

        MEMBER and SWECO agree that the demand rates set forth in this Schedule A reflect all ad valorem taxes that apply to the Project Capacity as of January 1, 1998. MEMBER and SWECO further agree that none of the rates described in this Schedule A makes provision for the potential effects of new or additional sales, excise, or other applicable taxes (excluding income taxes), fees and charges incurred in accordance with federal, state or local law other than increases in ad valorem taxes associated with assets purchased by SWECO from the Cajun estate resulting from the change in ownership. For purposes of this Agreement, "new or additional sales, excise or other applicable taxes and fees and charges" shall be construed to mean any such taxes, fees and charges enacted after the date hereof or that are increased after the date hereof for any reason other than the nature or identity of the new owner of the Cajun assets. Any expense incurred by SWECO as the result of the imposition of any

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        such new or additional taxes shall be appropriately allocated to and paid by MEMBER and other members of the Group.

1.9     ENVIRONMENTAL LEGISLATION.

        Except as provided under Section 1.4 of this Schedule A, MEMBER and SWECO agree that the rates contained in this Agreement make no provision for the potential effects of new environmental control legislation or the additional costs of providing electric service to MEMBER resulting from any such legislation. Any such costs resulting from such legislation shall be appropriately allocated to and paid by MEMBER.

1.10    RATE FUND CREDITS.

        SWECO will establish an interest bearing Rate Fund to be used beginning in Contract Year Six to ameliorate unanticipated fuel costs. SWECO shall establish the Rate Fund by depositing $12,240,000 in an interest bearing account on or before the last business day of Contract Year Six. No later than the end of the first quarter of each of Contract Years Seven through Twenty-five and the end of the first quarter of the calendar year following Contract Year Twenty-five, SWECO will determine whether the average cost of MEMBER Base Supply to the Group members that elected

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
        to pay the FCC determined in accordance with the FCR formula set forth in Section 1.6 of this Schedule A exceeded 40 mills per kWh for the immediately preceding Contract Year (taking into account the effect on such average costs of Group Hydro deliveries to all such Group members). The Rate Fund, including accumulated interest, will be used (to the extent of remaining funds) to return to each Group member that elected to pay the FCC determined in accordance with the FCR formula set forth in Section 1.6 of this Schedule A an amount per kWh of MEMBER Base Supply energy delivered by SWECO in the preceding Contract Year equal to the amount charged all such Group members for MEMBER Base Supply service that exceeded 40 mills/kWh on average (taking into account the effect on such average costs of Group Hydro deliveries to such Group members). The Rate Fund will be so applied to billings for Contract Year Six through Twenty-five or until depleted if the Rate Fund is depleted before the end of Contract Year Twenty-five. Any such credit to which MEMBER is entitled in respect of Contract Years Seven through Twenty-five shall be applied in equal dollar amounts to bills for the Billing Months of May through August in the year in which such credit is determined. Any credit relating to service during the last Contract Year shall be paid to MEMBER no later than April 30 of the following calendar year. Any amounts remaining in the Rate Fund after application, if any, of the Rate Fund to reduce amounts billed in Contract Year Twenty-five shall be returned to SWECO for its sole use and benefit.

1.11    WHEELING CHARGE.

        Each monthly bill to MEMBER shall reflect adjustments, charges, fees or penalties relating to transmission and Ancillary Services charged SWECO by a Transmission Supplier in connection with service to the MEMBER Points of Delivery in accordance with Sections 5.2 and 8.2 of this Agreement. Such Transmission Supplier costs shall be allocated to individual MEMBER Points of Delivery in accordance with Section 5.2. SWECO agrees to provide MEMBER information concerning any such charges, fees or penalties imposed by a Transmission Supplier. Charges for services provided to MEMBER under SWECO's Open Access Transmission Tariff shall be billed to MEMBER separately.

1.12    FACILITIES CHARGE.

        In addition to the other charges contemplated by this Schedule A MEMBER shall also pay to SWECO each month a Facilities Charge determined in accordance with Article VI of this Agreement.

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


1.13    CREDIT FOR LOAD SERVED BY QUALIFYING FACILITY

        SWECO shall provide any credits due MEMBER during the Billing Month for capacity and energy provided to MEMBER by a qualifying Facility that contracts directly with MEMBER in accordance with Section 8.6 of this Agreement. Such credit shall be equal to the capacity and energy related compensation SWECO would have been required by pay such Qualifying Facility for such capacity and energy, in accordance with the rules of the LPSC, had such Qualifying Facility elected to require SWECO to purchase its output.

1.14    ECONOMIC DEVELOPMENT RIDER CREDITS

        SWECO shall credit MEMBER's bill each month for any credits available in accordance with Schedule A-1 or A-2 of this Agreement.

                                  SCHEDULE A-1

                           ECONOMIC DEVELOPMENT RIDER



AVAILABILITY

        This Rider is available to MEMBER in connection with the sale by SWECO to MEMBER of wholesale electricity pursuant to this Agreement to the extent used by MEMBER to serve any retail customer (Customer) that meets the requirements of this Rider. Otherwise, all provisions of this Agreement will apply to the provision of power and energy to MEMBER needed to serve such Customer except as modified herein. SWECO shall accept new applications for this Rider as long as service to the new or additional load to which a new application relates would not cause Group Load to exceed Project Capacity. SWECO reserves the right to accept a new application for this Rider that would result in Group Load exceeding Project Capacity if SWECO determines that so doing would be mutually beneficial to SWECO and MEMBER.

        To qualify for use of the Rider the Customer must meet all of the following requirements:

        1)      The load of the Customer that qualifies for use of this Rider

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                must be a new load of a new Customer of at least 300 kW or an additional load of an existing Customer of at least 300 kW.

        2) Businesses and industries eligible for service under this Rider must fall within one of the following categories;

          *     Industries manufacturing a product for sale or resale;
          *     Regional warehousing and distributing facilities;
          *     Scientific and industrial research and development facilities;
          * Corporate relocations to MEMBER's service area in which the Corporation takes electric service in its own name;
          * Petroleum and chemical refineries, pipeline pumping and pipeline compressor loads;
          *     Process and storage industries;
          *     Agricultural-related industries;
          *     Mining industries;
          * Any other category of industry which SWECO and MEMBER agree should be eligible for electric service under this Rider; and
          *     Governmental agencies (including correctional institutions).

        3) Service under this Rider is available only if MEMBER has a contract for electric service with a new Customer for a new load that has an initial term of at least five years or a contract for electric service with an existing customer (whose qualifying load is an additional load) that has a remaining term of at least five years and that in either case such contract requires at least thirty (30) days advance notice to cancel after such contract term has expired.

        4) Prior to service being rendered under this Rider, MEMBER must furnish SWECO a copy of MEMBER's contract with Customer and a written statement from Customer confirming that this Rider was an important contributing factor in Customer's decision to open a new facility or expand an existing facility.

        5) This Rider is not available to additional load from Customers that have begun construction or installation of equipment prior to the effective date of this Rider.

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


        6) Resumption of service to load that has been inactive 12 months or more that meets the requirements of this Rider is eligible.

DEFINITION OF BASE PERIOD

        The Base Period shall be the 12 months immediately preceding the month that service is requested under this Rider, or as mutually agreed upon by the SWECO and MEMBER.

DETERMINATION OF MONTHLY BASE DEMAND THRESHOLD

        The Monthly Base Demand Threshold for an existing Customer that adds load that is eligible for credit under this Rider shall be the kilowatts of Metered Demand for the month of the Base Period that corresponds to the Billing Month; provided, however, that the kilowatts of Billing Demand for any month of the Base Period may be adjusted as mutually agreed upon by SWECO and MEMBER to reflect the Customer's normalized load profile. The Monthly Base Demand Threshold for a new Customer's new load shall be zero.

DETERMINATION OF ECONOMIC DEVELOPMENT DEMAND CREDIT

        The credit for Economic Development Demand subject to the provisions of this Rider shall be applied in each Billing Month in which the Customer's metered demand above the Monthly Base Demand Threshold exceeds 300 kW. In any month in which MEMBER qualifies for such credit, the credit shall be applied to all demand above the Monthly Base Demand Threshold. The credit shall be applied

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to the coincident demand impact of the MEMBER's Customer's additional or new load on MEMBER's Point of Delivery and such demand impact shall be subject to verification by SWECO personnel.

ECONOMIC DEVELOPMENT DEMAND CHARGE CREDIT FACTORS DEMAND CREDIT

        Year 1-First 12 monthly billing periods             50%
        Year 2-Next  12 monthly billing periods             40%
        Year 3-Next  12 monthly billing periods             30%
        Year 4-Next  12 monthly billing periods             20%
        Year 5-Next  12 monthly billing periods             10%

SPECIAL TERMS AND CONDITIONS

        Customer load will be disqualified from this Rider if the Kilowatts of Billing Demand for 12 consecutive months is below the corresponding Monthly Base Demand Threshold.

        MEMBER shall be responsible for the costs of providing the necessary metering and related telecommunications equipment and will send to SWECO by facsimile or other electronic transfer hourly load data required for billing purposes no later than the third business day following the end of the Billing Month to which such data relate.

        SWECO and MEMBER will develop standard coincidence factors and load profiles in lieu of real-time load data for given load categories to apply to loads ranging from 300 kW to 1000 kW. For loads served under this Schedule A-1 that exceed 1000 kW, MEMBER shall furnish real-time metering at the retail

                                      115
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customer's premises and related telecommunications equipment that will be adequate to assure to SWECO its reliable real-time access to metered measurement of the Customer's hourly use of electricity.

                                  SCHEDULE A-2

                       ECONOMIC DEVELOPMENT CREDITS RIDER

AVAILABILITY
        This rider is available to MEMBER in connection with sales by SWECO to Member of wholesale electricity pursuant to this Agreement when such electricity is used by MEMBER to serve any retail customer under purchase incentive arrangements by which MEMBER offers to the retail customer qualifying credits to encourage economic development.

QUALIFICATIONS

        Subject to the conditions set forth below, SWECO will match any energy credits given by MEMBER for new loads or additions to existing loads of at least 100 kW and that increase employment by at least 26 permanent full-time jobs or the equivalent number of full-time and part-time jobs.. SWECO will make such credits available to MEMBER if it has contracted with an all-requirements customer to add a new or expanded load of at least 100 kW, and the customer's new or additional load is 100 kW or more in at least 8 months out of 12, and the customer maintains increased employment of at least 26 full-time permanent jobs.

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The energy credit shall be provided only for the months in which the customer's new or expanded load is equal to or greater than 100 kW.

APPLICATION AND TERM OF ENERGY CREDIT

        For qualifying loads, SWECO will match energy credits given by MEMBER up to $0.00126/kWh. For new loads, the energy credit will be applied to the total amount of energy supplied. For qualifying existing customers, the energy credit will be applied to energy sales in excess of the energy sales in the corresponding month of the base year, where the base year is defined to be the twelve calendar months immediately preceding application for service under this Rider. The matching energy credit will be applied to all qualifying loads for a period of up to 5 years for up to 10,000,000 kWh annually per customer.

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                                  SCHEDULE A-3

             RATES AND CHARGES FOR EXISTING INCENTIVE LOAD CUSTOMERS

A. Experimental Economic Development Service (EEDS) - Existing
1.1 EEDS Rate - Subject to the election of Member, SWECO shall charge the EEDS rates set forth in this section to MEMBER for MEMBER'S customers which qualified under Cajun's EEDS rate as of the Effective Date of this Agreement and which do not receive any other special rates.

1.2 Existing EEDS Customers

The Members of the Group with existing EEDS customers are listed below:


Member        EEDS            Customer   Beginning  Termination
Cooperative   Customer         Number      Date        Date
-------------------------------------------------------------
Beauregard    Union           BEC00000     7/97        6/04
              Resources
Beauregard    Southern        BEC00000     3/96        2/04
              Wood
Claiborne     ConAgra         CLA00000     5/92        4/00
Claiborne     Wilamette       CLA00000     4/96        3/04
Claiborne     Wilamette       8DC00000    10/98        9/06
Jeff Davis    Shell           0DC00000    12/90       11/98
Jeff Davis    Nottie          JDC00000     3/98        ?/05
Jeff Davis    Global          JDC00000     4/98        3/05
Northeast     Midvalley       NEL00000     8/90        7/98
SLECA         La.             SLE00000     5/92        2/00
              Interstate
              Gas

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
SLECA         Global Plus     SLE00000     1/92       12/98
SLECA         Weatherford     SLE00000     2/93        1/00
SLEMCO        Liberty Rice    SLM00000     5/95        4/02


1.3 Demand Charge - The demand rate for service to EEDS customers will depend on the number of years the EEDS customer has been receiving service under this Schedule A-3 or the previous Cajun EEDS rate as shown above.

                         Demand Rate for
             YEAR OF EXISTING EEDS CUSTOMER CONTRACT
                     (Dollars Per KW Month)
    --------------- ---------------------------------- -------------
                                                         Year 8 and
                     Years  Year 5    Year 6   Year 7    Thereafter
    --------------- ---------------------------------- -------------
    Above 69 kV      $4.00   $5.00    $6.00    $7.00       Demand
                                                          Charge as
                                                          Specified
                                                         in Schedule A
       At 69 kV      $4.25   $5.25    $6.25    $7.25
     Below 69 kV     $4.50   $5.50    $6.50    $7.50


The EEDS demand rate will be applied at each Point of Delivery which services one or more EEDS customers as follows: In the months of June, July, August, and September, for each EEDS customer the applicable EEDS demand rate will be applied to the higher of (1) 1,000 kW or (2) the EEDS customer's contribution to the Maximum Point of Delivery Demand during the hours of 1:00 p.m. to 9:00 p.m. Central Time in such Billing Month.

     In all other months, for each EEDS customer the applicable EEDS demand rate will be applied to 80% of the average of the kW's for which the EEDS customer

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was billed during each of the most recent June, July, August, and September.

1.4 Energy Charge - The energy charge per kWh for existing EEDS customer contracts will be as shown below.


          Existing EEDS Contract Year 1     Year78 and Thereafter
    -------------------------------------------------------------
                      $.006               Energy Charge Specified in
                                                 Schedule A

1.5 Fuel Charge - The fuel charge per kWh for existing EEDS customer contracts shall be as shown below.


           Existing EEDS Contract Year 1-7       Year 8 and Thereafter
         -------------------------------------------------------------
                       $.016                 Fuel Cost as Determined Under
                                                       Schedule A

1.6 Other Charges - During the existing term of the contract for the EEDS customer, no other charges will be included in calculating the delivered cost to the EEDS customer. All other charges specified in Schedule A of this Agreement will apply for year 8 and afterwards.

1.7 Other Provisions - SWECO shall not be obligated to provide special rates to the EEDS customers served under this Schedule A-3 upon the termination, at the end of the seventh year, of the existing EEDS customer contract.

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B. Large Power Incentive Service (LPI) - Existing
1.1 LPI Rate - Subject to the election of MEMBER, SWECO shall charge the LPI rates set forth in this section to MEMBER for MEMBER'S customers which qualified under Cajun's LPI rate as of the Effective Date of this Agreement and which do not receive any other special rates.

1.2 LPI Existing Customers
The Members of the Group with existing LPI customers are shown below.

      MEMBER COOPERATIVE       LPI CUSTOMER        CUSTOMER NUMBER

    --------------------------------------------------------------
      Claiborne                Lamamco Drilling      LCLA000005
      SLECA                    McDermotte W          LSLE000001
      SLECA                    McDermotte E          LSLE000008


1.3 Application - The LPI rate applies only to wholesale power and energy that will be resold to individual "all-requirements" customers which has contracted with MEMBER at the Effective Date of this Agreement for a load equal to or greater than 5,000 kW and whose actual load is 5,000 kW or more in at least eight (8) months out of twelve (12). The LPI rate will be implemented only in those months in which the LPI customer load is equal to or greater than 5,000 kW.

1.4 Demand Charge - The monthly demand rate for LPI customers will be equal to the demand rate as shown below.

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


     $7.80 per kilowatt (kW) of billing demand for power delivered above 69 kV.

     $8.25 per kilowatt (kW) of billing demand for power delivered at 69 kV.

     $8.95 per kilowatt (kW) of billing demand for power delivered below 69 kV.

The billing demand at each Point of Delivery shall be the following:

    1. During the billing months of June, July, August, and September, the kilowatts consumed during Maximum Point of Delivery Demand during the hours of 1:00 p.m. and 9:00 p.m. Central Time; and

    2. For all other months, eighty percent (80%) of the average of the most recent June, July, August, and September billing demands.

1.5 Energy Charge - The energy charge will be $.006 per kilowatt-hour (kWh).

1.6 Fuel Charge - The fuel charge will be $.016 per kilowatt-hour (kWh).

1.7 Other Charges - While this section is available for LPI customers, no other charges will be included in calculating the delivered cost to the customer. All other charges specified in Schedule A of this Agreement will be assessed after

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the expiration date provided for in Section 1.8 below.

1.8 Other Provisions - SWECO shall provide special rates to the LPI customers served under this Schedule A-3 through 12/31/1999 and thereafter on a year to year basis at SWECO's discretion. SWECO shall provide not less than one year written notice of termination of LPI service to MEMBER.

C. Jobs Creation Incentive Credit (JCIC) - Existing
1.1 JCIC Rate - Subject to the election of MEMBER, SWECO shall charge the JCIC rates set forth in this section to MEMBER for MEMBER'S customers which qualified under Cajun's JCIC rate as of the Effective Date of this Agreement and which do not receive any other special rates.

1.2 Availability - The JCIC rate is available to the Members of the Group which had customers enrolled under the Cajun JCIC rider as of the Effective Date of the Agreement. SWECO will provide a credit as noted in the table below for the amount of energy supplied to each respective JCIC customer contracting with MEMBER. The JCIC credit is subject to MEMBER offering energy credits equal to the JCIC credit to the JCIC customer.

The Members of the Group, their JCIC customers and the amount of the JCIC credit are listed below.

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



Member                             Customer      Start  Termination  Credit Amt
Cooperative    Customer             Number        Date      Date      (4/kWh)
-------------------------------------------------------------------------------

Claiborne      McDonalds          JCLA000002      9/93       8/99     .00126
Claiborne      Temple Island      JCLA000003      8/95       7/01     .00126
Claiborne      ConAgra            JCLA000001      3/92       2/98     .00126
Claiborne      McDonalds #2       JCLA000004     11/96      10/99     .00126
Dixie          Winn Dixie         JCIX000002     11/93      10/99     .00426
Dixie          KMART              JCIX000003      4/95       3/01     .00426
Dixie          Cal-Maine          JCIX000001      8/92       7/98     .00126
SLECA          Rainbow            JSLE000017      1/95      12/00     .00126
SLECA          Oil & Gas          JSLE000024      3/94       2/00     .00126
SLECA          La Com Mtn         JSLE000011      1/92      12/97     .00063
SLECA          Ryans              JSLE000013      5/92       4/98     .00126
SLECA          Walmart            JSLE000023     11/94      10/00     .00126
SLECA          Surgery Center     JSLE000031      5/96       4/92     .00126
SLECA          Copelands          JSLE000032      6/96       5/02     .00426
SLECA          Chet Morrison      JSLE000016     10/93       9/99     .00426
SLECA          Tomahawk           JSLE000026      9/96       8/02     .00126
SLECA          Service Marine     JSLE000030      6/96       5/02     .00426
Teche          AM Oil Divers      JTEC000006     10/95       9/01     .00126
Teche          Chart Coastal      JTEC000007     10/95       9/01     .00426
Teche          Southern Magic     JTEC000004      9/91       8/97     .00063
Valley         Campti             JVEM000004      1/92      12/97     .00063
Valley         Trus Joint         JVEM000005      1/93      12/98     .00126
Valley         Timberland                         6/92       5/98     .00126


1.3 Demand Charge - The monthly demand rate for JCIC customers will be equal to the demand rate as shown below.

     $7.80 per kilowatt (kW) of billing demand for power delivered above 69 kV.

     $8.25 per kilowatt (kW) of billing demand for power delivered at 69 kV.

     $8.95 per kilowatt (kW) of billing demand for power delivered below 69 kV.

The billing demand at each Point of Delivery shall be the following:

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


    1. During the billing months of June, July, August, and September, the kilowatts consumed during Maximum Point of Delivery Demand during the hours of 1:00 p.m. and 9:00 p.m. Central Time; and

    2.For all other months, eighty percent (80%) of the average of the most recent June, July, August, and September billing demands.

1.4 Energy Charge - The JCIC credit will be applied to the following energy charges. For each delivery point, the energy charge before applying the JCIC credit shall be the sum of energy charges billed under Blocks 1 and 2 as described below.

    Block 1: For an amount of energy delivered which is less than or equal to the product of the delivery point actual monthly peak demand and the factor 300 kWh/kW, the rate shall be:

           $.00998 per kWh delivered above 69 kV.

           $.01058 per kWh delivered at 69 kV.

           $.01183 per kWh delivered below 69 kV.

     Block 2: For all energy delivered above the quantity specified in Block 1, above, the rate shall be $.00936 per kWh delivered.

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


1.5 Fuel Charge - The fuel charge will be $.016 per kilowatt-hour (kWh).

1.6 Other Charges - During the existing term of the contract for the JCIC customer, no other charges will be included in calculating the delivered cost to the JCIC customer. All other charges specified in Schedule A of this Agreement will be assessed after the initial contract period.

1.7 Other Provisions - SWECO shall not be obligated to provide special rates to the JCIC customers served under this Schedule A-3 upon the termination of the existing JCIC customer contract.

D. Very Large Power Incentive (VLP) - Existing

1.1 VLP Rate - Subject to the election of MEMBER, SWECO shall charge the VLP rates set forth in this section to MEMBER or MEMBER'S customers which qualified under Cajun's VLP rate as of the Effective Date of this Agreement and which do not receive any other special rates.

1.2 Availability - The VLP Rate only applies to wholesale power that will be resold by the MEMBER to customers whose load is at least 10,000 kW and no more than 100,000 kW. Additionally, service under this section is available only to customer whose load factors are at least 50%. For a customer to receive interruptible service under this section, SWECO must have supervisory control over the customer's delivery point. If a customer contracts for interruptible power, a minimum interruptible load of 7,000 kW shall be required. THE ONLY QUALIFIED CUSTOMER AS OF THE EFFECTIVE DATE OF THIS AGREEMENT IS MG INDUSTRIES, WHICH IS A BEAUREGARD CUSTOMER.

1.3 Customer Charge - $500 per month

1.4 Demand Charge - The monthly demand charges are as follows:

Firm Service: $7.15 per kW of billing demand.

Interruptible Subject to 60 minutes notice: $5.50 per kW of interruptible billing demand.

Interruptible Subject to 5 minutes notice: $2.50 per kW of interruptible billing demand.



FIRM SERVICE
The firm billing demand shall be the actual kilowatts (kW) consumed by the retail customer during the sixty (60) minutes of maximum use during the month less the 5-minute and 60-minute interruptible billings demands, but shall be:

1. no less than 80% of the customer's contracted firm demand;

2. no less than 80% of the maximum firm billing demand in the preceding 11 months; and

3. no less than 10,000 kW minus the 5-minute and 60-minute interruptible billing demands.


INTERRUPTIBLE

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


For retail customers that contract for firm demand, the 5-minute and 60-minute interruptible billing demands shall be equal to the respective 5-minute and 60-minute contract demands specified in the contract for service. For retail customers that do not contract for firm demand all demand shall be subject to interruption. In this case, the interruptible billing demand shall be determined as follows: If the retail customer contracts only for 5-minute interruptible demand or only for 60-minute interruptible demand, then the interruptible billing demand shall be the highest of the actual kilowatts consumed by the retail customer during the sixty (60) minutes of maximum use during the current month or the previous eleven (11) months, but in no case shall be less than the contract amount.

If the retail customer contracts for both 5-minute interruptible demand and 60-minute interruptible demand, the 60-minute interruptible demand shall be equal to the contract 60-minute interruptible demand. The 5-minute interruptible demand shall be the highest of the actual kilowatts consumed by the retail customer during the sixty (60) minutes of maximum use during the current month or the previous eleven (11) months less the 60-minute interruptible demand, but in no case shall be less than the contract 5-minute interruptible demand.

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


INTERRUPTION
Interruptions shall be requested by SWECO as it deems necessary for any justifiable reason, including, but not limited to, maintaining service to firm loads, maintaining service integrity in the area, or other situations when reduction in load on the MEMBER system is required. In order to ensure interruptibility of interruptible loads, SWECO will have supervisory control over the breakers serving the customer's interruptible loads.
Loads with five-minute interruption notice will be notified of the need to reduce the load by SWECO dispatchers. If the load is not reduced to the required level within the time required, which can be as short as five minutes, SWECO will interrupt the entire load. For loads with 60-minute notification, SWECO dispatchers shall notify the retail customer and the MEMBER when possible, at least one hour prior to the time at which the load reduction must take place. SWECO shall also give notification of the firm demand which the customer can use and the approximate length of the interruption. If the customer does not reduce its load to the required demand level in the time required, the customer's entire load will be interrupted.

Notwithstanding the above, at the time interruptible customer is notified of the need to interrupt, the customer may request that service be continued through SWECO's purchase of power on the market. If SWECO is able to provide such power, the full cost of obtaining such power, including opportunity costs, shall be substituted for the fuel cost in the charge for that block of power. SWECO shall make all reasonable efforts to comply with such request; however, the final determination as to whether it is able to comply with such request will be at SWECO's sole discretion. Upon return to normal system conditions, as determined by SWECO dispatchers, customers previously notified of the interruption will be notified of permissible restoration of full service. Interruptions initiated by SWECO will be limited to a maximum of 50 hours per week and 600 hours per year.

Notwithstanding any of the above, in the event of a system emergency beyond the control of SWECO and the MEMBER, service may be interrupted with less than the required notice and for periods longer than those maximum listed above. SWECO will make all efforts necessary to return service to normal as quickly as possible.

1.5 Delivery Voltage Adjustment - An additional $.70 per kW per month of billing demand (firm and interruptible) for delivery voltage below 69 kV.

1.6 Energy Charge - The energy charge will be $.006 per kWh.

1.7 Fuel Charge - The fuel charge will be $.016 per kilowatt-hour (kWh).

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


1.8 Other Charges - During the existing term of the contract for the VLP customer, no other charges will be included in calculating the delivered cost to the VLP customer. All other charges specified in Schedule A of this Agreement will be assessed after the initial contract period.

1.9 Other Provisions - SWECO shall not be obligated to provide special rates to the VLP customers served under this Schedule A-3 upon the termination of the existing VLP customer contract.

E. Cotton Gins - Existing

1.1 Cotton Gin Ratchet - Subject to the election of MEMBER, SWECO shall utilize the ratchet provisions set forth in this section for MEMBER'S customers which qualified under Cajun's Cotton Gin Rider as of the Effective Date of this Agreement and which do not receive any other special rates.

1.2 Availability - This rider is available to all MEMBERS with cotton gins on their systems, who properly executed the Implementation Agreement and Application(s) while under the Cajun rider.

1.3 Qualifications - The operating season for the cotton gin will start after August 31 in any Contract Year and will end no later than December 31 of such Contract Year.

1.4 Determination of Billing Demand - All kW and kWh used by the cotton gin will be billed according to the rates set forth in Schedule A. However, the kilowatts

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
used by the cotton gin in September will not be utilized in the calculation of the ratchet under Schedule A. The metered demand of the cotton gin at the time of the Maximum Point of Delivery Demand for September shall be subtracted from the September Maximum Point of Delivery Demand, with the result used as the value for the Billing Month of September in the Schedule A calculation of the ratchet. 1.5 Other Provisions - SWECO shall apply the ratchet provisions of this section to MEMBERS with cotton gins served under this Schedule A-3 through 12/31/1999 and thereafter on a year to year basis at SWECO's discretion. SWECO shall provide not less than one year written notice of termination of cotton gin service to MEMBER.

F. Off-Peak Rider - Existing

1.1 Off-Peak Billing - Subject to the election of MEMBER, SWECO shall make available the off-peak billing provisions of this section to MEMBER for MEMBER'S off-peak customers existing as of the Effective Date of this Agreement and which do not receive any other special rates.

1.2 Qualifications - Each qualifying off-peak load will be measured using time-of-use metering and MEMBER shall be responsible for all costs of owning, operating and maintaining necessary metering.

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


1.3 Existing Off-Peak Customers - The list of customers is to be provided and such list could result in some modification of Section F of this Schedule A-3.

1.4 Demand Charge - The demand rate for service to off-peak customers under this section shall be as follows: $7.80 per kilowatt (kW) of billing demand for power delivered above 69 kV.

     $8.25 per kilowatt (kW) of billing demand for power delivered at 69 kV.

     $8.95 per kilowatt (kW) of billing demand for power delivered below 69 kV.

      During any Billing Month, the demand rate will be applied to the Maximum Point of Delivery Demand established between the hours of 1:00 p.m. to 9:00 p.m. Central Time. The demand charge will not be applied to kilowatts of usage between the hours of 9:00 p.m. to 1:00 p.m. Central Time.

1.5 Other Charges - The off-peak customers will be charged for fuel, energy charges and other applicable charges provided for under Schedule A of this Agreement.

1.6 Other Provisions - SWECO shall not be obligated to provide special rates to off-peak customers served under this Schedule A-3 after the initial term of any existing agreements between the MEMBER and the off-peak customers.

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


                                   SCHEDULE B

                   RATES AND CHARGES FOR SUPPLEMENTAL SERVICE


1.1 For Supplemental Supply SWECO provides to MEMBER under this Agreement SWECO shall bill MEMBER in any Billing Month a Demand Charge, an Energy Charge, and a Supplemental Supply Fuel Cost Charge.

1.2 The Demand Charge for Supplemental Supply shall be equal to the Demand Rate shown below times the Kilowatts of Demand associated with Supplemental Supply.

1.3 To determine the Kilowatts of Demand associated with Supplemental Supply provided to MEMBER during a Billing Month, SWECO shall perform the following calculations:

     Step 1: SWECO shall refer to the calculations performed under Schedule A to this Agreement for the Billing Month and subtract from the amount determined in accordance with clause (a) of Step 4 of Section 1.3 of such Schedule A the amount determined pursuant to clause (b) of such Step 4.

     Step 2: The Kilowatts of Billing Demand associated with Supplemental Supply furnished by SWECO to MEMBER during the current Billing Month shall be the higher of the following measures: (1) the Kilowatts of

             Demand determined in Step 1 of this Section 1.3 for the Billing Month; or (2) 70% of the highest Kilowatts of Demand for Supplemental Supply determined in accordance with such Step 1 for any of the immediately preceding months of June, July, August or September.

     Step 3: If requested by MEMBER, the Demand Charges for Supplemental Supply shall be allocated to each of MEMBER's Points of Delivery in the same proportion that Demand Charges for MEMBER Base Supply are allocated to each Point of Delivery pursuant to Step 5 described in
             Section 1.3 of Schedule A to this Agreement.

1.4  DEMAND RATE

     The Demand Rate shall be $5.99 per kilowatt from the Effective Date through December 31, 1999.
     The Demand Rate shall be $6.24 per kilowatt from January 1, 2000 through December 31, 2000.
     The Demand Rate shall be $6.51 per kilowatt from January 1, 2001 through December 31, 2001.
     The Demand Rate shall be $6.73 per kilowatt from January 1, 2002 through December 31, 2002.
     The Demand Rate shall be $6.93 per kilowatt from January 1, 2003 through December 31, 2003.
     The Demand Rate shall be $7.31 per kilowatt from January 1, 2004 through December 31, 2004.
     The Demand Rate shall be $7.51 per kilowatt from January 1, 2005 through December 31, 2005.
     The Demand Rate shall be $7.71 per kilowatt from January 1, 2006 through December 31, 2006.
     The Demand Rate shall be $7.92 per kilowatt from January 1, 2007 through December 31, 2007.
     The Demand Rate shall be $8.12 per kilowatt from January 1, 2008 through December 31, 2008.
     The Demand Rate shall be $8.55 per kilowatt from January 1, 2009 through December 31, 2009.
     The Demand Rate shall be $8.75 per kilowatt from January 1, 2010 through December 31, 2010.
     The Demand Rate shall be $8.94 per kilowatt from January 1, 2011 through December 31, 2011.

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


     The Demand Rate shall be $8.74 per kilowatt from January 1, 2012 through December 31, 2012.
     The Demand Rate shall be $8.66 per kilowatt from January 1, 2013 through December 31, 2013.
     The Demand Rate shall be $8.82 per kilowatt from January 1, 2014 through December 31, 2014.
     The Demand Rate shall be $8.72 per kilowatt from January 1, 2015 through December 31, 2015.
     The Demand Rate shall be $8.59 per kilowatt from January 1, 2016 through December 31, 2016.
     The Demand Rate shall be $8.46 per kilowatt from January 1, 2017 through December 31, 2017.
     The Demand Rate shall be $8.31 per kilowatt from January 1, 2018 through December 31, 2018.
     The Demand Rate shall be $8.13 per kilowatt from January 1, 2019 through December 31, 2019.
     The Demand Rate shall be $7.94 per kilowatt from January 1, 2020 through December 31, 2020.
     The Demand Rate shall be $7.73 per kilowatt from January 1, 2021 through December 31, 2021.
     The Demand Rate shall be $7.50 per kilowatt from January 1, 2022 through December 31, 2022.
     The Demand Rate shall be $7.26 per kilowatt from January 1, 2023 until termination of the Agreement.

     The foregoing demand rates shall be subject to increase to account for the cost of: 1) the foregoing demand rates shall be subject to increase to account for the cost of plant additions required to comply with new or changed legal requirements first imposed after the Effective Date, including but not limited to plant additions required to comply with: a) environmental legislation or regulation enacted or promulgated after the Effective Date, as provided in Section 1.8 of this Schedule A, or b) occupational safety and health laws or regulations enacted or promulgated after the Effective Date, but not for any penalties, fines, costs or expenses imposed on SWECO as a result of SWECO's noncompliance, breach or violation of any environmental or occupational safety and health law or regulation or other laws, rules, regulations or ordinances; 2) additional capacity constructed or purchased by SWECO to provide Supplemental Supply to serve Group Load that exceeds $400 per kW of installed or purchased capacity (such cost to include the cost of transmission to the boundary of a Transmission Supplier). The demand rate adjustments made to reflect the cost of such additional capacity shall be made as set forth in the notice given MEMBER pursuant to Section 2.3 of this Agreement.

1.5 The monthly Energy Charge shall be equal to the Energy Rate times the sum of the Supplemental Supply kilowatt-hours provided to MEMBER during the Billing Month determined separately for each MEMBER Point of Delivery. The Supplemental Supply kilowatt-hours for a Point of Delivery shall be the difference between the amount determined for such Point of Delivery by applying Step 4 under Section 1.5 of Schedule A and the amount determined for such Point of Delivery by applying Step 5 of Section 1.5 of Schedule A. The Energy Rate shall be $0.003 per kilowatt-hour.

1.6 The monthly Supplemental Supply Fuel Cost Charge (SSFCC) shall be equal to the Supplemental Supply Fuel Cost Rate (SSFCR) times the sum for the Billing Month of the kilowatt-hours of Supplemental Supply determined in accordance with Section 1.5 of this Schedule B. The SSFCR shall be an amount computed monthly in accordance with the following formula to reflect

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
     the fuel and purchased power cost incurred by SWECO in the Billing Month to provide Supplemental Supply to Group Load:

                      SSFCR = F.C. + P.P.C. + E.P. - N.M.C.
                                             KWH

        Definitions:
              F.C. = the costs incurred in the Billing Month for fuel consumed in generating plants that are used to provide Supplemental Supply to Group members

              P.P.C. = the costs incurred in the Billing Month for purchased power (excluding identifiable capacity charges) required to provide Supplemental Service to Group Load that is not Economic Power (E.P.)

              E.P. = the costs incurred in the Billing Month for power and energy purchased over a period of twelve months or less where the total cost of the purchase is less than SWECO's total avoided variable cost, and where SWECO has available generating capability adequate to generate the amount of energy that is purchased

              N.M.C. = the fuel costs incurred in the Billing Month associated with energy sales made to Non-Members from generating units that are also used to provide Supplemental Supply to Group members or to supply loads billed under Schedule A-3 to this Agreement or similar agreements with other Group members

              KWH = the sum for the Billing Month of the kilowatt-hours
                    determined in paragraph 1.5 of this Schedule B and in all other agreements between SWECO and other Group members for all Group Points of Delivery less the kilowatt-hours of energy supplied in such Billing Month to the Points of Delivery from Qualifying Facilities.

     For purposes of the foregoing formula, fuel costs shall include all costs that are properly chargeable to Account 501 of the FERC's Uniform System of Accounts for Public Utilities and a reasonable return on and return over ten years of, and all operating and maintenance expenses associated with, any capital investment made by SWECO in fuel-related facilities that in advance of SWECO's commitment of capital all members of the Group that receive Supplemental Supply have agreed can be expected to provide a net benefit to such Group members and any cost of operating or maintaining such capital investment. The current billing month's SSFCC shall be estimated by applying the most current previous month's actual SSFCR available. Any difference between the estimated SSFCC and the actual SSFCC shall be billed or credited to the MEMBER on the first bill rendered after the actual SSFCR for such preceding Billing Month has been determined. The SSFCR shall be calculated to the nearest $0.00001 and when applied the result will be rounded to the nearest cent.

1.6  OTHER CHARGES.

     MEMBER and SWECO agree that the demand rates set forth in this Schedule B reflect all ad valorem taxes that apply to the Project Capacity as of January 1, 1998. MEMBER and SWECO further agree that none of the rates described in this Schedule B makes provision for the potential effects of new or additional sales, excise, and other applicable taxes (excluding income taxes), fees and charges incurred in accordance with federal, state or local law other than increases in ad valorem taxes associated with assets purchased by SWECO from the Cajun estate resulting from the change in ownership. Any expense incurred by SWECO as the result of the imposition of any such new or additional taxes shall be appropriately allocated to and paid by MEMBER and other members of the Group.

1.7  ENVIRONMENTAL LEGISLATION.
     Except as provided under Section 1.4 of this Schedule B, MEMBER and SWECO agree that the rates for Supplemental Supply contained in this Agreement make no provision for the potential effects of new environmental control legislation or the additional costs of providing electric service to MEMBER resulting from any such legislation. Any such costs resulting from such legislation shall be appropriately allocated to and paid by MEMBER.

1.8  WHEELING CHARGE.
     Each monthly bill to MEMBER shall reflect adjustments, charges, fees or penalties relating to transmission and Ancillary Services charged SWECO by a Transmission Supplier in connection with service to the MEMBER Points of Delivery in accordance with Sections 5.2 and 8.2 of this Agreement. Such Transmission Supplier costs shall be allocated to individual MEMBER Points of Delivery in accordance with Section 5.2. SWECO agrees to provide MEMBER information concerning any such charges, fees or penalties imposed by a Transmission Supplier. Charges for services provided to MEMBER under SWECO's Open Access Transmission Tariff shall be billed to MEMBER separately.

                                   SCHEDULE C
                     SOUTHWESTERN ELECTRIC WHOLESALE COMPANY
                             MEMBER HYDRO ALLOCATION


                                                  Member Load   Member  Member
HYDRO DEMAND ALLOCATION                            1996 kW*     Share**  Hydro

Beauregard Electric Cooperative, Inc.              1,391,749   0.0907    8,290
Claiborne Electric Cooperative, Inc.                 915,356   0.0596    5,447
Concordia Electric Cooperative, Inc.                 344,869   0.0225    2,057
Dixie Electric Membership Corporation              3,185,301   0.2075   18,966
Jefferson Davis Electric Cooperative, Inc.           421,085   0.0274    2,504
Northeast Louisiana Power Cooperative, Inc.          541,846   0.0353    3,226
Pointe Coupee Electric Membership Corporation        430,729   0.0281    2,568
South Louisiana Electric Cooperative Association 942,164 0.0614 5,612 Southwest Louisiana Electric Membership
   Corporation                                     3,810,506   0.2483   22,695
Teche Electric Cooperative, Inc.                     434,706   0.0283    2,587
Valley Electric Membership Corporation             1,199,480   0.0781    7,138
Washington - St. Tammany Electric
   Cooperative, Inc.                               1,731,466   0.1128   10,310
                                                   --------------------------

ALL COOPERATIVES                                  15,349,257   1.0000   91,400
                                                  ===========================

Group Load                                        15,349,257

Group Hydro                                           91,400

* January - December 1996 Actual Data
** At the time of the hydro allocation.

WORK IN PROCESS 718197

                                   SCHEDULE D
                    SPECIFIC FACILITIES AT POINTS OF DELIVERY


                      BEAUREGARD ELECTRIC COOPERATIVE, INC.



                                       Assigned   Annual Initial             Annual Additional
                 Delivery               Initial     Facilities    Additional    Facilities
NAME/LOCATION  POINT NUMBER  VOLTAGE   INVESTMENT     CHARGE      INVESTMENT      CHARGE
----------------------------------------------------------------------------------------------
Sugartown          1014       34.5    $         -   $        -   $        -     $       -
Moss Bluff         1022       69        1,523,565      319,949            -             -
Merryvilie         1034       34.5              -            -            -             -
Oakdale            1044       13.2              -            -            -             -
Sulpher            1052       69          127,015       26,673            -             -
DeRidder West      1054       13.2          4,533          952            -             -
Serpent            1062       69           68,200       14,322            -             -
Oberlin            1074       13.2              -            -            -             -
Anacoco            1084       13.2              -            -            -             -
Elizabeth          1094       34.5              -            -            -             -
Sugartown East     1114       34.5              -            -            -             -
DeRidder 69 Bulk   1124       69        1,415,935      297,346            -             -
New Llano          1134       69                -            -            -             -
Dequincy 69        1144       69           17,884        3,756            -             -
MGI EEDS*                                   4,271          897            -             -
Shell Pipeline EEDS*                        7,711        1,619            -             -
                                     ---------------------------------------------------

Total                                $  3,169,114    $ 665,514    $       -     $       -
                                     ===================================================

*Specific facilities behind a point of delivery.

WORK IN PROCESS 7/8/97

                                   SCHEDULE D

                    SPECIFIC FACILITIES AT POINTS OF DELIVERY


                      CLAIBORNE ELECTRIC COOPERATIVE, INC.


                                                Assigned Annual Initial         Annual Additional
                           Delivery             Initial    Facilities  Additional  Facilities
NAME/LOCATION            POINT NUMBER  VOLTAGE INVESTMENT    CHARGE    INVESTMENT    CHARGE
-------------------------------------------------------------------------------------------------
Farmervilie                  3023       34.5  $         -  $        -  $        -  $       -
Shongaloo                    3043       13.8            -           -           -          -
Dubberly                     3053       13.8            -           -           -          -
Bernice                      3063       34.5            -           -           -          -
Grambling                    3073       13.8            -           -           -          -
Point                        3083       34.5            -           -           -          -
Cross Roads                  3093       34.5            -           -           -          -
Pine Hill                    3113       34.5            -           -           -          -
Marion Bulk                  3123      115        224,887      47,226           -          -
Mount Union                  3133       34.5            -           -           -          -
Minden Bulk                  3143       69        900,931     189,196           -          -
Ruston East                  3153      115        485,747     102,007           -          -
Trussell's Crossing          3173      115              -           -           -          -
Williamette Industries EEDS*                        5,424       1,139           -          -
Conagra EEDS*                                       6,950       1,460           -          -
Mandeville EEDS*                                   19,268       4,046           -          -
                                              ----------------------------------------------

Total                                        $  1,643,207   $ 345,074   $       -  $       -
                                             ===============================================



*Specific facilities behind a point of delivery.

WORK IN PROCESS 7/8/97


                                   SCHEDULE D

                    SPECIFIC FACILITIES AT POINTS OF DELIVERY


                      DIXIE ELECTRIC MEMBERSHIP CORPORATION


                                       Assigned   Annual Initial             Annual Additional
                 Delivery               Initial     Facilities    Additional    Facilities
NAME/LOCATION  POINT NUMBER  VOLTAGE   INVESTMENT     CHARGE      INVESTMENT      CHARGE
----------------------------------------------------------------------------------------------
Zachary            5012        69    $         -   $        -   $        -     $       -
Clinton            5022        69          5,976        1,255            -             -
French Settlement  5023       230        388,374       81,559            -             -
Elm Park           5032        69          4,999        1,050            -             -
Flannery Road      5042        69          7,927        1,665            -             -
Terrell Road       5052        69        398,964       83,782            -             -
Coly 69            5062        69         11,432        2,401            -             -
Vignes             5072        69              -            -            -             -
Darlington*                                    -            -            -             -
Dyer*                                      3,484          732            -             -
Greenwell*                                 3,484          732            -             -
Indian Mound*                              3,484          732            -             -
Wallcrossing*                              3,484          732            -             -
Fancy Point*                              15,230        3,198            -             -
                                     ---------------------------------------------------

Total                               $    846,838    $ 177,838    $       -     $       -
                                    ====================================================




* These appear to be points which are no longer served but have investment.

WORK IN PROCESS 7/8/97


                                   SCHEDULE D

                    SPECIFIC FACILITIES AT POINTS OF DELIVERY


                   JEFFERSON DAVIS ELECTRIC COOPERATIVE, INC.



                                       Assigned   Annual Initial             Annual Additional
                 Delivery               Initial     Facilities    Additional    Facilities
NAME/LOCATION  POINT NUMBER  VOLTAGE   INVESTMENT     CHARGE      INVESTMENT      CHARGE
----------------------------------------------------------------------------------------------
Compton            6032        69    $      5,684   $   1,194     $      -       $     -
Holly              6052        69           5,684       1,194            -             -
Klondike           6072        69           5,671       1,191            -             -
Robbie             6082        69           7,895       1,658            -             -
Chalkley           6092        69       2,472,509     519,227            -             -
Potter             6102        69         109,225      22,937            -             -
Derouen            6112        69          81,545      17,124            -             -
Tupper             6122        69          78,428      16,470            -             -
Creole*                                 1,154,131     242,368            -             -
Andruscove*                                 1,114         234            -             -
Transmission Line Connecting                    -           -            -             -
 Chalkley and Creole                      580,226     121,847            -             -
                                     ---------------------------------------------------

Total                                $  4,502,112   $ 945,444     $      -       $     -
                                     ===================================================


* These appear to be points which are no longer served but have investment.

WORK IN PROCESS 7/8/97

                                   SCHEDULE D

                    SPECIFIC FACILITIES AT POINTS OF DELIVERY


                   NORTHEAST LOUISIANA POWER COOPERATIVE, INC.



                                       Assigned   Annual Initial             Annual Additional
                 Delivery               Initial     Facilities    Additional    Facilities
NAME/LOCATION  POINT NUMBER  VOLTAGE   INVESTMENT     CHARGE      INVESTMENT      CHARGE
----------------------------------------------------------------------------------------------
Delhi              7013       13.2   $    11,214   $    2,361    $        -     $       -
Oak Grove          7033       13.2             -            -             -             -
Lone Cedar         7043       13.2             -            -             -             -
Darnell            7053       13.2             -            -             -             -
Crowville          7073       13.2             -            -             -             -
Como               7083       34.5             -            -             -             -
Chickasaw          7093      115         151,973       31,914             -             -
Gilbert            7103      115         380,899       79,989             -             -
Log Cabin          7113      115         542,894      114,008             -             -
Archibald          7123       34.5           398           84             -             -
Midvall EEDS*                        $     7,936        1,667             -             -
                                      ---------------------------------------------------

Total                                $ 1,095,341    $ 230,023     $       -     $       -
                                      ===================================================



specific facilities behind a point of delivery.

WORK IN PROCESS 7/8/97


                                   SCHEDULE D

                    SPECIFIC FACILITIES AT POINTS OF DELIVERY


                SOUTH LOUISIANA ELECTRIC COOPERATIVE ASSOCIATION


                                       Assigned   Annual Initial             Annual Additional
                 Delivery               Initial     Facilities    Additional    Facilities
NAME/LOCATION  POINT NUMBER  VOLTAGE   INVESTMENT     CHARGE      INVESTMENT      CHARGE
----------------------------------------------------------------------------------------------
Bayou Ramos Bulk   9014        138   $   189,194   $   39,731   $        -     $       -
Gheens             9033        13.2       89,569       18,809            -             -
Greenwood          9073        115       374,254       78,593            -             -
Ashland            9093        115       523,578      109,951            -             -
Landry             9103        115     1,301,700      273,357            -             -
Bayou L'Ourse      9113        115       448,805       94,249            -             -
Gemoeo EEDS*                               1,111          233            -             -
Lig EEDS*                                  4,590          964            -             -
                                     ---------------------------------------------------

Total                                $ 2,932,801    $ 615,887    $       -     $       -
                                     ===================================================



*Specific facilities behind a point of delivery.

WORK IN PROCESS 7/8/97


                                   SCHEDULE D

                    SPECIFIC FACILITIES AT POINTS OF DELIVERY


                     VALLEY ELECTRIC MEMBERSHIP CORPORATION



                                       Assigned   Annual Initial             Annual Additional
                 Delivery               Initial     Facilities    Additional    Facilities
NAME/LOCATION  POINT NUMBER  VOLTAGE   INVESTMENT     CHARGE      INVESTMENT      CHARGE
----------------------------------------------------------------------------------------------
Campti              12013      34.5   $         -   $        -  $        -     $       -
Colfax              12014      13.2        50,461       10,597           -             -
Robson Road         12015      69          17,239        3,620           -             -
Mansfield           12024      34.5             -            -           -             -
Gahagan             12034      34.5             -            -           -             -
Carroll             12044      34.5             -            -           -             -
Grand Ecore         12073      34.5             -            -           -             -
Creston             12074      34.5             -            -           -             -
Verda               12083      13.2             -            -           -             -
Derry               12084      34.5             -            -           -             -
Cane River Bulk     12093     115         316,605       66,487           -             -
Provencal           12103     115         135,660       28,489           -             -
Powhatan            12104      34.5             -            -           -             -
Kurthwood           12124      34.5             -            -           -             -
Red Oak             12154      34.5             -            -           -             -
East Leesville Bulk 12174      69       1,780,282      373,859
Many Bulk           12204      69       1,587,854      333,449           -             -
                                      --------------------------------------------------

Total                                $  3,888,101    $ 816,501   $       -     $       -
                                     ===================================================


WORK IN PROCESS 7/8/97


                                   SCHEDULE D

                    SPECIFIC FACILITIES AT POINTS OF DELIVERY


               WASHINGTON - ST. TAMMANY ELECTRIC COOPERATIVE, INC.



                                       Assigned   Annual Initial             Annual Additional
                 Delivery               Initial     Facilities    Additional    Facilities
NAME/LOCATION  POINT NUMBER  VOLTAGE   INVESTMENT     CHARGE      INVESTMENT      CHARGE
----------------------------------------------------------------------------------------------
Blond             13014        34.5  $     5,976  $    1,255     $        -     $       -
Pine Cliff        13023        69      1,142,838     239,996              -             -
Mandeville        13136        34.5       78,758      16,539              -             -
Talisheek         13043        69      1,418,892     297,967              -             -
French Branch     13083        69      1,821,078     382,426              -             -
                                     ----------------------------------------------------

Total                                $ 4,467,542   $ 938,183      $       -     $       -
                                    =====================================================

WORK IN PROCESS 7/8/97


                                   SCHEDULE D

                    SPECIFIC FACILITIES AT POINTS OF DELIVERY


                SPECIFIC       PER ABOVE      $    31,488,531
                SPECIFIC       ERROR                  (66,650)

                SPECIFIC       PER TOM        $    31,421,881


                SPECIFIC                                    $    6,612,591
                COMMON                                             345,450
                CWIP                                               552,766
                                                            --------------

                TOTAL                                       $    7,510,829
                                                            ==============


                INITIAL AMOUNT
                SPECIFIC       ERROR

                TOTAL FACILITIES

                CALCULATED CHARGE
                TOTAL x 1.75% x 12

                INITIAL CHARGE

                FACTOR

WORK IN PROCESS 7/8/97


                                   SCHEDULE D

                                COMMON FACILITIES



                                                                               Member   Annual Initial  Addition  Annual Additional
                                                    Member Load   Member      Assigned    Facilities     Common   Common Facilities
                                                     1996 kW*     Share**      Common       Charge     Investment      Charge
Beauregard Electric Cooperative, Inc.                1,391,749    0.0907   $  149,202     $  31,332       $    -    $      -
Claiborne Electric Cooperative, Inc.                   915,356    0.0596       98,042        20,589            -           -
Concordia Electric Cooperative, Inc.                   344,869    0.0225       37,013         7,773            -           -
Dixie Electric Membership Corporation                3,185,301    0.2075      341,338        71,681            -           -
Jefferson Davis Electric Cooperative, Inc.             241,085    0.0274       45,073         9,465            -           -
Northeast Louisiana Power Cooperative, Inc.            541,846    0.0353       58,069        12,194            -           -
Pointe Coupee Electric Membership Corporation          430,729    0.0281       46,225         9,707            -           -
South Louisiana Electric Cooperative Association       942,164    0.0614      101,003        21,211            -           -
Southwest Louisiana Electric Membership Corporation  3,810,506    0.2483      408,454        85,775            -           -
Teche Electric Cooperative, Inc.                       434,706    0.0283       46,554         9,776            -           -
Valley Electric Membership Corporation               1,199,480    0.0781      128,475        26,980            -           -
Washington - St. Tammany Electric Cooperative, Inc.  1,731,466    0.1128      185,556        38,967            -           -
                                                     -----------------------------------------------------------------------

ALL COOPERATIVES                                    15,349,257    1.0000   $1,645,004    $  345,450       $    -   $       -
                                                    ========================================================================


*     January - December 1996 Actual Data

**   At the time of the facilities allocation


                     CONSTRUCTION WORK IN PROCESS FACILITIES

                                                         Member   Annual Initial    Addition   Annual Additional
                                                        Assigned    Facilities        CWIP      CWIP Facilities
                                                         CWIP**       Charge       Investment       Charge
Beauregard Electric Cooperative, Inc.                 $    47,552   $    9,986      $    -      $     -
Claiborne Electric Cooperative, Inc.                    1,035,305      217,414           -            -
Concordia Electric Cooperative, Inc.                            -            -           -            -
Dixie Electric Membership Corporation                   1,304,479      273,941           -            -
Jefferson Davis Electric Cooperative, Inc.
Northeast Louisiana Power Cooperative, Inc.                38,354        8,054           -            -
Pointe Coupee Electric Membership Corporation             181,369       38,087           -            -
South Louisiana Electric Cooperative Association           25,269        5,306           -            -
Southwest Louisiana Electric Membership Corporation             -            -           -            -
Teche Electric Cooperative, Inc.                                -            -           -            -
Valley Electric Membership Corporation                          -            -           -            -
Washington - St. Tammany Electric Cooperative, Inc.             -
                                                      -------------------------------------------------------
ALL COOPERATIVES                                      $ 2,632,328     $552,788      $    -     $      -
                                                      =======================================================
***  Specific by Cooperative


                                   SCHEDULE E

                    DATA TO BE SUPPLIED WITH MONTHLY BILLING
                             TO ENABLE VERIFICATION


1.Point to Point Demand Allocation.

2.Point to Point Energy Allocation

3.Transmission Charge Summary-Grouped by Delivery Voltage

4.Facility Charge Summary-Initial and Additional Specific and Common

5.Separately Metered Load Summary-Customers Billed Under Schedule A-4

6.Monthly Fuel and Purchased Energy Cost Calculations

7.Summary Incentive Load Credits-Credits from Schedules A-1 and A-2

8.Detailed Billing for Each Point of Delivery

                     IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE MIDDLE DISTRICT OF LOUISIANA

IN RE:                                  CIVIL ACITON
                                        NO. 94-2763-B2
CAJUN ELECTRIC POWER
COOPERATIVE, INC.                       BANKRUPTCY CASE
                                        NO. 94-11474
                    Debtor.
                                        Chapter 11
Federal Tax Id. No.:  72-0655799


             ORDER AND JUDGEMENT APPROVING SETTLEMENT BY AND AMONG
                CAJUN ELECTRIC POWER COOPERATIVE, INC., ENTERGY
                GULF STATES, INC., ENTERGY CORPORATION, AND THE
            RURAL UTILITIES SERVICE OF THE DEPARTMENT OF AGRICULTURE

      This matter coming to be heard on the Motion (the "Motion") of Ralph R. Mabey, Chapter 11 Trustee (the "Trustee") pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure to approve a settlement between Cajun Electric Power Cooperative, Inc. ("Cajun"or the "Debtor") and Entergy Gulf States, Inc. formerly known as Gulf States Utilities Company ("GSU"), in accordance with the terms set forth in the Settlement Term Sheet, dated May 2, 1996, executed by the Trustee, GSU, and Entergy Corporation ( "Entergy" ) and recommended for adoption by the Rural Utilities Service of the United States Department of Agriculture (the "RUS") ("Settlement Term Sheet," a copy of which is attached hereto as Exhibit A), the Motion, and this order (the "Settlement");

     Upon consideration of the Motion, due and proper notice having been provided thereof to parties entitled thereto, and on the basis of the record of this case, including the evidence presented at the hearing on the Motion to approve the Settlement, the litigation involving the parties described in the

Motion and attachments thereto (and the Court having taken judicial notice of litigation pending before it), and the Court's oral Finding of Fact and Conclusions of law on the record on August 26, 1996, which are incorporated herein by reference and a transcript of which shall be filed by the Trustee as soon as practicable, and pursuant to SUBSECTION 11 USC 105(a) and 363(b) and Federal Rule of Bankruptcy Procedure Rule 9019(a);

      The Court having considered all objections not withdrawn (the "Objections") to approve the Settlement and to this Order and Judgement (hereinafter, the "Order") ;

     The Court is of the opinion that the Motion is meritorious; accordingly,

     IT IS ORDERED, ADJUDGED AND DECREED THAT:
     1.   The relief requested in the Motion is granted.
     2.   The Settlement is approved.
     3.   All Objections are denied with prejudice.
     4.   The Settlement as approved includes, but is not, limited to:

               a. A global settlement of all disputes between GSU and Cajun which will result in a reciprocal dismissal with prejudice of all-claims and counterclaims and a general release of any liability of any kind rising out of the transactions or occurrences upon which the presently litigated matters are based;
               b. A global settlement of all disputes between GSU and RUS which will result in a dismissal with prejudice of all pending litigated matters in which the RUS has intervened and a judgment in favor of RUS on GSU's subordination complaint against the RUS;

               c. A settlement of certain disputes between RUS and Cajun including all matters related to the River Bend nuclear power facility ("River Bend") including a release and waiver of all claims and causes of action, whether known or uknown, by Cajun against RUS for equitable subordination, all claims and causes of action by Cajun against RUS for "lender liability," alleging waiver of deficiency judgment rights under Louisiana 13:4108.1.

     5. The Settlement as approved does not resolve claims between RUS and Cajun not involving River Bend unless dealt with in the Settlement.

     6. The terms and provisions of the Settlement which are intended to apply prior to the closing of the Settlement (the"Consummation Date") shall be binding, effective, and enforceable against each of the Trustee, GSU, Entergy and the RUS as of the date hereof. The terms and provisions of the Settlement which are intended to apply on and after the Consummation Date shall be binding, effective and enforceable against each of the Trustee, GSU, Entergy and RUS as of the Consummation Date.

     7.   The Trustee is authorized to set aside in a decommissioning trust fund
or other appropriate vehicle the sum of $125,000,000 in 1995 dollars.   When the
Trustee acts pursuant to this authorization, he shall transfer the funds in Cajun's existing decommissioning trust fund and will use funds on hand to make up the difference. The funds on hand used to make up the difference, which may be funds subject to the Order Concerning Use of Cash Collateral to Substitute Cajun's "1996 Budget" for all references in said Order to Cajun's "1995 Budget" (Docket No. 1536), will be transferred free and clear of any lien, claim or other interest asserted by any party. Moreover, the transfer of these funds shall not result in a transfer of any party's lien on, claim against, or other interest in these funds to other assets of Cajun or its estate, and shall not create rights or claims in any party against any other party or against the assets of Cajun or its estate. The transfer of these funds is a necessary and proper expense of Cajun's estate, and no party shall thereafter assert any rights, except as granted herein, relating to these funds including any claims that the funds were cash collateral, were not property of the estate, were subject to refund or repayment, were subject to actual or constructive trust, or were subject to an equitable lien. This prohibition on the assertion of rights is not a ruling on, and shall not preclude the assertion of, claims that other funds not transferred into the decommissioning trust fund or other appropriate vehicle are cash collateral, are not property of the estate, are subject to refund or repayment, are subject to actual or constructive trust, or are subject to an equitable lien, except insofar as such claims relate to or rely on the transfer of the funds into the decommissioning trust fund or other appropriate vehicle. The funding of the trust fund, together with the transfer of the Cajun River Bend Interest (the "Cajun River Bend Interest" as that term is defined in the Term Sheet) will absolve Cajun, its member cooperatives, and any successor to assets, other than the Cajun River Bend Interest, now owned by Cajun (but not others who may succeed to the ownership of the Cajun River Bend Interest) of all responsibility for River Bend Decommissioning Costs (as that term is defined in the Term Sheet).

     8. The Trustee is authorized without the necessity of any further order or approval of this Court, to transfer all assets as provided in the Settlement, including but not limited to the Cajun River Bend Interest, Cajun's interest in River Bend fuel and spare parts (under the option provided for in the Term Sheet), Tranmission lines 745 and 746 (provided, as required by the Term Sheet, that Entergy's Network Service Tariff and its Transmission Service Tariff, under which Cajun receives service, makes the continued ownership of the Transmission Line or Lines by Cajun or the transferee of its generating assets unnecessary for Cajun or its transferee's provision of current or future services by reason of the benefits provided under the new tariffs), and any other assets required by the Settlement, free and clear of any lien or other interest asserted by any party.

     9. RUS is authorized to receive from GSU and Cajun Cajun's share of all cash payments resulting from the litigation presently being conducted against General Electric in connection with claims alleging River Bend design defects. Cajun's share of all payments in kind and other non-cash consideration received or promised as a result of the litigation shall be paid to the owner of the Cajun River Bend Interest at the time such payments in kind or other non-cash consideration become due. All of such transfers and payments shall be free and clear of any lien or other interest asserted by any party.

    10. The Trustee is authorized and directed, without the necessity of any further order or approval of this Court, to take any and all actions necessary or appropriate to implement, effectuate, and consummate the Settlement and any transactions contemplated thereby or by this Order, including, without limitation, the issuance, execution and delivery of any document, certificate, agreement or instrument, the filing of any pleading, and the transfer or other disposition of any assets. No action or approval of the Board of Directors of Cajun shall be required with respect to the implementation and consummation of the Settlement.

    11. Without limiting the generality of the foregoing, between the date hereof and until and including the Consummation Date:

            a. the Trustee, and GSU, Entergy, and RUS, as necessary, shall undertake any and all such actions as are necessary or appropriate to cause the Consummation Date to occur no later than June 1, 1997;

            b. the Trustee shall cause Cajun to cease prosecution of all of its objections to any and all relief sought by GSU or Entergy, or any of their affiliates, in any regulatory or administrative proceeding in which approval of the merger of Entergy and GSU is sought, including any related appellate proceedings to the extent that Cajun's objection to such relief is intended to be settled or resolved on or prior to the Consummation Date in accordance with the terms of the Settlement;

            c. the Trustee, with the intervention of GSU, if required, shall cause to be stayed all civil actions and regulatory and administrative proceedings, other than proceedings which are the subject of paragraph 9(b) of this Order, which are pending between Cajun, on the one hand, and GSU or Entergy, on the other hand, including any related appellate proceedings, and which are intended to be settled or resolved on the Consummation Date in accordance with the terms of the Settlement;

            d. the Trustee, and RUS, GSU, and Entergy, as necessary or appropriate, shall undertake such actions as are necessary or appropriate to cause the disposition of the Cajun River Bend

                 Interest on the Consummation Date in the manner provided in
                 Section 1 of the Settlement Term Sheet, and will cooperate to effect, at the option of RUS, the disposition of the Cajun River Bend Interest before the Consummation Date subject to consent of the parties and further court order as provided in paragraph 13 below;

            e. the Trustee and GSU, jointly or singly, shall undertake to obtain all regulatory approvals reasonably considered to be required to implement, consumate, and effectuate the Settlement (the "Regulatory Approvals"); and

            f. the Trustee, GSU, Entergy, and RUS shall undertake all such other necessary or appropriate actions as are intended to occur prior to the Consummation Date in accordance with the terms and provisions of the Settlement Term Sheet.

    12. As soon as practicable after the conditions precedent to the closing of the Settlement, as contained in the Settlement Term Sheet, shall have been satisified or waived by the affected party or parties, the Trustee, GSU, Entergy and the RUS shall cause the closing of the Settlement to occur.

    13. The preliminary injunction in the Service Water Litigation will be continued in full force and effect until the Consummation Date, as set forth in
Section 3 (b) of the Settlement Term Sheet.

    14. If the Consummation Date has not occurred by the close of business on June 1, 1997, the Trustee, GSU, Entergy and the RUS may by agreement continue to undertake to implement, effectuate and consummate the Settlement. However, in the absence of an agreement, any of the parties may move the Court to order the extension of the Consummation Date upon hearing and finding that the Settlement will likely be effectuated within a reasonable time upon the terms set forth in the Settlement Term Sheet and that such extension is in the best interest of the estate.

    15. The Settlement may not be modified by any Plan of Reorganization in this bankruptcy case except as may be agreed to by the Trustee, GSU and the RUS. The terms of the Settlement shall be binding upon any successors to the parties thereto, including, without limitation, any purchaser of Cajun or Cajun's assets.

    16. RUS is now authorized to seek a purchaser for the Cajun River Bend Interest (as defined in the Motion and the Settlement Term Sheet). In the event that a purchase offer that is acceptable to RUS is received prior to the closing of the Settlement or to the receipt by the parties of all regulatory approvals required by the Settlement, the Trustee, with the consent of RUS and GSU, may submit a motion for early approval of the sale of the Cajun River Bend Interest on terms that protect the interests of the parties to the Settlement under the Settlement Term Sheet.

    17. Each of the actions taken, documents executed, and payments and transfers of assets made pursuant to provisions of the Settlement and Order shall be valid, binding and enforceable and not preferential,fraudulent or an otherwise avoidable transfer under the Bankruptcy Code or under applicable law of the United States or any state, province or other jurisdiction, and will, to the fullest extent permitted by the Bankruptcy Code, vest in the transferee good title to such property, free and clear of all liens, claims, and encumbrances, except as otherwise provided in the Settlement, and shall not be subject to modification in any Plan of Reorganization in this bankruptcy case, except as agreed by the parties receiving the benefit under this Settlement.

    18.  The record of the hearing to approve the Settlement is closed.

    19. This Order shall be effective according to its terms upon the entry thereof.

    20.  This is a final order and immediately subject to appeal.

Baton Rouge, Louisiana, this 26TH day of AUGUST , 1996.

                                             FRANK J. POLOZOLA
                                             UNITED STATES DISTRICT JUDGE

David S.Rubin
Ralph R Mabry
Tom Phillips
Brian Jackson
Office of the U.S. Trustee

                                   EXHIBIT A

                            SETTLEMENT TERM SHEET

         WHEREAS Cajun Electric Power Cooperative, Inc.(Cajun)operating through its Chapter 11 Trustee Ralph R. Mabey (Trustee), Rural Utilities Service of the United States Department of Agriculture (RUS) and Gulf States Utilities (GSU) desire to resolve longstanding disputes and disagreements respecting various issues including operation and ownership of Cajun's undivided thirty per cent interest in the River Bend nuclear facility (the Cajun River Bend Interest), the Trustee and GSU desire to establish mutually favorable business relationships and Trustee, RUS and GSU desire to arrange for the transfer of certain specified assets, the Trustee, RUS and GSU agree to the terms and Provisions set forth herein (the"Settlement"), recognizing that various of the components of these terms and provisions may reqire approvals of regulatory agencies to complete and may require more formal documentation to be executed at a closing of the Settlement in order to give full effect to the intentions of the parties set forth herein:

1.  Disposition of River Bend

    (a) On or before the closing of the Settlement, Cajun will set aside in a decommissioning trust fund or other appropriate vehicle the sum of $125,000,000 in 1995 dollars. This fund will be made up of Cajun's new contribution, and the amount in Cajun's existing decommissioning trust fund (the "Trust Fund"). The establishment of the Trust Fund, together with the transfer of the Cajun River Bend Interest as provided herein will absolve Cajun and any successor to assets, other than the Cajun River Bend Interest, now owned by Cajun (but not others who may succeed to the ownership of the Cajun River Bend Interest) of all responsibility for River Bend Decommissioning Costs as defined below.

         "Decommissioning" means al1 actions taken to render the River Bend nuclear power plant permanently inactive, inoperable and free of radioactive materials. The term decommissioning is intended to be comprehensive and include, without limitation, the entombment, decontamination, dismantlement, removal and disposal of structures, systems and components of the River Bend nuclear power plant in order to permanently cease the nuclear generation of electric energy, including all actions necessary to bring the plant site to "greenfield" status and any other item included in a study accepted and approved by regulatory authorities of competent jurisdiction as a basis for the termination of operations under the license to own or operate River Bend. The term also includes preparation for decommissioning, such as engineering and other planning activities, and all associated activities to be performed after the actual dismantlement occurs, such as physical security and radiation monitoring. The term also includes activities associated with spent fuel storage, disposal, transfer, transportation and removal of low leve waste storage as well as Cajun's future obligations with respect to decontamination and decommissioning of DOE's uranium enrichment facilities. Also included is the preparation of studies and supporting documentation required by regulatory authorities.

         The foregoing specification is not intended to form a basis for excluding any action or cost-legitimately part of decommissioning and returning the site to "greenfield" status because of the failure to separately identify or to fall witin a category specifically identified.

         "Decommissioning Costs" means the funds expended to perform Decomissioning. The term includes expenditures whether they are treated as capital items or expense items for regulatory, financial, or tax accounting purposes.

     (b) The Trust Fund may be used only for the prudent expenditure of Decommissioning Costs for the Cajun River Bend Interest. If, upon the completion of Decommissioning of the River Bend plant, the Trust Fund, and such additional amounts as have been added to it as a result of the investment and management of funds included therein, is not exhausted by the prudent expenditure of Decommisioning Costs for the Cajun River Bend Interest, the remainder will be remitted to RUS.

     (c) Upon the transfer of the Cajun River Bend Interest, Cajun shall deliver title thereto free and clear of all liens and encumbrances except those agreed to by the purchaser. In the event the Cajun River Bend Interest is transferred to RUS, its liens and encumbrances on the Cajun River Bend Interest shall be merged with the title which it obtains. In the event the Cajun River Bend Interest is transferred to any other person, RUS will release all of its liens and encumbrances on the Cajun River Bend Interest. The foregoing releases by RUS shall not be construed as a waiver or release of the portion of RUS's claim against Cajun which remain unsatisfied by the transfers of title for which provision is made herein. Notwithstanding RUS's release of liens on the Cajun River Bend Interest or the merger of title if the Cajun River Bend Interest is transferred to RUS, the amount of RUS's claims against Cajun shall be reduced only to the extent of RUS's receipt of proceeds from the sale of the Cajun River Bend Interest.

         If the Cajun River Bend Interest is transferred to GSU under paragraph l(f) below, the amount of RUS's claims against Cajun shall not be reduced on account of the transfer of the Cajun River Bend Interest. The parties hereto agree that any disposition of the Cajun River Bend Interest under the Settlement shall be considered commercially reasonable.

     (d) In the sole discretion of RUS, the Cajun River Bend Interest will be transferred under one of the two options or subparagraph (f) set forth below.

         In connection with such transfers, Cajun will satisfy the obligation to fund the Trust Fund required by paragraph l(a) and GSU will make available to all prospective purchasers records, personnel and facilities such that prospective purchasers can conduct an appropriate due diligence evaluation before making their bid. GSU may subject the examination of personnel, records and facilities to reasonable confidentiality and business requirements. RUS shall have substantial flexibility in exercising its discretion to arrange for the transfer of the Cajun River Bend Interest. In furtherance of that end, RUS's flexibility shall include, but shall not be limited to, negotiating with and selecting a prospective purchaser, being permitted to establish a reserve price which must be met before consummating a sale at auction, not being required to accept the highest bid received at an auction and taking title to the Cajun River Bend Interest itself for subsequent reconveyance.

         Option 1

         The Cajun River Bend Interest and Cajun's interest in River Bend fuel and spare parts will be sold, with net proceeds remitted to RUS. The purchaser will become obligated to fully comply with the Cajun NRC license requirements, all other applicable laws and regulations and the provisions of the River Bend JOPOA, as amended in the respects described in Exhibit No. 1, commencing with the date of the transfer of the Cajun River Bend Interest. The Big Cajun No. 2, Coal Unit #3 JOPOA will also be similarly amended, as may be required. All of Cajun's interest and obligations under the River Bend JOPOA, the NRC license and any recorded documents of transfer between GSU and Cajun relating to River Bend will be canceled and terminated as to Cajun and, subject to the provisions in this paragraph, will be assumed by the purchaser. As used herein, the obligations under the River Bend JOPOA for which a successor shall be obligated shall be limited to obligations for operations commencing with the c1osing of the Settlement and for fuel and spare parts purchased only after the closing of the Settlement and shall not include unfulfilled or unpaid obligations which Cajun incurred while it was still the owner. GSU may elect to become a bidder if RUS elects to conduct an auction under this option.

         Option 2

         The Cajun River Bend Interest and Cajun's interest in River Bend fuel and spare parts will be transferred to RUS which will become obligated to fully comply with the Cajun NRC license requirements, all other applicable laws and regulations and the provisions of the River Bend JOPOA, as amended in the respects described in Exhibit No. 1, commencing with the date of its succession to the Cajun River Bend Interest. The Big Cajun No. 2, Coal Unit #3 JOPOA will also be similarly amended, as may be required. All of Cajun's interest and obligations under the River Bend JOPOA, the NRC license and any recorded domments of transfer between GSU and Cajun relating to River Bend will be canceled and terminated as to Cajun and will be assumed by RUS. As used herein, the obligations under the River Bend JOPOA for which RUS shall be obligated shall be limited to obligations for operations commencing with the closing of the Settlement and for fuel and spare parts purchased only after the closing of the Settlement and shall not include unfulfilled or unpaid obligations which Cajun incurred while it was still the owner.

     (e) RUS will receive from GSU and Cajun Cajun's share of all cash payments resulting from the litigation presently being conducted against General Electric in connection with claims alleging River Bend design defects. Cajun's share of all payments in kind and other non-cash consideration received or promised as a result of the litigation will be payable to the owner of the Cajun river Bend Interest at the time such payments in kind or other non-cash consideration become due.

         The same allocation shall be made between RUS and a transferee of the Cajun River Bend Interest of refunds or other benefit related to the payment by Cajun to the U.S. Government to fund the decontaminating and decommissioning of DOE's uranium enrichment facilities.

     (f) In the event that no offer is accepted by RUS under Option 1 above and in the further event that RUS elects not to become the transferee of the Cajun River Bend Interest, together with Cajun's interest in River

         Bend fuel and spare parts, will be transferred to GSU with no payment by GSU to Cajun's estate or to RUS.

2.   Transmission and Certain Other Issues

     (a) Pursuant to existing FERC decisions, the claim due GSU for past transmission services under the CTOC credits and QTF Dockets amounts to $55,000,000 (the "Liquidated Transmission Debt"). The Liquidated Transmission Debt consists of S32,000,000 due under the QTF Docket and $23,000,000 due under the CTOC Credits Docket. GSU waives its right to collect the Liquidated Transmission Debt from Cajun.

     (b) Cajun or Cajun's transferee or transferees of its generation assets will receive transmission services under Entergy's Network Service Tariff Entergy's Transmission Service Tariff as of the later of (i) twelve months from the date of the Settlement or (ii) the date of the closing of the Settlement. Neither GSU nor Entergy will oppose the entitlement of Cajun or such transferee to service thereunder or its effectiveness at such date.

     (c) All previous transmission agreements existing between Cajun and Entergy, GSU, LP&L or MP&L will terminated upon the commencement of services described in paragraph 2(b) hereinabove. Cajun will use its best efforts to obtain agreement from its distribution co-ops to be bound by the terms and provisions of Entergy's Network Service Tariff, during the time they receive service over facilities to which such tariff is applicable.

     (d) Cajun or its transferee under a plan of reorganization will retain ownership of its BC1 and BC2 Switchyards and its Through Bus facilities. Cajun will transfer to GSU its ownership of each of Transmission lines 745 and 746 (provided that Entergy's Network Service tariff and its Transmission Service tarff, under which Cajun receives service under subparagraph 2(b) above, make the continued ownership of the Transmission line or lines by Cajun or by the transferee of its generating assets unnecessary for Cajun or its transferee's provision of current or future services by reason of the benefits provided under the new tariffs), as of the later of (i) twelve months from the date of the Settlement or (ii) the date of the closing of the Settlement. Unleae Transmission lines 745 and 746 are not transferred to GSU as set forth herein, Cajun will pay RUS an amount equal to the amount by which NRG Energy, Inc. and Zeigler Coal Holding Company reduce the amount of their bid for the purchase of

         Cajun's assets as a result of the transfer of Transmission lines 745 and 746 pursuant to the Settlement and RUS will release its liens on Transmission lines 745 and 746 upon such payment by Cajun.

3.  Settlement of all Claims and Disputes

    (a) Any and all claims of any nature or kind, whether or not now pending in Court, whether known or unknown, whether founded in law, equity or otherwise, whether or not already asserted for any and all acts or omissions between Cajun and GSU or Entergy, and between RUS and GSU or Entergy, will be dismissed with prejudice and released and satisfied in full, including, but not limited to, all claims for the River Bend litigation, the fraud and breach of contract case, the antitrust case, the nullity case and the service water litigation, and any claims of equitable subordination of RUS's rights, all pending cases before any regulatory agency or on appeal from any regulatory agency (such as the transmission cases before FERC, the merger appeals before FERC, the SEC and NRC and any and all other matters pending before any regulatory agency) and any and all other claims or disputes between the parties of any nature whatsoever, whether or not in litigation. (The foregoing does not include resolution of claims of RUS against Cajun that are not specifically identified as resolved in this paragraph.) Judgment will be rendered in favor of RUS in GSU's adversary proceeding asserting claims of equitable subordination of RUS's rights. Any and all claims Cajun may have against RUS for equitable subordination, whether known or unknown, will be released. Cajun will use its best efforts to obtain a waiver of all claims held by its members against GSU or Entergy under the nullity case, and against RUS.

    (b) The preliminary injunction issued by the U.S. District Court in the service water litigation between GSU and Cajun shall continue in full force and effect until the closing of the Settlement and upon such date, all funds paid and to be paid into the Registry of the Court pursuant to said injunction shall be paid over to GSU, together with all interest earned thereon.

4.  Approvals

    The Settlement is subject to the approval of (1) all regulatory agencies having jurisdiction over the subject matter; (2) the bankruptcy court; (3) the Entergy Board of Directors; (4) the United States of America on behalf of RUS.

    The parties intend to give effect to an to close the Settlement irrespective of the confirmation or lack of Confirmation of a plan of reorganization of

    Cajun. The parties will use their best efforts promptly to obtain all required approvals and to close the Settlement. The structure of the Settlement may be modified based upon tax or regulatory advice received by a party provided the modification does not adversely affect another party.

    The Settlement shall close no later than June 1, 1997, unless the parties otherwise agree.


This Settlement is dated as of May 1, 1996.

Seen and Agreed this 9th day of May, 1996


Ralph R. Mabey
Cajun Electric Power Cooperative, Inc.
through its Chapter ll Trustee,
Ralph R. Mabey


Seen and Agreed this 26th day of April, 1996


Michael G. Thompson
Entergy Corporation and Gulf States Utilities by Michael G. Thompson
Senior Vice President & General Counsel


Recommended for Adoption by Rural Utilities Senice this 2nd day of May, 1996.


Larry A. Belluzzo
Program Advisor

                                 EXHIBIT NO. 1

                   RIVER BEND JOPOA - AMENDMENT CONSIDERATIONS

New owner(s) of River Bend may wish to amend the JOPOA as follows:


a.   Section 1.6 ADMINISTRATIVE GENERAL CHARGES

     Section 1.6 should be revised to specifically spell out defintion and method of calculating GSU's A&G "add ons."

b.   Section 4.2 GSU ACCEPTS APPOINTMENT OF AGENT

     Needs a mutual agreeable definition of "Good Utility Practice."

c.   Section 6.5 "DAMAGE OR DESTRUCTION"

     Needs better definition as to a minority owner's right NOT to take part in any major capital addition whether it is part of a replacement of damaged equipment or expansion of capacity.

d.   Section 8.5.1. METHOD OF BILLING AND PAYMENT

     The current section has been mofidied by mutual agreement as follows:

     1. The right to include a contingency amount to the estimated bill has been dropped.

     2. The current estimated monthly bill with a two month true up. Both sides have agreed to use prime rate for interest either charged or credited. These changes should be carried to a new owner.

c.   ARTICLE 10 - DEFAULT:  DEFAULTING

     Party should have input in advance as to where the power is being sold and the price for the power being sold. Also the power should be able to be sold for a 6 to 9 month period. Current sale period is 90 days which can limit value received.

     A non-defaulting party which pays a defaulting party's costs should have protection.

f.   BUDGET REVIEW AND INPUT - The Current JOPOA

     Does not contain any language on budget formulation or forecasts. We suggest a new section calling for the owners to jointly review the budget formation process and forecast process. This would prevent misunderstanding over the plant's needs.

     Provide minority owner with adequate and reasonable safeguards against excessive expenditures.

     Parties should have access to additional information on fuel and transportation costs.

                                  March _ 1998

                      PRIVILEGED SETTLEMENT NEGOTIATIONS

Mr. Larry A. Belluzzo                                                 VIA FAX
Rural Utilities Service - USDA
14th and Independence S. W.
Room 4031- S
Washington, D.C. 20250



Re:  Cajun Electric Power Cooperative, Inc. ("Cajun")

Dear Mr. Belluzzo:

     When executed by the Rural Utilities Service ("RUS") in the space provided below, this letter shall evidence the agreement between Southwestern Electric Power Company ("SWEPCO") and the RUS with respect to the treatment of the claim of the RUS under the Plan of Reorganization filed by SWEPCO and the Committee of Certain Members of Cajun Electric Power Cooperative, Inc. ("Cajun") as modified (the "Joint Plan").

     Negotiations between SWEPCO and the RUS have now progressed to a stage where the RUS has reached an agreement with SWEPCO on the terms on which the RUS will withdraw iti objection to the Joint Plan, vote for the Joint Plan, and the RUS and SWEPCO will take certain other affirmative actions regarding the Joint Plan all as more particularly set forth herein.

     Now therefore, for and in consideration of the mutual benefits received by the RUS and SWEPCO, the RUS and SWEPCO agree as follows:

1. SWEPCO shall increase the "Purchase Price" under its Asset Purchase Agreement to Nine Hundred Thirty-three Million Five Hundred Thousand and No/100 ($933,500,000) cash, subject to adjustments as provided in Section 2.3 and 2.4 of the Asset Purchase Agreement. There will be no reduction in purchase price if SWEPCO fails to sign the three cooperatives that have not yet agreed to sign power supply agreements with SWEPCO.

2. SWEPCO shall amend the Asset Purchase Agreement to pay to Cajun, as additional purchase price, an amount not to exceed $7 million, equal to the allowed amount of usecured claims (not administrative or priority claims) described and listed in paragraph I.B.2.a of SWEPCO'S Supplemental Disclosure Statement, dated November 12, 1996. These funds will be the first funds paid by the estate to the RUS on its secured claim. On the Effective Date, the estate will place these funds in a separate account for distribution to the RUS, solely

Mr. Larry A. Belluzzo
Page 2
March _, 1998


for the use of the RUS as set forth herein. On the Effective Date, the RUS will, outside the Joint Plan, use the additional purchase price funds to pay, on or before the fourteenth day after confirmation of the Joint Plan, the allowed, unsecured claims (not administrative or priority claims) described in paragraph I.B.2.a of SWEPCO'S Supplemental Disclosure Statement. Upon such payment the claims, and any obligations of SWEPCO to purchase them, shall be satisfied and extinguished without further distribution from the estate.

3. SWEPCO shall amend the definition of "Excluded Assets" and SUBSECTION 3.11 of its Asset Purchase Agreement such that Cobank Class E Stock and patronage dividends will be Excluded Assets and will be treated on a similar basis as the Enron and Trustee Asset Purchase Agreements.

4. SWEPCO shall eliminate any condition in its Asset Purchase Agreement to SWEPCO'S closing due to the failure of SWEPCO to obtain acceptable fuel transportation contracts.

5. SWEPCO'S performance of its obligations hereunder and under the Asset Purchase Agreement will be subject to all the existing rights and satisfaction of all other conditions precedent in the Joint Plan and the Asset Purchase Agreement as well as the following:

     (a) All nine (9) of the Louisiana electric distribution cooperatives that constitute the members of Cajun (including CLECO, the successor to Teche) that have signed term agreements, continue to agree to enter into new twenty-five year contracts with SWEPCO or a SWEPCO affiliate on terms and conditions mutually acceptable to SWEPCO and such members;

6. The Joint Plan shall be conditioned on approval of the Amended and Restated Settlement Agreement. However, in the event that the Trustee's Plan of Reorganization, which is presently conditioned on a similar settlement agreement by the RUS with the Trustee, is amended such that the Trustee's Plan is not conditioned on approval of the Trustee's settlement agreement with the RUS, then the Joint Plan maybe similarly amended to eliminate the condition of approval of the Amended and Restated Settlement Agreement.

7. SWEPCO agrees, either through the Amended and Restated Settlement Agreement filed by SWEPCO and the RUS or by amendments to the Joint plan, to provide for the treatment of the RUS's claim as secured by all the assets upon which the RUS claims a lien. The RUS and SWEPCO shall modify the Amended and Restated Settlement Agreement to allow a fund of $20.24 million from the purchase price, plus any recoveries from avoidance actions, to be available to unsecured creditors other than the RUS; and any surplus to be returned to the RUS on its

Mr, Larry A. Belluzzo
Page 3
March _, 1998

unsecured claim. The Trustee shall be limited to the amount of $150,000 from the Purchase Price, for fees and expenses incurred in pursuing avoidance actions.

8. The RUS shall use its best efforts to obtain Bankruptcy Court approval (and appellate approvals) of the Amended and Restated Settlement Agreement, including but not limited to providing necessary witnesses and documents, and assisting in the prosecution of the case seeking approval of the Amended and Restated Settlement Agreement.

9. The Amended and Restated Settlement Agreement will include a provision that will allow the parties by mutual agreement thereto to further amend the agreement in the event a modification is necessary to cure any impediments to approval of the settlement or confirmation of the Joint Plan announced or ruled upon by the Bankruptcy Court.

10. The RUS will use its best efforts to encourage the Trustee to support the Amended and Restated Settlement Agreement.

11. The RUS shall use its best efforts to contact the general manager of those three cooperatives who have not yet agreed to sign power supply agreements with SWEPCO, and encourage them to negotiate power supply agreements with SWEPCO.

12. Since the RUS is consenting to the entry by the Members to power supply agreements with SWEPCO under the Joint Plan on the Effective Date of the Joint Plan, SWEPCO shall withdraw its opposition to the relief sought by the RUS in Adversary 1066 pertaining to the requirement of RUS consent. However, nothing herein precludes or waives the right of SWEPCO to assert any and all defenses in Adversary 1066 to causes of action pertaining to the requirement of Cajun's (or the Trustee's) consent to the entry into power supply agreements by the Members.

13. On or before March 23, 1998, the RUS will file a Motion with the Bankruptcy Court seeking to change its vote on the Joint Plan from a rejection to an acceptance of the Joint Plan, and on approval will so change their vote.

14. On or before March 23, 1998, the RUS will withdraw all of its objections to the Joint Plan, and will modify its appeal presently before Federal District Judge Polozola to dismiss any relief seeking to disqualify the Joint Plan. The RUS will not object to or vote against the Joint Plan in the future solely because of any increase in purchase price or other consideration paid by any other plan.

Mr. Larry A. Belluzzo
Page 4
March _, 1998

15. On or before March 23, 1998, or as soon thereafter as possible, the RUS will announce to the Bankruptcy Court that it supports the Joint Plan, will vote to accept the Joint Plan, and will withdraw all objections to the Joint Plan.

16. The RUS will not take any action that directly or indirectly hinders, impedes or delays confirmation of the Joint Plan. The RUS may however vote for other plans of reorganization, and state a preference for other plans of reorganization.

17. The RUS will not express a preference for any other plan, unless such plan provides more than $10 million in net value to the RUS according to RUS calculations (as opposed to gross purchase price), than does the Joint Plan.

18. One business day after the RUS files its Motion to Change its Vote, and its withdrawal of objections to the Joint Plan, SWEPCO will withdraw any opposition to the relief sought by the Trustee and the RUS in adversary 1073 pertaining to the interest escrow fund.

19. Upon execution of this letter agreement by both parties hereto, the terms and conditions hereof shall constitute the binding obligations of each and may not be amended or modified except in writing executed by each. Both parties agree to proceed with their respective obligations hereunder in good faith and in reliance upon the agreed to terms and conditions hereof.

     This offer shall expire unless accepted in writing and delivered to SWEPCO on or before noon central time on March 17, 1998.


                                        Very truly yours,

                                        Southwestern Electric Power Company


                                        By:
                                        Name:
                                        Title:

AGREED:

Rural Utilities Service

Mr. Law A. Belluzzo
Page 5
March _, 1998

By:
  Larry A. Belluzzo

                    AMENDED AND RESTATED SETTLEMENT AGREEMENT


        Southwestern Electric Power Company ("SWEPCO"), the Committee of Certain Members of Cajun Electric ("Committee") Claiborne Electric Cooperative Inc. ("Claiborne") and the Rural Utilities Service of the United States Department of Agriculture ("RUS") have previously entered an Amended Settlement Agreement dated October 31, 1997. This agreement amends, supersedes and restates such settlement agreement.

        WHEREAS, SWEPCO and the Committee assert that the Cajun bankruptcy estate holds a number of potential lien avoidance actions against RUS whereby RUS's lien would be avoided on certain assets of Cajun and would otherwise reduce the amount of the RUS allowed secured claim; and

        WHEREAS, RUS denies that any of its liens on Cajun's assets could be avoided by Cajun's estate; and

        WHEREAS, RUS asserts claims against Cajun totaling in excess of $4.1 billion and asserts unsecured deficiency claims likely totaling in excess of $3 billion; and

        WHEREAS, RUS's unsecured deficiency claims against Cajun represent most of Cajun's unsecured debt such that any avoidance of liens by the Cajun estate for the benefit of unsecured creditors will in large part be for the benefit of RUS as a general unsecured creditor; and

        WHEREAS, the Trustee and RUS have entered into a settlement agreement that deals with the settlement of the estate's avoidance actions against the RUS's liens; and

        WHEREAS, SWEPCO, Claiborne and the Committee have indicated an intention to object to such settlement agreement; and

        WHEREAS, SWEPCO has filed a plan along with the Committee whereby SWEPCO proposes to purchase the assets of the Cajun estate for up to $940.5 million; and

        WHEREAS, the RUS has filed an objection to the Joint Plan alleging, among other things, that SWEPCO may not use alleged cash collateral under the Joint Plan without the RUS's consent; and

        WHEREAS, the RUS, SWEPCO, Claiborne and the Committee desire to avoid litigation over potential lien avoidance actions and cash collateral disputes and the cost thereof; and

        WHEREAS, in consideration of the mutual promises, conditions and covenants contained herein, the RUS, SWEPCO, Claiborne and the Committee desire to settle the disputes among them pertaining to the perfection of the liens of the RUS and the ability of SWEPCO to use cash collateral under the Joint Plan;

        NOW, THEREFORE, the RUS, SWEPCO, Claiborne and the Committee agree to the terms and provisions set forth below:

        1. DEFINITIONS. As used in this Agreement, the following defined terms shall have the following meanings:

     "Agreement" means this Settlement Agreement.

     "Approval Order" means the Order of the Court approving each of paragraphs 4 and 7 of this Agreement.

     "Cajun" means Cajun Electric Power Cooperative, Inc.

     "Court" means the United States Bankruptcy Court for the Middle District of Louisiana or the United States District Court for the Middle District of Louisiana, as appropriate.

     "Joint Plan" shall mean the Joint Plan of Reorganization filed by SWEPCO, the Committee and by Entergy Gulf States, Inc. as amended, modified or supplemented.

     "RUS" means the Rural Utilities Service of the United States Department of Agriculture.

     "Settlement Amount" means $20.24 million to be provided for the benefit of unsecured creditors from the purchase price under the Joint Plan, plus any funds constituting recoveries from avoidance actions by the estate.

     "Trustee" means Ralph R. Mabey or his successor as Chapter 11 Trustee of Cajun Electric Power Cooperative, Inc.

        2. RUS SETTLEMENT WITH THE TRUSTEE. SWEPCO, Claiborne and the Committee agree not to file objections to the Motion by Ralph R. Mabey, Chapter 11 Trustee Seeking Order Approving Settlement between the Trustee and the Rural Utilities Service pursuant to Federal Rule of Bankruptcy Procedure 9019 filed on November 26, 1996.

        3. PERFECTION OF RUS' LIENS. SWEPCO, Claiborne and the Committee agree not to file, and to withdraw if already filed, any objections to the perfection of the liens asserted by the RUS.

        4. ALLOWED SECURED CLAIM. The RUS shall be deemed under the Joint Plan, without taking further steps, to have as against Cajun and its estate, a fully perfected security interest in all Cajun assets and proceeds thereof as to which it is a party to a security agreement, mortgage or pledge (subject only to any other prior interest held by a third-party not involving a claim of Cajun or its estate).

        5. RATE ESCROW FUND. The Rate Escrow Fund (held by Cajun and currently in the amount of approximately $42 million and growing) shall be deemed property of the estate, subject to any final non-appealable orders of any court of competent jurisdiction.

        6. RUS CONSENT TO USE OF CASH COLLATERAL. The RUS consents to the use of cash collateral under the Joint Plan for payment of administrative and priority expenses through the Effective Date of the Joint Plan, or any other plan proposed by the Committee or SWEPCO which provides equivalent value to the RUS.

        7. TRANSFER OF FUNDS FOR THE BENEFIT OF UNSECURED CREDITORS. The RUS consents to the transfer on the Effective Date of the Joint Plan, from the proceeds of the sale of assets securing RUS's claims, $20.24 million to unsecured creditors in Classes 6 (a) and (b) under the Joint Plan. The RUS agrees that, as to the Settlement Amount, RUS shall not be entitled to receive any distributions on account of any of its claims whether secured, unsecured, or administrative in nature. If, after payment in full of allowed unsecured claims under the Joint Plan (other than the deficiency claim of the RUS), funds remain from the liquidation of assets and from successful avoidance actions, the RUS, as the sole remaining holder of a general unsecured claim, will receive such remaining funds.

        8. WITHDRAWAL OF OBJECTIONS TO JOINT PLAN. The RUS shall withdraw all objections to the Joint Plan, including those based on the use of cash or cash collateral to pay administrative or priority expenses without RUS consent.

        9.     CONDITIONS.

               (a) Paragraphs 4 and 7 become effective only after the occurrence of the following conditions: (i) the Approval Order being entered by the Court,
(ii) confirmation of the Joint Plan by the Court and (iii) the Joint Plan becoming effective.
               (b) All paragraphs other than 4 and 7 of this Agreement shall become effective upon execution, and shall remain effective irrespective of whether the Court approves paragraphs 4 and 7.

        10. REPRESENTATION AND WARRANTY OF SWEPCO, CLAIBORNE AND THE COMMITTEE. SWEPCO, Claiborne and the Committee represent and warrant as of the date this Agreement is executed that they have all the requisite power and authority to execute and deliver this Agreement and the other documents necessary to consummate this Agreement and to perform their obligations hereunder and thereunder.

        11. REPRESENTATION AND WARRANTY OF RUS. RUS represents and warrants as of the date this Agreement is executed that it has all requisite power and authority to execute and deliver this Agreement and any other documents necessary to consummate this Agreement and perform its obligations hereunder and thereunder.

        12.    TERMINATION.

               (a) The obligations of the parties under paragraphs 4 and 7 shall terminate and be of no further force and effect, and the parties shall be released therefrom, if any of the conditions set forth in paragraph 9 are not met.

        13.    MISCELLANEOUS.

               a. Notices. All notices, requests and other communications to parties hereunder shall be in writing and delivered by certified mail, return receipt requested, by Federal Express or by facsimile and shall be given to such parties at the following respective addresses: If to RUS: With a copy to:

Larry A. Belluzzo                         Brendan Collins
Program Advisor                           Civil Division
Financial Services Staff                  Department of Justice
Rural Utilities Service-USDA              P.O. Box 875, Ben Franklin Station
14th and Independence, S.W.               550 11th Street, N.W.
Room 4031-S                               Washington, D.C. 20044-0875
Washington, D.C. 20250

If to the SWEPCO:                         With copies to:

Tom Brice                                 Henry Kaim
Central and South West Corporation        Sheinfeld, Maley & Kay, P.C.
SWEPCO                                    3700 First City Tower
416 Travis Street                         1001 Fannin, Suite 3700
Shreveport, LA  71101                     Houston, Texas 77002

If to the Committee:                      With copies to:

Henry Locklar                             Melanie Cohen
Dixie Electric Cooperative                Altheimer & Gray
P.O. Box 15659                            10 S. Wacker Drive, Suite 4000
Baton Rouge, LA 70895                     Chicago, IL  60606-7482

                                             and

                                          John M. Sharp
                                          14481 Old Hammond Highway, Suite 2
                                          Baton Rouge, LA 70816

If to Claiborne:                          With Copies to:

Jerry Williams                            Patrick Henry
P.O. Box 719                              P.O. Box 239
Homer, LA 71040                           Homer, LA 71040

        14. BENEFIT OF AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, including without limitations any successors or assigns under the Joint Plan.

        15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement agreed to by the parties hereto relating to the subject matter hereof, and may not be amended, altered or modified, except by a writing executed by a duly authorized representative of each of the parties hereto. This Agreement shall in no event be construed or deemed to be evidence of any admission on the part of any party of any liability or wrongdoing.

        16. HEADINGS. The headings herein are inserted for convenience of reference only and shall not affect the construction or interpretation thereof.

        17. COUNTERPARTS AND MULTIPLE ORIGINALS. This Agreement may be executed in any number of counterparts, and/or originals, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

        18. GOVERNING LAW. This Agreement shall be governed and construed in accordance with Louisiana law except to the extent federal law is applicable, in which case, this Agreement shall be governed and construed in accordance with federal law.

        19. COURT JURISDICTION. The Court shall have jurisdiction to resolve all disputes concerning the interpretation and enforcement of this Agreement and any other documents executed in conjunction with this Agreement and to enforce this Agreement.

Signed and Agreed this 18th day of March, 1998.


LARRY A BELLUZZO
----------------------------------------------
Rural Utilities Service of the United States
Department of Agriculture
by Larry A. Belluzzo, Program Advisor


MICHAEL D. SMITH
----------------------------------------------
Southwestern Electric Power Company


JOHN M. SHARP
----------------------------------------------
Committee of Certain Members of Cajun Electric


PATRICK HENRY
----------------------------------------------
Claiborne Electric Cooperative Inc.

                                 March 18, 1998


                       PRIVILEGED SETTLEMENT NEGOTIATIONS

Mr. Larry A. Belluzzo                                            VIA FAX
Rural Utilities Service - USDA
14th and Independence S.W.
Room 4031 - S
Washington, D.C. 20250

     Re:  Cajun Electric Power Cooperative, Inc. ("Cajun")

Dear Mr. Belluzzo:

     When executed by the Rural Utilities Service ("RUS") in the space provided below, this letter shall evidence the agreement between Southwestern Electric Power Company ("SWEPCO") and the RUS with respect to the treatment of the claim of the RUS under the Plan of Reorganization filed by SWEPCO and the Committee of Certain Members of Cajun Electric Power Cooperative, Inc. ("Cajun") as modified (the "Joint Plan").

     Negotiations between SWEPCO and the RUS have now progressed to a stage where the RUS has reached an agreement with SWEPCO on the terms on which the RUS will withdraw its objection to the Joint Plan, vote for the Joint Plan, and the RUS and SWEPCO will take certain other affirmative actions regarding the Joint Plan all as more particularly set forth herein.

     Now therefore, for and in consideration of the mutual benefits received by the RUS and SWEPCO, the RUS and SWEPCO agree as follows:

1. SWEPCO shall increase the "Purchase Price" under its Asset Purchase Agreement to Nine Hundred Thirty-three Million Five Hundred Thousand and No/100 ($933,500,000) cash, subject to adjustments as provided in Section 2.3 and 2.4 of the Asset Purchase Agreement. There will be no reduction in purchase price if SWEPCO fails to sign the three cooperatives that have not yet agreed to sign power supply agreements with SWEPCO.

2. SWEPCO shall amend the Asset Purchase Agreement to pay to Cajun, as additional purchase price, an amount not to exceed $7 million, equal to the allowed amount of unsecured claims (not administrative or priority claims) described and listed in paragraph I.B.2.a of SWEPCO's Supplemental Disclosure Statement, dated November 12, 1996. These funds will be the first funds paid by th estate to the RUS on its secured claim. On the Effective Date, the estate will place these funds in a separate account for distribution to the RUS, solely for the use of the RUS as set forth herein. On the Effective Date, the RUS will, outside the Joint Plan, use the additional purchase price funds to pay, on or before the fourteenth day after confirmation of the Joint Plan, the allowed, unsecured claims (not administrative or priority claims) described in paragraph I.B.2.a of SWEPCO's Supplemental Disclosure Statement. Upon such payment the claims, and any obligations of SWEPCO to purchase them, shall be satisfied and extinguished without further distribution from the estate.

3. SWEPCO shall amend the definition of "Excluded Assets" and Section 3.11 of its Asset Purchase Agreement such that Cobank Class E Stock and patronage dividends will be Excluded Assets and will be treated on a similar basis as the Enron and Trustee Asset Purchase Agreements.

4. SWEPCO shall eliminate any condition in its Asset Purchase Agreement to SWEPCO's closing due to the failure of SWEPCO to obtain acceptable fuel transportation contracts.

5. SWEPCO's performance of its obligations hereunder and under the Asset Purchase Agreement will be subject to all the existing rights and satisfaction of all other conditions precedent in the Joint Plan and the Asset Purchase Agreement as well as the following:

     (a) All nine (9) of the Louisiana electric distribution cooperatives that constitute the members of Cajun (including CLECO, the successor to Teche) that have signed term agreements, continue to agree to enter into new twenty-five year contracts with SWEPCO or a SWEPCO affiliate on terms and conditions mutually acceptable to SWEPCO and such members;

6. The Joint Plan shall be conditioned on approval of the Amended and Restated Settlement Agreement. However, in the event that the Trustee's Plan of Reorganization, which is presently conditioned on a similar settlement agreement by the RUS with the Trustee, is amended such that the Trustee's Plan is not conditioned on approval of the Trustee's settlement agreement with the RUS, then the Joint Plan may be similarly amended to eliminate the condition of approval of the Amended and Restated Settlement Agreement.

7. SWEPCO agrees, either through the Amended and Restated Settlement Agreement filed by SWEPCO and the RUS or by amendments to the Joint plan, to provide for the treatment of the RUS's claim as secured by all the assets upon which the RUS claims a lien. The RUS and SWEPCO shall modify the Amended and Restated Settlement Agreement to allow a fund of $20.24 million from the purchase price, plus any recoveries from avoidance actions, to be available to unsecured creditors other than the RUS; and any surplus to be returned to the RUS on its unsecured claim. The Trustee shall be limited to the amount of $150,000 from the Purchase Price, for fees and expenses incurred in pursuing avoidance actions.

8. The RUS shall use its best efforts to obtain Bankruptcy Court approval (and appellate approvals) of the Amended and Restated Settlement Agreement, including but not limited to providing necessary witnesses and documents, and assisting in the prosecution of the case seeking approval of the Amended and Restated Settlement Agreement.

9. The Amended and Restated Settlement Agreement will include a provision that will allow the parties by mutual agreement thereto to further amend the agreement in the event a modification is necessary to cure any impediments to approval of the settlement or confirmation of the Joint Plan announced or ruled upon by the Bankruptcy Court.

10. The RUS will use its best efforts to encourage the Trustee to support the Amended and Restated Settlement Agreement.

11. The RUS shall use its best efforts to contact the general manager of those three cooperatives who have not yet agreed to sign power supply agreements with SWEPCO, and encourage them to negotiate power supply agreements with SWEPCO.

12. Since the RUS is consenting to the entry by the Members to power supply agreements with SWEPCO under the Joint Plan, on the Effectice Date of the Joint Plan, SWEPCO shall withdraw its opposition to the relief sought by the RUS in Adversary 1066 pertaining to the requirement of RUS consent. However, nothing herein precludes or waives the right of SWEPCO to assert any and all defenses in Adversary 1066 to causes of action pertaining to the requirements of Cajun's (or the Trustee's) consent to the entry into power supply agreements by the Members.

13. On or before March 25, 1998, if the Board of Directors approvals discussed in paragraph 18 have been obtained, the RUS will file a Motion with the Bankruptcy Court seeking to change its vote on the Joint Plan from a rejection to an acceptance of the Joint Plan, and on approval will so change their vote.

14. On or before March 25, 1998, if the Board of Director approvals discussed in paragraph 18 have been obtained, the RUS will withdraw all of its objections to the Joint Plan, and will modify its appeal presently before Federal District Judge Polozola, to dismiss any relief seeking to disqualify the Joint Plan. The RUS will not object to or vote against the Joint Plan in the future solely because of any increase in purchase price or other consideration paid by any other plan.

15. On or before March 25, 1998, or as soon thereafter as possible, if the Board of Director approvals discussed in paragraph 18 have been obtained, the RUS will announce to the Bankruptcy Court that it supports the Joint Plan, will vote to accept the Joint Plan, and will withdraw all objections to the Joint Plan.

16. The RUS, if the Board of Director approvals discussed in paragraph 18 have been obtained, will not take any action that directly or indirectly hinders, impedes or delays confirmation of the Joint Plan. The RUS may however vote for other plans of reorganization, and state a preference for other plans of reorganization.

17. The RUS will not express a preference for any other plan, unless such plan provides more than $10 million in net value to the RUS according to RUS calculations (as opposed to gross purchase price), than does the Joint Plan.

18. On or before March 25, SWEPCO and the Members Committee, and Claiborne will withdraw any opposition to the relief sought by the Trustee and the RUS in adversary 1073 pertaining to the interest escrow fund. Such withdrawal shall be subject to approval of the Board of Directors of each of the members of the Committee of Certain Members and Claiborne, where required, and such withdrawal shall not require SWEPCO, any member of the Members Committee nor Claiborne to violate any Order of the Bankruptcy Court, the Louisiana Public Service Commission or any other Court of competent jurisdiction which is unstayed pertaining to the interest escrow funds. Furthermore such withdrawal shall not waive rights of the ultimate consumer rate payers to the interest escrow funds, if any.

19. Upon execution of this letter agreement by both parties hereto, the terms and conditions hereof shall constitute the binding obligations of each and may not be amended or modified except in writing executed by each. Both parties agree to proceed with their respective obligations hereunder in good faith and in reliance upon the agreed to terms and conditions hereof.

     This offer shall expire unless accepted in writing and delivered to SWEPCO on or before noon central time on March 18, 1998.



                                        Very truly your,



                                        Southwestern Electric Power Company